UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

COMCAST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2006 Annual Meeting of Shareholders of Comcast Corporation

Date:	May 18, 2006

Time:	Doors open:	8:00 a.m. Eastern Time
	Meeting begins:	9:00 a.m. Eastern Time

Place:	Wachovia Complex 3601 South Broad Street Philadelphia, Pennsylvania 19148

Purposes:	• Elect directors

• Ratify the appointment of our independent auditors

• Approve our employee stock purchase plan, as amended and restated

• Approve our restricted stock plan, as amended and restated

• Approve our 2006 cash bonus plan

• Vote on five shareholder proposals

• Conduct other business if properly raised
All shareholders are cordially invited to attend the meeting. Travel directions can be found on page 54 of the attached proxy statement. At the meeting you will hear a report on our business and have a chance to meet our directors and executive officers. Our 2005 Annual Report is enclosed.
Only shareholders of record on March 10, 2006 may vote at the meeting. Attendance at the meeting is limited to shareholders and one guest.
Your vote is important. Please vote your shares promptly. To vote your shares, you can use the Internet or call the toll-free telephone number as described in the proxy statement and on your proxy card, or complete, sign, date and return your proxy card.

ARTHUR R. BLOCK
Secretary
March 24, 2006

i

PROXY STATEMENT
GENERAL INFORMATION

Who May Vote
      Holders of record of our Class A and Class B common stock at the close of business on March 10, 2006 may vote at the annual meeting. Holders of our Class A Special common stock are not entitled to vote at the meeting. This proxy statement is being sent to holders of Class A Special common stock for informational purposes only. This proxy statement and the enclosed proxy card are being mailed to our shareholders beginning on or about March 31, 2006.

How to Vote
      You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work
      Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.
      If you are a registered shareholder (meaning your name is included on the securityholder file maintained by our transfer agent, Computershare Trust Company, N.A., whether you hold your shares in book-entry through Computershare or in certificated form), you can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.investorvote.com/cmc and follow the instructions outlined on the secure Internet site.

•	By telephone: Call toll free 1-800-652-8683 and follow the instructions provided on the recorded message.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.
      If you vote via the Internet or by telephone, your vote must be received by 5:00 p.m. Eastern Time on May 17, 2006.
      If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of the director candidates, the ratification of the appointment of our independent auditors, the approval of each of our 2002 Employee Stock Purchase Plan, as amended and restated, our 2002 Restricted Stock Plan, as amended and restated, and our 2006 Cash Bonus Plan, and against the five shareholder proposals.
      If your shares are held in the name of your bank, brokerage firm or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.
      If your shares are held in the Comcast Corporation Retirement-Investment Plan, your shares will be voted as you specify on your proxy card. If you hold shares in the Comcast Corporation Retirement-Investment Plan and do not return your proxy card or do not specify how to vote your shares on your proxy card, the plan trustee will vote your shares in the same proportion on each matter as it votes shares held in this plan for which voting directions were received. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 15, 2006.

Matters to be Presented
      We are not aware of any matters to be presented other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy
      If you are a registered shareholder, you may revoke your proxy before it is voted by:

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	Notifying our Secretary in writing before the meeting at the address given on page 3 of this proxy statement; or

•	Voting in person at the meeting.
      If your shares are held in the name of your bank, brokerage firm or other nominee, you should follow the instructions received from them, or contact your broker, in order to change your vote.

Attending in Person
      Attendance at the meeting is limited to shareholders and one guest. For safety and security reasons, video and audio recording devices and other electronic devices will not be allowed in the meeting. All meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the meeting, and attendees will be subject to security inspections.
      For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting. Shareholders who do not present an admission ticket at the meeting will be admitted only upon verification of ownership.
      If your shares are held in the name of your bank, brokerage firm or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on March 10, 2006, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership, such as a recent bank or brokerage statement, to Comcast Corporation, in care of Computershare, Client Administration, 250 Royall Street, Canton, Massachusetts 02021.

Webcast of the Meeting
      We are pleased to offer an audio webcast of the annual meeting. If you choose to listen to the audio webcast, you may do so at the time of the meeting via a link on our website at www.cmcsa.com or www.cmcsk.com.

Conduct of the Meeting
      The Chairman of our Board has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Additional Information on the Annual Meeting
      If you have questions or would like more information about the annual meeting, you can contact us in any of the following ways:

•	Via the Internet: Go to our website, www.cmcsa.com or www.cmcsk.com, and click on “2006 Annual Meeting of Shareholders” to find meeting logistics, vote your proxy or access additional shareholder information.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address: Arthur R. Block Secretary Comcast Corporation 1500 Market Street Philadelphia, Pennsylvania 19102-2148

Contacting our Board
      Our Board has provided a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to a particular director, to the non-employee directors or to any other group of directors or committee of the Board, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You may also send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit committee chairman@comcast.com.

Corporate Governance
      Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates, and corporate governance policies and standards applicable to us in general. In addition, we have a code of ethics and business conduct that applies to all our employees, including our executive officers and directors. Both the code and the guidelines are posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com. Amendments to our code will also be posted on this section of our website. The charters of each of the Board’s Governance and Directors Nominating, Audit and Compensation Committees are also posted on our website. More information on our Board and its committees can be found beginning on page 10 of this proxy statement.
VOTING SECURITIES AND PRINCIPAL HOLDERS

Outstanding Shares and Voting Rights
      At the close of business on March 10, 2006, the record date, we had outstanding 1,364,085,706 shares of Class A common stock, 9,444,375 shares of Class B common stock and 750,133,750 shares of Class A Special common stock.
      On each matter to be voted upon, the Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.2077 votes per share and each holder of Class B common stock is entitled to 15 votes per share. Holders of Class A Special common stock are not entitled to vote at the meeting.
      In order to carry on the business of the annual meeting, we must have a quorum. This means that for each matter presented, shareholders entitled to cast a majority of the votes that shareholders are entitled to cast on that matter must be represented at the meeting, either in person or by proxy. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement.
      The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Shares represented at the meeting by a proxy reflecting abstentions or broker non-votes will count for quorum purposes if the shareholder has authorized a vote on any substantive matter; such shares will not count for voting purposes on those matters on which there was an abstention or non-vote. Broker non-votes occur on a matter when a bank, brokerage firm or other nominee is not permitted to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may not vote your shares on the adoption of our 2002 Employee Stock Purchase Plan, as amended and restated (Proposal 3), our 2002 Restricted Stock Plan, as amended and restated (Proposal 4), our 2006 Cash Bonus Plan (Proposal 5) and the five shareholder proposals.
      Mr. Brian L. Roberts, our Chairman and CEO, beneficially owns all of the outstanding Class B common stock and has indicated that he will vote all of these shares in favor of the director candidates, the ratification of the appointment of our independent auditors, the approval of each of our 2002 Employee Stock Purchase Plan, as amended and restated, our 2002 Restricted Stock Plan, as amended and restated, and our 2006 Cash Bonus Plan, and against the five shareholder proposals.

Principal Shareholders
      This table sets forth information as of February 28, 2006 about persons we know to beneficially own more than five percent of any class of our voting common stock.

		Amount Beneficially		Percent of
Title of Voting Class	Name and Address of Beneficial Owner	Owned		Class

Class A common stock	Dodge & Cox	102,042,397	(1)	7.5%
	555 California Street, 40th Floor
	San Francisco, CA 94104

	Microsoft Corporation	100,623,717	(2)	7.4%
	One Microsoft Way
	Redmond, WA 98053

	Barclays plc	98,815,985	(3)	7.25%
	54 Lombard Street
	London, England EC3P 3AH

Class B common stock	Brian L. Roberts	9,444,375	(4)	100%
	1500 Market Street
	Philadelphia, PA 19102-2148

(1)	This information is based upon a filing with the Securities and Exchange Commission dated February 3, 2006 made by Dodge & Cox setting forth information as of December 31, 2005.

(2)	This information is based upon a filing with the Securities and Exchange Commission dated November 25, 2002 made by Microsoft setting forth information as of November 18, 2002.

(3)	This information is based upon a filing with the Securities and Exchange Commission dated January 31, 2006 made by Barclays setting forth information as of December 31, 2005. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited.

(4)	Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3 % of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable pursuant to the terms of our Articles of Incorporation. Under our Articles of Incorporation, each share of Class B common stock is convertible, at the shareholder’s option, into one share of Class A common stock or Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock, see footnote (13) under “Security Ownership of Directors and Executive Officers” below.

Security Ownership of Directors and Executive Officers
      This table sets forth information as of February 28, 2006 about the amount of common stock beneficially owned by our current directors, the executive officers named in the Summary Compensation Table below and our directors and executive officers as a group.

	Amount Beneficially Owned(1)						Percent of Class

			Class A					Class A
Name of Beneficial Owner	Class A(2)		Special(3)		Class B		Class A(2)	Special(3)	Class B

John R. Alchin	18,603		888,910	(4)			*	*
	6,750	(5)	55,332	(5)			*	*
S. Decker Anstrom	22,500		16,000				*	*
	3,685	(5)					*
	2,773	(6)					*
Kenneth J. Bacon	30,300						*
	3,685	(5)					*
Sheldon M. Bonovitz	35,925	(7)	174,454	(8)			*	*
	3,685	(5)	38,968	(5)			*	*
Edward D. Breen	3,750						*
	3,685	(5)					*
	655	(6)					*
Julian A. Brodsky	203,207		2,298,551	(9)			*	*
			1,553,785	(5)				*
Stephen B. Burke	457,359	(10)	3,693,536	(11)			*	*
David L. Cohen	323,891		291,888				*	*
	15,000	(5)	5,000	(5)			*	*
Joseph J. Collins	77,375						*
	3,685	(5)					*
	840	(6)					*
J. Michael Cook	30,675	(12)	2,300				*	*
	3,685	(5)					*
	2,773	(6)					*
Jeffrey A. Honickman	27,000		6,760				*	*
	3,755	(5)					*
	238	(6)					*
Brian L. Roberts	726,620	(13)	15,236,720	(14)	9,444,375	(15)	*	2.0%	100% (15)
Ralph J. Roberts	457,575		5,310,792	(16)			*	*
	282,231	(5)					*
Dr. Judith Rodin	22,500						*
	3,685	(5)					*
	2,773	(6)					*
Lawrence S. Smith	21,435	(17)	588,186	(18)			*	*
			53,440	(5)				*

	Amount Beneficially Owned(1)				Percent of Class

			Class A			Class A
Name of Beneficial Owner	Class A(2)		Special(3)	Class B	Class A(2)	Special(3)	Class B

Michael I. Sovern	34,889				*
	3,685	(5)			*
All directors and executive	3,002,625		31,643,881	9,444,375	*	4.1%	100%
officers as a group	(7)(10)(12)(13)		(4)(8)(9)(11)	(15)			(15)
(18 persons)	(17)(19)(20)		(14)(16)(18)
			(19)(21)

*	Less than one percent of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934.

(2)	Includes beneficial ownership of shares of Class A common stock for which the following persons hold options exercisable on or within 60 days of February 28, 2006: Mr. Anstrom, 22,500 shares; Mr. Bacon, 22,500 shares; Mr. Bonovitz, 22,500 shares; Mr. Breen, 3,750 shares; Mr. Brodsky, 78,750 shares; Mr. Burke, 348,750 shares; Mr. Cohen, 296,250 shares; Mr. Collins, 9,375 shares; Mr. Cook, 28,088 shares; Mr. Brian L. Roberts, 671,250 shares; Mr. Ralph J. Roberts, 446,250 shares; Dr. Rodin, 22,500 shares; Mr. Sovern, 28,089 shares; and all directors and executive officers as a group, 2,152,052 shares. Also includes beneficial ownership of shares of Class A common stock underlying restricted stock units held by the following persons that vest on or within 60 days of February 28, 2006: Mr. Alchin, 16,800 shares; Mr. Burke, 13,500 shares; Mr. Cohen, 26,400 shares; Mr. Brian L. Roberts, 41,250 shares; Mr. Ralph J. Roberts, 11,325 shares; Mr. Smith, 18,900 shares; and all directors and executive officers as a group, 137,025 shares.

(3)	Includes beneficial ownership of shares of Class A Special common stock for which the following persons hold options exercisable on or within 60 days of February 28, 2006: Mr. Alchin, 653,250 shares; Mr. Anstrom, 14,400 shares; Mr. Bonovitz, 5,400 shares; Mr. Brodsky, 1,186,495 shares; Mr. Burke, 3,536,400 shares; Mr. Cohen, 278,250 shares; Mr. Brian L. Roberts, 12,343,877 shares; Mr. Ralph J. Roberts, 3,409,277 shares; Mr. Smith, 452,853 shares; and all directors and executive officers as a group, 23,262,487 shares.

(4)	Includes 29 shares of Class A Special common stock owned in our Retirement-Investment Plan.

(5)	Represents share equivalents that will be paid at a future date in cash and/or in stock at the individual’s election pursuant to an election made under our deferred compensation plans.

(6)	Represents share equivalents that will be paid at a future date in stock under our deferred compensation plans.

(7)	Includes 6,425 shares of Class A common stock owned by his wife, 104 shares held by him as trustee for a testamentary trust, as to all of which shares he disclaims beneficial ownership, and 3,877 shares owned by family partnerships.

(8)	Includes 3,050 shares of Class A Special common stock owned by his wife, 40,000 shares held by him as a trustee of grantor retained annuity trusts, 10,476 shares owned by a charitable foundation of which his wife is a trustee, as to all of which shares he disclaims beneficial ownership, and 112,528 shares owned by family partnerships.

(9)	Includes 301,433 shares of Class A Special common stock owned in two separate grantor retained annuity trusts and 345,303 shares owned in an irrevocable trust, as to which shares he disclaims beneficial ownership.

(10)	Includes 3,034 shares of Class A common stock owned in our Retirement-Investment Plan.

(11)	Includes 23,072 shares of Class A Special common stock owned in our Retirement-Investment Plan.

(12)	Includes 1,617 shares of Class A common stock owned by his wife, as to which shares he disclaims beneficial ownership.

(13)	Includes 3,515 shares of Class A common stock owned in our Retirement-Investment Plan. Also includes 1,356 shares owned by his wife, as to which shares he disclaims beneficial ownership. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by Mr. Brian L. Roberts. If Mr. Brian L. Roberts were to convert the Class B common stock that he beneficially owns into Class A common stock, Mr. Brian L. Roberts would beneficially own 10,170,995 shares of Class A common stock, representing less than 1% of the Class A common stock.

(14)	Includes 41,132 shares of Class A Special common stock owned in our Retirement-Investment Plan. Also includes 2,712 shares owned by his wife, 160 shares owned by his daughter and 115,830 shares owned by a family charitable foundation, as to all of which shares he disclaims beneficial ownership. Also includes 2,408,638 shares owned by a limited liability company of which Mr. Brian L. Roberts is the managing member, and 122,163 shares owned by certain non-grantor family trusts, but does not include shares of Class A Special common stock issuable upon conversion of Class B common stock beneficially owned by Mr. Brian L. Roberts. If Mr. Brian L. Roberts were to convert the Class B common stock that he beneficially owns into Class A Special common stock, Mr. Brian L. Roberts would beneficially own 24,681,095 shares of Class A Special common stock, representing approximately 3.2% of the Class A Special common stock.

(15)	See note (4) under “Principal Shareholders.”

(16)	Includes 185,564 shares of Class A Special common stock owned by a family partnership, the general partner of which is controlled by Mr. Ralph J. Roberts.

(17)	Includes 1,294 shares of Class A common stock owned in an individual retirement account.

(18)	Includes 10,000 shares of Class A Special common stock owned by a family charitable foundation, as to which shares he disclaims beneficial ownership.

(19)	Includes share equivalents that will be paid at a future date in cash and/or in stock at the individual’s election pursuant to an election made under our deferred compensation plans.

(20)	Includes share equivalents that will be paid at a future date in stock under our deferred compensation plans.

(21)	Includes 3,188 shares of Class A Special common stock owned by the children of an executive officer, other than those named above, as to which shares beneficial ownership is disclaimed.

Section 16(a) Beneficial Ownership Reporting Compliance
      Our directors and executive officers file reports with the Securities and Exchange Commission indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports. Based on our review of the copies of the reports, and written representations received from the reporting persons, we believe that all filings required to be made by the reporting persons of Comcast for the period January 1, 2005 through December 31, 2005 were made on a timely basis, except as follows: restricted share units with respect to shares of Class A common stock granted to Mr. Lawrence J. Salva, our Chief Accounting Officer, on April 29, 2005 were inadvertently not reported in a timely manner. This transaction was subsequently reported on a Form 4. In addition, the May 25, 2004 settlement of performance shares by Mr. C. Michael Armstrong, a former director, was inadvertently not reported in a timely manner. This transaction has also been subsequently reported on a Form 4.

PROPOSAL 1:     ELECTION OF DIRECTORS
      Our Board’s Governance and Directors Nominating Committee has recommended and nominated the director candidates named below, all of whom currently serve as our directors. All of our directors are elected for one-year terms.
      If a director nominee becomes unavailable before the annual meeting, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Governance and Directors Nominating Committee names one.
      Our Board has determined that each of our non-employee directors, other than Mr. Bonovitz, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which are posted under the “Governance” section of our website, www.cmcsa.com or www.cmcsk.com, and in accordance with applicable Nasdaq rules. Following the annual meeting, if all director nominees are elected to serve as our directors, independent directors will constitute two-thirds of our Board. In making its independence determinations, our Board considered the following relationships.

•	Mr. Anstrom is an executive officer of Landmark Communications, Inc., subsidiaries of which provide cable networks that are distributed by us. Under applicable Nasdaq rules, Mr. Anstrom qualifies as independent since the amount of programming fees we pay for such cable networks falls within Nasdaq prescribed limits. In each of 2003, 2004 and 2005 the amounts we paid to Landmark and its subsidiaries did not exceed the greater of five percent of Landmark’s consolidated gross revenues for that year or $200,000. In considering Mr. Anstrom’s independence under our corporate governance guidelines, our Board also determined that the Landmark business relationship is on customary arm’s-length terms and is not material to us. In addition, our Board determined that Mr. Anstrom has no material conflicts of interest as a result of Landmark’s businesses, and that he has no significant personal or other business relationships with us or any of our executive officers or other employees. Additional information regarding Mr. Anstrom’s relationship with us can be found under “Certain Transactions” on page 14 of this proxy statement.

•	Mr. Bonovitz is Chairman and Chief Executive Officer of Duane Morris LLP, a law firm that we had retained for legal services prior to 2003. Under applicable Nasdaq rules, Mr. Bonovitz qualifies as independent notwithstanding this past business relationship. However, our Board has determined that Mr. Bonovitz does not meet the independence definition in our corporate governance guidelines because of his personal relationships with the Roberts family.

•	Mr. Breen is Chairman of the Board and Chief Executive Officer of Tyco International Ltd., a company with which we engage in ordinary course commercial transactions. Under applicable Nasdaq rules, Mr. Breen qualifies as independent since the amount of fees we paid to Tyco and the amount of fees Tyco paid to us in respect of such commercial arrangements fall within Nasdaq prescribed limits. In each of 2003, 2004 and 2005 the amounts we paid to Tyco and the amounts Tyco paid to us did not exceed the greater of five percent of the recipient company’s consolidated gross revenues for that year or $200,000. In considering Mr. Breen’s independence under our corporate governance guidelines, our Board also determined that the Tyco business relationship is on customary arm’s-length terms and is not material to us.

      OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
      Set forth below is information about each of the nominees for director.
      Brian L. Roberts, 46, has served as a director and as our President and Chief Executive Officer since November 2002 and Chairman of the Board since May 2004. Prior to November 2002, Mr. Roberts served as a director and President of our predecessor for more than five years. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Comcast Holdings Corporation, one of our wholly owned subsidiaries, and The Bank of New York Company, Inc. and is the Chairman of the board of directors of the National Cable and Telecommunications Association.
      Ralph J. Roberts, 86, has served as a director and Chair of the Executive and Finance Committee of the Board since November 2002. Prior to November 2002, Mr. Roberts served as a director and Chairman of the Board of our predecessor for more than five years. He is the father of Mr. Brian L. Roberts.
      S. Decker Anstrom, 55, has served as a director since November 2002. Prior to November 2002, Mr. Anstrom served as a director of our predecessor since 2001. Mr. Anstrom was President and Chief Executive Officer of The Weather Channel from 1999 to 2001. In 2002, Mr. Anstrom became a director and President and Chief Operating Officer of Landmark Communications, Inc., a privately held multimedia company, the assets of which include The Weather Channel. He is currently a director of the National Cable and Telecommunications Association.
      Kenneth J. Bacon, 51, has served as a director since November 2002. Mr. Bacon has served as the Executive Vice President of Housing and Community Development at Fannie Mae since July 2005. Prior to this, he was the interim Executive Vice President of Housing and Community Development from January 2005 to July 2005 and Senior Vice President of Multifamily Investment at Fannie Mae since 2000. Mr. Bacon is currently a director of the Fannie Mae Foundation and the National Equity Fund. Mr. Bacon is a member of the Executive Leadership Council, Real Estate Roundtable and the Urban Land Institute.
      Sheldon M. Bonovitz, 68, has served as a director since November 2002. Prior to November 2002, he served as a director of our predecessor for more than five years. Mr. Bonovitz has been a partner with the law firm of Duane Morris LLP for more than five years and is currently Chairman and Chief Executive Officer of that firm. Mr. Bonovitz is also a director of eResearch Technology, Inc. In addition, he is a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation, and he serves on the Board of Trustees of The Curtis Institute of Music and the Philadelphia Museum of Art. Mr. Bonovitz is married to a first cousin of Mr. Brian L. Roberts.
      Edward D. Breen, 50, has served as a director since June 2005. Mr. Breen has been Chairman and Chief Executive Officer of Tyco International Ltd. since July 2002. From January 2002 to July 2002 Mr. Breen was President and Chief Operating Officer of Motorola, Inc., from January 2001 to January 2002 he was Executive Vice President and President of Motorola’s Networks Sector, and from January 2000 to January 2001 he was Executive Vice President and President of Motorola’s Broadband Communications Sector. Mr. Breen is a director of Tyco International Ltd.
      Julian A. Brodsky, 72, has served as a director since November 2002. From November 2002 to April 2004 he served as our Vice Chairman and since May 2004 he has served as our non-executive Vice Chairman. Prior to November 2002, he served as a director and Vice Chairman of our predecessor for more than five years. In addition, he is a director of Amdocs Limited and RBB Fund, Inc.
      Joseph J. Collins, 61, has served as a director since October 2004. Mr. Collins currently serves as the Chairman of Aegis, LLC. He had been Chairman and Chief Executive Officer of AOL Time Warner Interactive Video from August 2001 until December 2003. From 1989 to August 2001, Mr. Collins served as Chairman and Chief Executive Officer of Time Warner Cable.

      J. Michael Cook, 63, has served as a director since November 2002. From 2001 until 2002, Mr. Cook served as a director of AT&T Corp. Mr. Cook is a director of Eli Lilly and Company, International Flavors & Fragrances, Inc. and The Dow Chemical Company. Mr. Cook is also a member of the Advisory Board of the Securities Regulation Institute, Chairman Emeritus of the Board of Catalyst, Chairman of the Accountability Advisory Panel to the Comptroller General of the United States, a member of the Advisory Council of the Public Company Accounting Oversight Board (PCAOB) and a member of the Advisory Board of the Graduate School of the University of Florida.
      Jeffrey A. Honickman, 49, has served as a director since December 2005. He has been the Chief Executive Officer of Pepsi-Cola and National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York and Canada Dry Bottling Companies from New York to Virginia, for more than five years. He currently serves on the Board of Directors of the Cadbury Schweppes Americas Beverages Bottlers Association and the Pepsi-Cola Bottlers Association, where he served as Chairman from 1999 to 2001. Mr. Honickman is currently Chairman of the Board of Trustees of Germantown Academy, and also serves on the Board of Governors of St. Joseph’s University Academy of Food Marketing, the Board of Trustees of the National Museum of American Jewish History and the Dean’s Advisory Council of the Drexel University College of Business and Administration.
      Dr. Judith Rodin, 61, has served as a director since November 2002. She is President of the Rockefeller Foundation. Dr. Rodin had previously been President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the University of Pennsylvania, from 1994 until 2004. She is currently a director of Aetna, Inc., AMR Corporation, Citigroup and Electronic Data Systems Corporation, and also serves as a trustee of 43 of the mutual funds managed by The BlackRock Funds.
      Michael I. Sovern, 74, has served as a director since November 2002. Prior to November 2002, he served as a director of AT&T Corp. for more than five years. Mr. Sovern is Chairman of Sotheby’s Holdings, Inc. He is President Emeritus and Chancellor Kent Professor of Law at Columbia University, where he served as President for more than five years. He is President and a director of The Shubert Foundation and a director of The Shubert Organization. He is currently a director of Sequa Corp. and Sotheby’s Holdings, Inc. Mr. Sovern is also Chairman of the Japan Society and Chairman of the American Academy in Rome.
About our Board and its Committees

The Board	We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2005, there were eight meetings of our Board and a total of 26 committee meetings. Each director attended more than 75% of the aggregate of all Board and committee meetings on which he or she served. Our independent directors have the opportunity to meet in an executive session following each regularly scheduled Board meeting. During 2005, our independent directors held three executive sessions in which only the independent directors participated. Following the annual meeting, if all director nominees are elected to serve as our directors, we will have eight independent directors. As described in greater detail below, we also have a Presiding Director, currently Dr. Rodin, who presides at the executive sessions that our independent directors hold. We encourage our directors to attend the annual meeting of shareholders. Each of our directors attended the 2005 annual meeting.

Presiding Director	In accordance with our corporate governance guidelines, our Board has a Presiding Director position, which is currently filled by Dr. Rodin. The Presiding Director:

•	presides over executive sessions of our independent directors;
•	discusses with our independent directors the need for an executive session prior to each regularly scheduled Board meeting, as well as the agenda items for any such meeting (including those of interest to our independent directors);
•	communicates periodically with our independent directors, following discussions with management and otherwise, on topics of importance to our independent directors;
•	reviews and approves the process for the annual self-assessment of our directors and our Board as a whole; and
•	organizes and delivers the annual Board evaluation of the performance of our Chief Executive Officer.

The role of Presiding Director rotates (between annual meetings of shareholders) among the Chairs of the Compensation, Audit and Governance and Directors Nominating Committees. Mr. Cook is scheduled to become our Presiding Director following our 2006 annual meeting.

Committees of our Board	Our Board has four principal committees. The following describes for each committee its current membership, the number of meetings held during 2005 and its mission.

Executive and Finance Committee	Sheldon M. Bonovitz, Julian A. Brodsky, J. Michael Cook and Ralph J. Roberts (Chair).

This committee met five times in 2005. The Executive and Finance Committee acts for the directors in the intervals between Board meetings with respect to any matters delegated to it by our Board.

Audit Committee	Joseph J. Collins, J. Michael Cook (Chair), Jeffrey A. Honickman and Dr. Judith Rodin. Each member of the committee is independent as defined under Nasdaq rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met nine times in 2005. The Audit Committee is responsible for the oversight and evaluation of:

•	the qualifications, independence and performance of our independent auditors;
•	the performance of our internal audit function; and
•	the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee is also responsible for preparing the Audit Committee report required by the rules of the Securities and Exchange Commission, and this report is included beginning on page 15 of this proxy statement.

Our Board has concluded that one member of the Audit Committee, J. Michael Cook, qualifies as an audit committee financial expert.

Compensation Committee	S. Decker Anstrom, Joseph J. Collins, Dr. Judith Rodin (Chair) and Michael I. Sovern. Each member of the committee is independent as defined under Nasdaq rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met seven times in 2005. The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. Also, together with the Governance and Directors Nominating Committee, it oversees succession planning for our senior management (including our Chief Executive Officer). The Compensation Committee is also responsible for preparing the Compensation Committee report required by the rules of the Securities and Exchange Commission, and this report is included beginning on page 48 of this proxy statement.

Governance and Directors Nominating Committee	S. Decker Anstrom (Chair), Kenneth J. Bacon, Edward D. Breen, J. Michael Cook, Jeffrey A. Honickman and Michael I. Sovern. Each member of the committee is independent as defined under Nasdaq rules. A copy of this committee’s charter is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com.

This committee met five times in 2005. The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees and, together with the Compensation Committee, oversees succession planning for our senior management (including our Chief Executive Officer).

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In assessing candidates, whether recommended by the committee or by shareholders, the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience. The committee also considers diversity, applicable independence requirements and the current composition of our Board.

The Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information required by our by-laws in the following time periods. For election of directors at an annual meeting called for a date between April 18, 2007 and June 18, 2007, we must receive written notice on or after January 18, 2007 and on or before February 20, 2007. For election of directors at any other meeting, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. You can obtain a copy of the full text of the relevant by-law provision by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3 of this proxy statement. A copy of our by-laws has also been filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K filed on February 22, 2006.

Director Emeritus Program
      Our Board also has instituted a Director Emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Our Board may, at its discretion, designate a retiring director as Director Emeritus. Each designation shall be for a period of one year and may be renewed in the Board’s discretion. C. Michael Armstrong, a former member of the Board who retired at last year’s annual meeting, is currently our only Director Emeritus. His term will expire at this year’s annual meeting. A Director Emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of our Board, but shall not vote or be counted for quorum purposes or have any of the duties or obligations imposed on a director or officer of Comcast under applicable law or otherwise be considered a director. A Director Emeritus shall be entitled to benefits and protections in accordance with Article 7 of our by-laws (Limitation of Directors’ Liability and Indemnification of Directors, Officers and Other Persons), but shall receive no compensation other than reimbursement for expenses incurred in the capacity of Director Emeritus.
Director Compensation
      Board and Committee Fees and Equity Awards
      Directors who are our employees do not receive any fees for their services as directors. Each non-employee director receives an annual retainer of $50,000 and $2,500 for each Board meeting or other meeting attended in his or her capacity as director or for any other business conducted on our behalf, $2,500 for each Audit, Compensation or Governance and Directors Nominating Committee meeting attended and $1,000 for each Executive and Finance Committee meeting attended. The Chair of the Audit Committee receives an additional annual retainer of $20,000 and the Chairs of the Compensation and Governance and Directors Nominating Committees receive an additional annual retainer of $10,000. Other members of the Audit Committee receive an additional annual retainer of $10,000 and other members of the Compensation and Governance and Directors Nominating Committees receive an additional annual retainer of $5,000. Members of the Executive and Finance Committee receive an additional annual retainer of $2,500. The Chair of this committee is entitled to receive an additional annual retainer of $5,000. The current Chair of this committee, Mr. Ralph J. Roberts, however, receives no compensation with respect to this position since he is one of our employees. Fees received by a director may be deferred in whole or in part under our 2002 and 2005 Deferred Compensation Plans. Up to one-half of the Board annual retainer may be received, at the election of the non-employee director, in shares of Class A common stock.
      Non-employee directors are reimbursed for travel expenses for meetings attended. Non-employee directors, like all our active employees, are provided with Comcast cable and high-speed data services at no cost (if available in the area in which they live).
      Each non-employee director is granted annually, on or about November 20, shares of Class A common stock having a fair market value on the date of grant of $100,000. These shares will be fully vested on the grant date. It is the practice of our Board to review non-employee director compensation on an annual basis.

      A description of our agreement with Mr. Brodsky can be found under “Agreements with Executive Officers and Directors” beginning on page 38 of this proxy statement.
      Director Ownership Policies
      Effective January 2006, our non-employee director stock ownership policy was amended to increase the number of shares our non-employee directors are required to hold from four to five times his or her annual cash retainer. Each non-employee director will have a period of five years to reach this ownership requirement. For purposes of this policy, “ownership” is defined to include stock owned directly or indirectly by the director and shares underlying deferred stock units under our Deferred Stock Option Plan. In addition, 60% of each of the following types of ownership also counts: the market value of the director’s stock fund under our deferred compensation plan, deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options. Our non-employee director ownership policy is posted under the “Governance” section of our website at www.cmcsa.com or www.cmcsk.com. All non-employee directors are currently in compliance with our ownership policy.
Certain Transactions
      Mr. Anstrom, one of our directors, is President and Chief Operating Officer of Landmark Communications, Inc., the parent company of The Weather Channel. In 2005, we paid $20,050,890 in programming fees for carriage of The Weather Channel and Weatherscan Local under customary arm’s-length affiliation agreements. Mr. Anstrom was not directly involved in the negotiation of these agreements.
      Debra G. Brodsky, a daughter of Mr. Brodsky, our non-executive Vice Chairman and one of our directors, is one of our employees. In 2005, she received $178,440 in annual salary and bonus. She also participates in our employee benefit and equity incentive plans on the same basis as other similarly situated employees.

PROPOSAL 2:     RATIFICATION OF THE APPOINTMENT
OF OUR INDEPENDENT AUDITORS
      The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2006. We are asking you to ratify this appointment, although your ratification is not required. A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.
      Set forth below are the fees paid or accrued for the services of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2005 and 2004.

	2005	2004

	(in millions)
Audit fees	$4.4	$5.3
Audit-related fees	$1.0	$0.5
Tax fees	$0.6	$0.7
All other fees	—	—

	$6.0	$6.5

      Audit fees consist of services rendered to us and our subsidiaries for the audits of our annual financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings. The decrease in audit fees in 2005 compared to 2004 is primarily due to higher costs associated with the initial audit of internal controls over financial reporting in 2004.
      Audit-related fees in 2005 consist primarily of audits associated with pending acquisitions and dispositions and attestation services related to contractual and regulatory compliance. Audit-related fees in 2004 consist almost entirely of employee benefit plan audits and attestation services related to contractual and regulatory compliance.
      Tax fees consist of domestic and foreign tax compliance services, including tax examination assistance, expatriate administration and tax preparation; and international tax planning and advice. In both 2005 and 2004, tax fees included $10,000 or less for tax planning and advice.
      All other fees consist of permissible non-audit services, if any.
Pre-Approval Policy of Audit Committee of Services Performed by Independent Auditors
      The Audit Committee’s policy requires that the committee pre-approve audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general pre-approval, it requires separate pre-approval by the Audit Committee. Even if a service has received general pre-approval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements, or relates to tax planning and advice, it requires separate pre-approval. The Audit Committee has delegated its pre-approval authority to its Chair acting with one additional member.
Report of the Audit Committee
      The Audit Committee is comprised solely of independent directors meeting the requirements of applicable Securities and Exchange Commission and Nasdaq rules. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board, and is posted under the “Governance” section of Comcast’s website at www.cmcsa.com or www.cmcsk.com.

      We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. The independent auditors are responsible for auditing the consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.
      In this context, we met and held discussions with management and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent auditors. We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.
      We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also considered whether the independent auditors’ provision of audit and non-audit services to Comcast is compatible with maintaining the auditors’ independence.
      We discussed with Comcast’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Comcast’s internal controls, and the overall quality and integrity of Comcast’s financial reporting.
      Based on the reviews and discussions referred to above, we have recommended to the Board, and the Board has approved, that the audited financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      We have appointed Deloitte & Touche LLP as Comcast’s independent auditors for 2006.
Members of the Audit Committee
J. Michael Cook (Chair)
Joseph J. Collins
Jeffrey A. Honickman (member since January 23, 2006)
Dr. Judith Rodin

PROPOSAL 3:     TO APPROVE OUR 2002 EMPLOYEE STOCK PURCHASE PLAN,
AS AMENDED AND RESTATED
      Our 2002 Employee Stock Purchase Plan was ratified by our Board on November 20, 2002 and approved by our shareholders on May 7, 2003. The Employee Stock Purchase Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986 (referred to as the “Code”). Due to the participation of our employees in this plan, the current authorized share pool under the plan is nearly exhausted. As a result, on December 14, 2005, the Compensation Committee of our Board approved an amendment to the 2002 Employee Stock Purchase Plan to increase the number of shares available for issuance under this plan from 4,250,000 to 10,250,000.
      Our Board is asking shareholders to approve the plan as so amended and restated in order to satisfy certain requirements under the Code so that certain tax benefits will be available to our employees. If the plan, as amended and restated, is not approved, we will make the proposed additional 6,000,000 shares available for issuance under this plan, but employees who purchase such shares under the plan will not be eligible to receive favorable tax treatment with respect to such shares.
Description of our 2002 Employee Stock Purchase Plan
      The following is a summary of the material features of this plan, as amended and restated. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of our 2002 Employee Stock Purchase Plan, which is attached to this proxy statement as Appendix A.
      Eligibility. Our full-time employees and full-time employees of our participating subsidiaries are eligible to participate in the plan if the employee has been continuously employed for at least 90 days as of the first day of an offering period. A part-time employee is eligible to participate in the stock purchase plan if he or she has been continuously employed for at least one year as of the first day of an offering period. Any eligible employee who, after purchasing shares under the plan, would own five percent or more of our stock (by vote or value) is not eligible to purchase additional shares under the plan. Approximately 62,000 employees, including our executive officers other than Messrs. Brian L. and Ralph J. Roberts, are currently eligible to participate in the stock purchase plan.
      Shares Subject to the Plan. In the aggregate 10,250,000 shares of Class A common stock, and with respect to prior offering periods, Class A Special common stock, are available for purchase under the plan, subject to adjustment in the event of certain corporate events. As of December 31, 2005, of this aggregate amount, 3,126,276 shares of Class A common stock and 650,745 shares of Class A Special common stock had been issued under the plan. Shares deliverable under the plan may consist of either treasury shares or shares originally issued for such purpose. As of March 10, 2006, the fair market value of a share of Class A common stock and Class A Special common stock was $26.25 and $26.20, respectively.
      Administration. The stock purchase plan is administered by the Compensation Committee. Our Board and the committee have the authority to interpret the stock purchase plan, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the plan.
      Adjustments. In the event that shares are exchanged for a different number or kind of shares of the company through merger, recapitalization, stock dividend, stock split or other similar capital adjustments, the Board or the committee will make such adjustments as it deems appropriate. The Board or the committee’s determination will be binding for all purposes of the plan.
      Participation in the Plan. The plan enables eligible employees to purchase shares during certain offering periods, which generally encompass a calendar quarter. To become a participant in the stock purchase plan, an eligible employee must file an election form with the committee in accordance with the terms and conditions set forth in the plan. On his or her election form, the participant will designate the percentage of eligible compensation (which can be no more than 10% with respect to each offering period) he or she would like to have credited to his or her account under the plan. No participant can have more than $10,000 deducted from his or her compensation in a calendar year. At the end of each offering period, amounts credited to this account will be used to purchase whole shares. Shares so purchased will be credited to a brokerage account established by us. The purchase price per share will be 85% of the lesser of the fair market value per share on the first and last days of the offering period.
      During an offering period, payroll deductions may not be changed. A participant may discontinue his or her participation in the plan by providing a termination form at any time before the end of an offering period. All amounts then credited to such participant’s account shall be paid as soon as practicable following receipt of the participant’s termination form, and no further payroll deductions will be made with respect to the participant. Upon termination of employment, all amounts credited to a participant’s account will be delivered to the participant or his or her successor in interest (in the case of death). No interest will be paid with respect to payroll deductions made or amounts credited to any account under the stock purchase plan.
      Transferability. An employee’s rights under the plan may not be transferred or assigned to any other person during the employee’s lifetime. After shares have been issued under the plan and credited to an employee’s brokerage account under the plan, such shares may be assigned or transferred in the same manner as any other shares.
      Amendment or Termination. Our Board or the committee has the right to amend, modify or terminate the stock purchase plan at any time without notice, provided that, upon any termination, all shares or unapplied payroll deductions will be distributed to participants, and provided further, that no amendment will affect the right of a participant to receive his or her proportionate interest in the shares or unapplied payroll deductions. Shareholder approval will be obtained for a plan amendment if it is determined to be required by or advisable under applicable law or regulation.
      New Plan Benefits. Because benefits under the stock purchase plan depend on employees’ elections to participate in the plan and the fair market value of the shares at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the plan. Non-employee directors are not eligible to participate in the plan. Under the terms of the plan, an eligible employee who participates in the plan may not purchase shares in any calendar year with a maximum fair market value exceeding $10,000.
Federal Income Taxation
      The following discussion is a summary of the material U.S. federal income tax consequences of participation in the plan (if shareholder approval is obtained).
      Under the Code, a participant will not realize income at the time the offering period commences or when the shares purchased under the stock purchase plan are transferred to him or her. If a participant disposes of such shares after two years from the date the offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the participant will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (1) the excess of the fair market value of such shares at the time of the disposition over the purchase price, or (2) the excess of the fair market value of the shares at the commencement of the offering period over the purchase price at such time. The participant’s basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis that is recognized at the time of the disposition should be treated as long-term capital gain or loss. In such event, we will not be entitled to any tax deduction.
      If a participant disposes of shares purchased under the stock purchase plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee’s basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis that is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, we will be entitled to a deduction equal to the amount that the participant is required to include in income as a result of such disposition.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF OUR 2002 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED.
PROPOSAL 4:     TO APPROVE OUR 2002 RESTRICTED STOCK PLAN,
AS AMENDED AND RESTATED
      Our 2002 Restricted Stock Plan was ratified by our Board on November 20, 2002 and approved by our shareholders on each of May 7, 2003, May 26, 2004 and June 1, 2005. We have used a substantial portion of the current authorized share pool under the plan for existing awards. As a result of this, and for the additional reason described in the following paragraph, on December 14, 2005, the Compensation Committee of our Board approved an amendment to the 2002 Restricted Stock Plan to increase the number of shares available for issuance under this plan from 15,000,000 to 35,000,000, subject to shareholder approval.
      Beginning in 2004, we changed our long-term equity compensation philosophy with respect to our key employees from generally only granting stock options to granting a combination of stock options and restricted stock units. In 2004 we granted a mix of equity awards consisting of approximately 75% stock options and 25% restricted stock units, by value, and in 2005 we moved to a program of 50% stock options and 50% restricted stock units, by value. Beginning last year, we also changed our long-term equity compensation philosophy with respect to our non-employee directors. Non-employee directors currently receive annual stock awards. Prior to 2005, they received annual grants of stock options. As a result of these changes in our compensation philosophy, additional shares are needed under the 2002 Restricted Stock Plan in order to continue to implement our long-term equity programs and goals. In accordance with applicable Nasdaq rules, our Board is asking shareholders to approve the plan as so amended and restated.
      If the plan, as amended and restated, is not approved, we will not be able to make the proposed additional 20,000,000 shares available for issuance under this plan, but the plan will otherwise remain in effect.
Description of our 2002 Restricted Stock Plan
      The following is a summary of the material features of this plan, as amended and restated. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of our 2002 Restricted Stock Plan, which is attached to this proxy statement as Appendix B.
      Types of Awards; Eligibility. Awards of restricted stock and restricted stock units may be granted under the plan. Awards of restricted stock are shares of common stock that are awarded subject to such restrictions on transfer as the Compensation Committee or Board may establish. Awards of restricted stock units are units valued by reference to shares of common stock that entitle a participant to receive, upon the settlement of the unit, one share for each unit. Our employees and employees of our participating subsidiaries, as well as our non-employee directors, are eligible to receive awards under the plan. The number of employees currently eligible to participate in the plan is approximately 7,300 and there are currently nine non-employee directors.
      Shares Subject to the Plan. The aggregate maximum number of shares that may be issued pursuant to awards under the plan is 35,000,000 shares of Class A common stock, or, with respect to awards granted before our acquisition of the AT&T Broadband business as to which restrictions upon shares have not lapsed, Class A Special common stock, subject to adjustment in the event of certain corporate events. As of December 31, 2005, of this aggregate amount, 6,369,006 shares of Class A common stock and 6,705,653 shares of Class A Special common stock had been issued or reserved for issuance upon vesting of outstanding awards. Shares issued under the plan may be either treasury shares or shares originally issued for this purpose. Rights to receive shares forfeited pursuant to the terms of an award will be available again for grant under the plan. No individual may be awarded more than 1,000,000 restricted shares or restricted stock units in any calendar year. As of March 10, 2006, the fair market value of a share of Class A common stock and Class A Special common stock was $26.25 and $26.20, respectively.
      Term of the Plan. No awards may be granted under the plan after February 26, 2013.
      Administration. The plan is administered by the Compensation Committee. This committee has authority to determine who is eligible to participate in the plan, select individuals to whom awards will be granted, interpret the plan and prescribe and amend rules and regulations relating to the plan. The committee may delegate to one of our officers or a committee of two or more of our officers its discretion under the plan to make grants of awards to any eligible employee other than an individual who, at the time of grant, has a base salary of $500,000 or more, holds a position with us of Senior Vice President or higher or is subject to the short-swing profit recapture rules of the Securities Exchange Act of 1934. Our Board is responsible for administering any awards granted to non-employee directors.
      Terms of Awards. The committee determines the terms and conditions of each award granted to employee participants, including the restrictions applicable to shares underlying awards of restricted stock and the dates these restrictions lapse and the award vests, as well as the vesting and settlement terms applicable to restricted stock units. When an award vests, we will deliver to the recipient a certificate for the number of shares without any legend or restrictions (except as necessary to comply with applicable state and federal securities laws).
      The committee may condition the vesting of, or lapse of restrictions with respect to, any award of restricted shares or restricted stock units upon the satisfaction of performance targets or goals as described below. The committee is authorized to establish company-wide, division-wide or individual goals, which may be quantitative performance standards or qualitative performance standards. The quantitative performance standards include financial measurements such as income, expense, operating cash flow, numbers of customers of or subscribers for various services and products offered by us or one of our divisions, customer service measurements and other objective financial or service-based standards relevant to our business as may be established by the committee. The qualitative performance standards may include, but are not limited to, customer satisfaction, management effectiveness, workforce diversity and other qualitative performance standards relevant to our business. For each calendar year, annual performance goals will be established by the committee by no later than the 90th day of the year. Performance goals that are not annual will be established within the first quarter of the start of the applicable performance period. After the close of the calendar year, the committee will also determine whether the performance goals have been satisfied. Presently, only our named executive officers have been granted performance-based awards.
      In addition, the committee may condition the vesting of, or lapse of restrictions with respect to, an award based on the satisfaction of performance standards as it may determine to be appropriate, whether or not previously designated as a performance standard.
      The terms and conditions of each award of restricted stock units granted to a non-employee director will be determined under our 2002 Non-Employee Director Compensation Plan, which is administered by our Board and which was filed as an exhibit to our Annual Report on Form 10-K for 2004. Our 2002 Non-Employee Director Compensation Plan currently provides that, as of November 20, 2005 and each November thereafter, our Board will grant an award of restricted stock units to each non-employee director having a fair market value of $100,000 on the date of grant. Non-employee directors who commence service after November 20 will also be eligible to receive awards of restricted stock units upon commencement of service with us. These awards will have a fair market value ranging from $25,000 to $100,000 on the date of grant, depending on the date the non-employee director commences service with us. Each award of restricted stock units will be fully vested on the grant date.
      Termination of Employment. Except as otherwise provided in an applicable award or employment agreement, upon termination of employment, all awards that are then still subject to restrictions or that have not vested will be forfeited. With respect to any award, the committee may, in its sole discretion, waive restrictions or vesting conditions in whole or in part or accelerate vesting. For a discussion of the treatment of restricted stock units held by our named executive officers upon a termination of their employment, see “Agreements with Executive Officers and Directors” beginning on page 38 of this proxy statement.
      Deferral. Each recipient of an award who qualifies under the terms of the plan has the right to defer the receipt, subject to re-deferral, of any or all of the shares subject to an award under the terms and conditions as determined by the committee and the plan. Upon making an appropriate election, a portion of the deferred awards may be paid out in cash.
      Withholding. Unless otherwise determined by the committee, tax liabilities incurred in connection with the grant of an award or its vesting or lapse of restrictions or settlement will be satisfied by our withholding a portion of the shares subject to the award that have a fair market value approximately equal to the minimum amount of taxes required to be withheld by us under applicable law. Subject to certain conditions specified in the plan, a recipient of an award may elect to have taxes withheld in excess of the minimum amount required to be withheld or may satisfy his or her tax withholding in cash.
      Adjustments. The aggregate number of shares under the plan, the class of shares as to which awards may be granted and the number of shares covered by each outstanding award are subject to adjustment in the event of a stock dividend, recapitalization or certain other corporate transactions.
      Terminating Events. In the event of our liquidation or a transaction or series of transactions in which an unaffiliated third party acquires share ownership such that this party has the ability to direct the management of the company, as determined by our Board in its sole discretion, the committee may provide that upon consummation of such an event, any outstanding awards will vest in full or in part or that all restricted stock or restricted stock units that have been previously deferred will be transferred to the recipient.
      Amendment or Termination. The plan may be amended by our Board or the committee and may be terminated by our Board at any time. No award will be affected by any amendment or termination without the written consent of the recipient of the award.
      New Plan Benefits. Future grants of awards of restricted stock or restricted stock units, if any, that will be made to eligible employees with respect to those shares that are subject to shareholder approval are subject to the discretion of the committee and, therefore, are not determinable at this time. The following table reflects awards of restricted stock units granted in 2005.
2002 Restricted Stock Plan

Number of Shares
Name and Position	Underlying Units

Brian L. Roberts	165,000
Chairman of the Board and CEO
Stephen B. Burke	90,000
Executive Vice President; Chief Operating Officer and President, Comcast Cable
Ralph J. Roberts	75,500
Chairman of the Executive and Finance Committee of the Board
Lawrence S. Smith	76,000
Executive Vice President; Co-Chief Financial Officer
David L. Cohen	163,000
Executive Vice President
John R. Alchin	67,000
Executive Vice President; Co-Chief Financial Officer and Treasurer
All executive officers as a group	715,500
All non-employee directors as a group	33,235
Company employees other than executive officers, as a group	3,275,948

Federal Income Taxation
      The following discussion is a summary of the material U.S. federal income tax consequences of restricted stock and restricted stock units granted under the plan.
      Restricted Stock. Generally, the grant of an award of restricted stock that is subject to restrictions on transfer and a substantial risk of forfeiture is not a taxable event. The recipient of the award will recognize ordinary compensation income in each year in which restrictions on the award lapse and the award vests in an amount equal to the fair market value of the shares of common stock received. An award of restricted stock that is fully vested on the grant date generally will be taxable to the recipient on such date. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income when the restrictions lapse or when the award was granted, if not subject to restrictions. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares.
      If a recipient of an award of restricted stock properly makes an election pursuant to Section 83(b) of the Code, he or she will recognize ordinary compensation income equal to the fair market value of the shares of common stock at the time the shares are awarded, without taking into account the effect of the restrictions on the award. The recipient’s basis for determining gain or loss on a subsequent disposition of shares will be the amount the recipient so included in income. Any gain or loss recognized on a disposition of shares of common stock that were subject to the Section 83(b) election will be short-term or long-term capital gain or loss, depending on the length of time since the date of the award. If, however, the recipient forfeits an award upon a termination of employment prior to the time the restrictions lapse, he or she will generally not be entitled to deduct any loss upon such forfeiture even though the recipient may have been required to include an amount in income by virtue of the Section 83(b) election.
      Restricted Stock Units. Generally, the grant of an award of restricted stock units is not a taxable event. The recipient of the award will recognize ordinary compensation income in each year in which the units are settled in an amount equal to the fair market value of the shares of common stock received. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income when the units vest and are settled. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares.
      A recipient who makes a proper election to defer the receipt of shares received in settlement of an award of restricted stock or to defer the settlement of restricted stock units will not recognize income with respect to the shares or units until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income equal to the fair market value of the shares of common stock issued at that time.
      Subject to Section 162(m) of the Code and our satisfaction of applicable reporting requirements, at the time income is recognized by the recipient of an award of restricted stock or restricted stock units, we will be entitled to a corresponding deduction.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF OUR 2002 RESTRICTED STOCK PLAN, AS AMENDED AND RESTATED.
PROPOSAL 5:     TO APPROVE OUR 2006 CASH BONUS PLAN
      Our 2006 Cash Bonus Plan was approved by the Compensation Committee of our Board on March 21, 2006. The purpose of the plan is to provide performance-based cash incentive compensation to certain of our management employees. The 2006 plan was adopted to be a successor plan to our 2002 Executive Cash Bonus Plan, 2002 Supplemental Cash Bonus Plan and 2004 Management Achievement Plan. The 2002 Executive Cash Bonus Plan and 2002 Supplemental Cash Bonus Plan, taken together, are the plans under which our management employees are currently awarded annual incentive compensation.

If shareholders approve the 2006 Cash Bonus Plan, no further bonuses will be paid under any of the other bonus plans listed above. The committee adopted the 2006 plan in order to minimize the administrative burdens associated with maintaining more than one annual bonus plan, as well as to facilitate its development of a more uniform approach to incentive compensation.
      Section 162(m) of the Code requires that plans such as the 2006 Cash Bonus Plan be approved by shareholders in order to have amounts paid under the plan treated as qualified performance-based compensation. As qualified performance-based compensation, amounts payable under the plan will then be deductible by us for federal income tax purposes. If the plan is not approved, we will pay bonuses with respect to 2006 to our management employees under our existing bonus plans and will not pay any bonuses under this plan.
Description of our 2006 Cash Bonus Plan
      The following is a summary of the material features of this plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the terms of our 2006 Cash Bonus Plan, which is attached to this proxy statement as Appendix C.
      Types of Awards; Eligibility. The 2006 Cash Bonus Plan provides for the payment of annual cash bonuses to management employees of the company and its subsidiaries.
      Amount Subject to the Plan. Target awards under the plan are expressed as a percentage of an eligible employee’s base salary. The maximum amount payable to any employee under the plan with respect to any calendar year cannot exceed $12 million.
      Term of the Plan. No awards will be made under this plan with respect to any calendar year beginning after December 31, 2015. Awards granted after December 31, 2010 that are based on the satisfaction of quantitative performance goals will be conditioned on the reapproval of the plan by our shareholders.
      Administration. The 2006 Cash Bonus Plan is administered by the Compensation Committee. This committee has the authority to select employees to participate in the plan, set applicable performance goals, determine whether the performance goals have been satisfied, interpret the plan and prescribe and amend rules and regulations relating to the plan. The committee may delegate to one of our officers or a committee of two or more of our officers its discretion under the plan to grant awards to any eligible employee other than an individual who, at the time of grant, has a base salary of $500,000 or more, holds a position with us of Senior Vice President or higher or is subject to the short-swing profit recapture rules of the Securities Exchange Act of 1934.
      Terms of Awards; Performance Goals. The committee will determine the terms and conditions of each award under the plan. No bonus will be payable to a participant under the plan until the committee certifies that the performance goals associated with the bonus have been satisfied. Bonuses are paid as soon as practicable following the end of each applicable calendar year.
      The committee may establish company-wide, division-wide or individual goals for each calendar year, which may be quantitative performance standards or qualitative performance standards. The quantitative performance standards may include, but are not limited to, financial measurements such as income, expense, operating cash flow, capital spending, numbers of customers of, or subscribers for, various services and products offered by us or one of our divisions, quantitative customer service measurements and other objective financial or service-based standards relative to our business as may be established by the committee. The qualitative performance standards may include, but are not limited to, qualitative customer service, management effectiveness, workforce diversity and other qualitative performance standards relevant to our business.
      For each calendar year, the performance goals will be established by the committee by not later than the 90th day of the year. The committee will also determine whether the performance goals have been satisfied and the amount of bonuses paid under the plan. The committee has the ability to reduce or eliminate a bonus payable to a plan participant if it determines that it is in our best interests. In addition, the committee may pay such additional amounts based on the satisfaction of performance standards as it may deem appropriate, whether or not previously designated as a performance standard.
      Withholding. All bonus payments will be subject to withholding of applicable federal, state, local or other taxes.
      Terminating Events. In the event of a liquidation of the company or a transaction or series of transactions that results in a change of control (as determined by our board), the committee will give 30 days notice to plan participants prior to the anticipated date of any such occurrence. The committee may, in its discretion, provide in this notice that upon the completion of this event, any remaining conditions to the payment of a bonus under the plan will be waived in whole or in part.
      Amendment or Termination. We may amend or terminate the plan at any time. No bonus award granted under the plan will be affected by any such termination or amendment without the written consent of the participant.
      New Plan Benefits. Future grants of awards under the plan, if any, that will be made to employees eligible to participate in the plan are subject to the discretion of the committee and, therefore, are not determinable at this time. The following table reflects the aggregate targets that have been established with respect to bonuses granted under the existing 2002 Executive Cash Bonus Plan and 2002 Supplemental Cash Bonus Plan with respect to calendar year 2006 (which may be treated as granted under this plan, if the plan is approved by shareholders).
2006 Cash Bonus Plan

Name and Position	% of Base Salary

Brian L. Roberts	300
Chairman of the Board and CEO
Stephen B. Burke	300
Executive Vice President; Chief Operating Officer and President, Comcast Cable
Ralph J. Roberts	125
Chairman of the Executive and Finance Committee of the Board
Lawrence S. Smith	125
Executive Vice President; Co-Chief Financial Officer
David L. Cohen	125
Executive Vice President
John R. Alchin	125
Executive Vice President; Co-Chief Financial Officer and Treasurer
All executive officers as a group	100-300
All non-employee directors as a group	—
Company employees other than executive officers, as a group	2.5-100
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE 2006 CASH BONUS PLAN.

SHAREHOLDER PROPOSALS
      We received the following five shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting.
      For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the proposal and shareholder’s supporting statement exactly as we received it. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal. Mr. Brian L. Roberts, as beneficial owner of all the outstanding shares of Class B common stock, has indicated that he intends to vote all of these shares against each of the five shareholder proposals.
PROPOSAL 6:     TO PREVENT THE ISSUANCE OF NEW STOCK OPTIONS
      The following proposal and supporting statement were submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, who has advised us that she holds 160 shares of our common stock.

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock options awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“If you AGREE, please vote YOUR proxy FOR this resolution.”
Company Response to Shareholder Proposal
      Our Board believes that we should have the ability to grant stock options to our employees and directors, as one form of long-term compensation. Stock options can be used as an effective tool to align employee, director and shareholder interests and to motivate and incentivize employees. Completely eliminating stock options as an element of long-term compensation would be inconsistent with compensation practices followed by comparable companies and could place us at a disadvantage in retaining, motivating and recruiting employees.
      Under Nasdaq rules, we are required to submit our stock option plans to shareholders for approval. In 2003, our shareholders approved our 2003 Stock Option Plan by 86% of the votes cast. Shareholder approval is also required for any amendment that would allow us to reduce the exercise price of an option (other than in a case where our capital structure is changed). Our stock option plans are administered by the Compensation Committee of our Board, which consists entirely of independent directors. When granting stock options and other equity awards, this committee reviews the practices of comparable companies as well as consults with an independent compensation consultant.
      We consistently assess our compensation philosophy and the most effective ways to compensate our employees and directors. Starting in 2004, we moved to granting a mix of 25% restricted stock units and 75% stock options (by value) for key employees. In 2005, we revised this program to provide for a mix of 50% restricted stock units and options (by value) and adopted a stock award program for non-employee directors, in lieu of options. Currently, outstanding stock options and shares available for future grants of options under our equity plans represent 7.5% of our common stock on a fully diluted basis. We intend to continue monitoring our stock-based compensation programs and to make appropriate changes to such programs when necessary.

      This proposal would severely limit our flexibility to design a balanced compensation package in a marketplace where incentives such as stock options are prevalent. Because we must compete to attract and retain highly qualified employees, our Board believes the proposal, if implemented, could significantly impede our ability to achieve results for the benefit of all of our shareholders.
      FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.
PROPOSAL 7:     TO REQUIRE THAT THE CHAIRMAN OF THE BOARD
NOT BE AN EMPLOYEE
      The following proposal and supporting statement were submitted by Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, who has advised us that he holds 100 shares of our common stock.
      “Stockholders hereby request that the Comcast Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only and have no management duties, titles, or responsibilities.
      “When someone acts, for example, both as a corporation’s Chairman and its CEO, a vital separation of power and responsibility is eliminated—and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.
      “What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s Chairman is also its CEO, such conflicts can and do happen.
      “At Enron, WorldCom, Tyco, and other legends of mismanagement and corruption, the Chairmen also served as CEO’s. Their dual roles helped those individuals immensely to achieve virtually total control of the companies.
      “Clearly, when a Chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, to whom do they complain? The Chairman?
      “As banker, investment banker, and a concerned and outspoken stockholder, my experience with corporate Chairmen, Presidents, CEO’s, CFO’s, counsels, and directors has been considerable. And I do not come lately to Corporate Governance. The term was new in 1979 when I originated and sponsored the first such proposal ever voted upon—at 3M Company, calling upon the company to reconstitute its board so that a majority of its directors would be non-management Outside Directors.
      “Few individual stockholders know enough about companies to question their activities, and institutional investors, many of whom know little if any more, all too frequently are too busy currying favor with managements to have the guts to question them—and by doing so risk loss of access to the very profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disasters.
      “Stockholders must continue to expect the unexpected unless and until they help cause company boards to be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests—and until those directors select as Chairmen those who are independent of managements.
      “While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.
      “Efforts to improve Corporate Governance have increasingly been embodied in shareholder proposals such as this—proposals that have been opposed widely by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform them that they expect them to recognize their duties and to fulfil their legal obligations—there is no higher priority. Voting in favor of this proposal will help.
      “Please vote FOR this proposal.”
Company Response to Shareholder Proposal
      Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as Chairman and CEO. Our Board also believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and composition, and policy of having executive sessions of only independent, non-employee directors that are led by our Presiding Director (the identity of whom rotates among the Chairs of the Compensation, Audit and Governance and Directors Nominating Committees). Furthermore, having one individual perform the role of Chairman and Chief Executive Officer is both consistent with the practice of many major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations).
      Only three of the 12 members of our Board of Directors are currently our employees, and all of our Board committees, other than the Executive and Finance Committee, consist entirely of independent, non-employee directors. Therefore, there are ample outside directors to offer critical review of management plans. Furthermore, in accordance with our corporate governance guidelines, Mr. Roberts has his performance evaluated annually by our independent directors in an executive session.
      Our directors, including the Chairman of the Board, are also bound by fiduciary obligations under law to act in a manner that they believe to be in our best interests and the best interests of our shareholders. Separating the offices of Chairman of the Board and Chief Executive Officer would not serve to augment or diminish the fiduciary duties of any of our officers.
      Rather, our Board believes that Mr. Roberts, in his capacities as Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges.
      Our Board believes that the adoption of a policy requiring the election of a non-management Chairman of the Board would not enhance its independence or performance, and is not in the best interests of our shareholders.
      FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.
PROPOSAL 8:     TO LIMIT COMPENSATION FOR MANAGEMENT
      The following proposal and supporting statement were submitted by Robert D. Morse, 212 Highland Ave., Moorestown, NJ 08057-2717, who has advised us that he holds 1,105 shares of our common stock.
PROPOSAL
      I propose that the Directors eliminate all remuneration for any one of Management in an amount above $500,000.00 per year, eliminating possible severance pay and funds placed yearly in a retirement account. This excludes minor perks and necessary insurance, and required Social Security payments.
REASONING:
      It is possible for a person to enjoy a profitable and enjoyable life with the proposed amount, and even to underwrite their own retirement plan. The Proxy is required to publish remuneration of only five upper Management personnel. YOUR assets are being constantly diverted for Management’s gain. Most asset gains are the result of a good product or service, produced by the workers, successful advertising, and acceptance by the public market. Just being in a Management position does not materially affect these results, as companies seldom founder due to a changeover.
EXPLANATION:
      The Directors are the group responsible for the need of this Proposal, as they determine remuneration, and under “Plurality” voting rules, cannot be defeated for election, even if only one vote “For” is received each, for the number of nominees presented. It is suggested that shareowners look deeper into why they are denied the “Right of Dissent”; but ONLY in the Vote for Directors column. This is unconstitutional! The choice of “Against” was removed about Year 1975. You are asked to take the closer look to be knowledgeable for your voting decisions, as Management usually nominates Directors.
NOTE: Ford Motor Company agreed to return “Against” three years ago, showing the “American Way” spirit as a fine U.S. Corporation.
      The Coca Cola Company eliminated “SAR’s, severance packages, and options awards as far back as 1998. The above actions are commendable.
Company Response to Shareholder Proposal
      Our Board believes that adoption of this proposal would severely limit our ability to attract, motivate and retain senior executives. We must be able to offer integrated compensation programs that pay competitively and consistently with comparable companies, align executive compensation with shareholder interests and tie compensation to both individual and company performance.
      The Compensation Committee, which consists entirely of independent directors, as defined under Nasdaq rules, recognizes its responsibility to recommend executive compensation decisions that are in our and our shareholders’ best interests. This committee and our Board devote significant time and effort to assess the performance of our Chief Executive Officer and our other senior executives and consider, among other things, our goals and objectives, performance and relative shareholder return, the value of similar incentive awards to senior executives at comparable companies, awards made to our senior executives in prior years and our obligations under existing employment agreements. The report of the Compensation Committee included on page 48 of this proxy statement further explains the philosophy and methodology of our compensation policies for senior executives. Our Board believes that it is ultimately in our shareholders’ best interest that this process not be subject to the limitations reflected in this proposal.
      FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.
PROPOSAL 9:     TO ADOPT A RECAPITALIZATION PLAN
      The following proposal and supporting statement were submitted by the Communications Workers of America Members’ Relief Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, which has advised us that it holds Comcast common stock with a market value in excess of $2,000.
RESOLVED: The shareholders request that the Board of Directors take the steps that may be necessary to adopt a recapitalization plan that would provide for all of the Company’s outstanding stock to have one vote per share.
SUPPORTING STATEMENT
Comcast’s capital structure gives Brian Roberts a disproportionate and nondilutable percentage of shareholder votes. He had one third of the votes at the 2005 Annual Meeting as the beneficial owner of all of Comcast’s 9.44 million shares of Class B common stock, which has 15 votes per share.
In contrast, Comcast’s 1.36 billion shares of Class A common stock have two-thirds of the aggregate voting power. For 2005, Mr. Roberts’ one-third percentage was maintained by reducing the voting power of each Class A share to just “0.282 votes.”

We believe this disproportionate voting power presents a significant danger to Comcast shareholders. As Louis Lowenstein has observed, dual-class voting stocks eliminate “checks or balances, except for fiduciary duty rules that reach only the most egregious sorts of behavior.” [1989 Columbia Law Review 979, 1008] “They allow corporate control to be seized or retained by corporate officers or insiders,” and power without accountability may eventually be abused. [What’s Wrong With Wall Street 193 (1988)]
The danger of such disproportionate voting power is illustrated, in our view, by the charges of fraud that have been brought against top executives at Adelphia Communications and Hollinger International. Like Comcast, each of those media companies had a capital structure that gave disproportionate voting power to one or more insiders. We believe those capital structures were a factor that contributed to the alleged frauds by reducing accountability.
Comcast’s current capital structure has other disadvantages. It could hinder acquisitions of companies that are governed on the one share-one vote principle. It may also inhibit efforts to raise additional capital, because some persons, like Nell Minow, the editor of The Corporate Library, “would never buy or recommend non-voting or limited voting stock.” (USA Today, May 17, 2004)
With a market capitalization in excess of $59 billion, Comcast may be the largest public company with disparate voting rights. In our view, this large capitalization magnifies the danger to investors that arises from Comcast’s capital structure, which gives Mr. Roberts one-third of the votes with stock that represents less than 1 percent of the Company’s total market value.
At the 2005 Annual Meeting, this proposal won more then 34 percent of the votes that were cast for and against. If all of the Class B shares were voted against, and abstentions are excluded, it appears that the proposal won a solid 57.5 percent majority of the votes that Class A shareholders cast.
Raytheon, Readers Digest, Church & Dwight, Fairchild Semiconductor, and other companies have recently eliminated stocks with disparate voting rights in order to provide each share of their common stock with a single vote. We believe Comcast should also take this step in order to better align the voting power of shareholders with their economic interests in the Company.
Company Response to Shareholder Proposal
      Our dual voting class structure has existed since we went public in 1972. Prior to our acquisition of AT&T Corp.’s broadband business in November 2002, Mr. Brian L. Roberts beneficially owned Comcast stock representing approximately 87% of the combined voting power of all Comcast stock. In connection with that transaction, Mr. Roberts agreed to reduce his voting interest to a 33 1/3 % nondilutable interest. At the AT&T Corp. shareholders meeting relating to the AT&T Broadband transaction, the AT&T shareholders not only approved the AT&T Broadband transaction as a whole but also separately approved the governance terms of that transaction, which approval was a condition to completing the AT&T Broadband transaction. In fact, approximately 92% of the AT&T shareholders voting on the governance proposal voted to approve it.
      Our Board believes that our historical success is owed in large part to the respected and stable leadership provided by Messrs. Ralph J. Roberts and Brian L. Roberts. Through their leadership and focus on long-term growth, we have a proven track record for creating shareholder value and building a strong and innovative company. In 2005 we had the fifth straight year of double-digit Operating Cash Flow (as defined in our 2005 Annual Report to shareholders) growth as well as significant growth in new product offerings. We have also enjoyed long-term growth in our stock value. Our shares have outperformed the S&P 500 by a margin of almost 2 to 1 since we went public in 1972. Our Board believes that Messrs. Roberts have been, and will continue to be, crucial to the long-term success of our business and position of financial strength.
      Our Board also believes that our history of being able to successfully raise capital for acquisitions and our other business needs provides evidence that the dual voting class structure does not impair our ability to raise additional capital or acquire other companies.

      Finally, under Pennsylvania law and our Articles of Incorporation, no recapitalization that affects the voting rights of our Class B common stock can be effected without the separate approval of Mr. Roberts, as beneficial owner of our Class B common stock.
      FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.
PROPOSAL 10:     TO ESTABLISH A MAJORITY VOTE SHAREHOLDER COMMITTEE
      The following proposal and supporting statement were submitted by the American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, DC 20006, which has advised us that it holds 1,379 shares of our Class A voting common stock.
Resolved: The stockholders of Comcast Corporation (the “Company”) urge the Company to take the following steps if a proposal submitted by a shareholder for a vote pursuant to Rule 14a-8 of the Securities and Exchange Commission receives a majority of the Class A votes cast (the “Proposal”), and the Board of Directors (the “Board”) does not take the action requested in the Proposal within 180 days of the meeting at which the vote was obtained, then:

a)	The Board shall constitute a “Majority Vote Shareholder Committee” (the “Committee”) composed of the proponent of the Proposal and other shareholders that indicate to the Company an interest in participating in the Committee;

b)	The purpose of the Committee will be to communicate with the Board regarding the subject matter of the Proposal; the Committee will not be authorized to act on behalf of the Board or to compel the Board to take action, and will not interfere with the Board’s authority to manage the business and affairs of the Company; and

c)	The independent members of the Board shall meet with the Committee no fewer than two times between the date on which the Committee is constituted and the next annual meeting of shareholders.
The Board may abolish the Committee if (i) the Board takes the action requested in the Proposal; or (ii) the Proposal’s proponent notifies the Board that it does not object to the abolition of the Committee.
Supporting Statement
We believe that Comcast’s corporate governance would benefit from more formal and unmediated stockholder input. In recent years, a majority of Class A shareholders have voted to urge our Company to reform its corporate governance practices.
At the 2005 annual shareholders meeting, a majority of Class A shareholders voted for a proposal to eliminate the company’s poison pill unless the plan is approved by shareholders. Yet Comcast’s Board has not acted to adopt this proposal.
Similarly in 2004 and 2005, more Class A shareholders voted “For” than “Against” a shareholder proposal urging the elimination of Comcast’s dual class stock structure. Despite these votes, the Board has not acted to adopt this measure.
The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the Board of Directors. This proposal does not aim to supplant the Board’s decision-making power, but to improve that decision-making by ensuring that shareholders’ viewpoints are fully presented to the independent directors.
We urge shareholders to vote FOR this proposal.
Company Response to Shareholder Proposal
      Our Board is firmly committed to both ensuring effective corporate governance and maximizing shareholder value. Important to both is having procedures in place for our shareholders to communicate with us so that we can carefully consider their perspectives. We currently have a wide array of methods of communications available to our shareholders to ensure that they have access to our directors. Shareholders who wish to communicate with one or more of our directors may send communication to a particular director, to the non-employee directors or to any other group of directors or committee of our Board by mail or, in some cases, e-mail. Shareholders can find information on all these modes of communication on page 3 of this proxy statement as well as on our website. Any director receiving communications from shareholders through these channels may meet with shareholders to discuss such communications, and our shareholders are of course free to meet with each other to discuss any matters they deem appropriate.
      Furthermore, our Board’s Governance and Directors Nominating Committee, which consists entirely of independent directors, as defined under Nasdaq rules, is responsible for analyzing corporate governance issues and making recommendations to the full Board. Each year, the Governance and Directors Nominating Committee and our full Board review the issues raised in shareholder proposals considered at that year’s annual meeting of shareholders and, after careful consideration and taking into account a variety of perspectives, decide whether implementation of such proposals would be in our best interests and the best interests of all of our shareholders.
      Creation of a formal shareholder committee would merely add another process that duplicates those already provided by us.
      FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION
Summary Compensation Table
      This table sets forth certain information regarding the annual and long-term compensation we paid to or for our Chairman and CEO and each of our other executive officers named in the table (the “named executive officers”) for each of our last three fiscal years.

					Long-Term
					Compensation
		Annual Compensation			Awards(4)

							Number of
					Restricted		Securities
				Other Annual	Stock		Underlying		All Other
		Salary	Bonus	Compensation	Awards		Options		Compensation
Name and Principal Position(1)	Year	($)	($)(2)	($)(3)	($)(5)		(#)		($)(6)

Brian L. Roberts	2005	2,368,250	7,714,500	398,059	5,608,350	(a)	425,000	(7)	2,321,530
Chairman of the	2004	2,101,000	6,684,300	389,899	3,286,800	(c)	800,000	(7)	266,913
Board and CEO	2003	2,001,000	6,000,000	365,618			950,100	(7)	255,981
							3,252	(8)

Stephen B. Burke	2005	1,566,385	6,171,600	150,572	3,059,100	(a)	232,500	(7)	1,427,492
Executive Vice President,	2004	1,226,230	4,331,969	1,204	10,548,000	(d)	400,000	(7)	1,057,276
Chief Operating Officer	2003	1,167,886	5,166,886	554			500,100	(7)	488,165
and President, Comcast Cable

Ralph J. Roberts	2005	1,765,000	2,250,864	4,983,378	2,566,245	(a)	195,000	(7)	6,908,470
Chair of the Executive	2004	1,681,000	1,782,480	4,204,635	14,436,133	(e)	500,000	(7)	5,796,202
and Finance Committee of the Board	2003	1,601,000	1,600,000	3,590,770			650,100	(7)	4,867,132

Lawrence S. Smith	2005	1,163,750	1,563,100	72,318	2,583,240	(a)	200,000	(7)	601,468
Executive Vice President	2004	1,092,475	1,158,055	3,958	1,494,000	(c)	375,000	(7)	473,827
and Co-Chief Financial Officer	2003	1,040,500	1,039,500	1,914			450,100	(7)	344,844

David L. Cohen	2005	1,089,354	1,531,200	3,238	4,926,150	(b)	425,000	(7)	109,417
Executive Vice President	2004	1,009,000	1,069,488	2,605	2,988,000	(c)	375,000	(7)	61,534
	2003	961,000	960,000	2,175			400,100	(7)	28,908

John R. Alchin	2005	984,531	1,307,900	6,148	2,277,330	(a)	173,000	(7)	620,118
Executive Vice President,	2004	927,100	982,592	26,161	1,344,600	(c)	325,000	(7)	429,524
Co-Chief Financial Officer and Treasurer	2003	883,000	882,000	105,157			400,100	(7)	336,020

(1)	Includes our Chairman and CEO and the five other most highly compensated individuals who were our executive officers at the end of 2005, each as measured by salary and bonus.

(2)	The amounts in this column include bonuses earned by the named executive officers under our 2002 Executive Cash Bonus Plan and 2002 Supplemental Cash Bonus Plan. Also included in this column is a one-time bonus of $3,032,000 paid to Mr. Burke in 2004 at the time he entered into an amended and restated employment agreement with us.

(3)	This column includes: (a) the aggregate amount of payments made to cover certain tax liabilities, calculated assuming the highest individual income tax bracket (in 2005, Mr. Brian L. Roberts, $138,826; Mr. Burke, $1,730; Mr. Ralph J. Roberts, $4,847,231; Mr. Smith, $1,771; Mr. Cohen, $3,238; and Mr. Alchin, $6,148; in 2004, Mr. Brian L. Roberts, $257,141; Mr. Burke, $1,204; Mr. Ralph J. Roberts, $4,108,727; Mr. Smith, $3,958; Mr. Cohen, $2,605; and Mr. Alchin, $26,161; and in 2003, Mr. Brian L. Roberts, $254,020; Mr. Burke, $554; Mr. Ralph J. Roberts, $3,497,995; Mr. Smith, $1,914; Mr. Cohen, $2,175; and Mr. Alchin, $105,157); (b) amounts on account of personal use of company aircraft in 2005, 2004 and 2003, determined as the extent to which the value of such use, calculated on an incremental cost basis, exceeds the amount paid to us by the executive for such use pursuant to company policy, generally based on the associated taxable value (in 2005, Mr. Brian L. Roberts, $211,562; Mr. Burke, $144,222; Mr. Ralph J. Roberts, $97,096; and Mr. Smith, $67,547; in 2004, Mr. Brian L. Roberts, $90,933 and Mr. Ralph J. Roberts, $58,703; and in 2003,

Mr. Brian L. Roberts, $73,712 and Mr. Ralph J. Roberts, $59,509); (c) amounts on account of personal use of company-provided administrative support (in 2005, Messrs. Brian L. Roberts and Ralph J. Roberts, each $39,051; in 2004, Messrs. Brian L. Roberts and Ralph J. Roberts, each $37,205; and in 2003, Messrs. Brian L. Roberts and Ralph J. Roberts, each $33,266); and (d) amounts with respect to other incidental personal benefits. The use of company aircraft is required by company policy for security reasons with respect to personal and business travel by Messrs. Brian L. Roberts, Ralph J. Roberts and, beginning in 2005, Burke. In 2005, each of Messrs. Cohen and Alchin, and in 2004 and 2003, each of Messrs. Burke, Smith, Cohen and Alchin, received, after payment to us in accordance with company policy, personal benefits in an amount less than $50,000 (the minimum amount required for disclosure under the rules of the Securities and Exchange Commission). In 2005, 2004, and 2003, respectively, pursuant to the company’s policy regarding management perquisites, the named executive officers paid the company the following amounts for items that otherwise would have been personal benefits: Mr. Brian L. Roberts, $285,041, $174,279 and $171,429; Mr. Burke, $88,092, $82,329 and $75,458; Mr. Ralph J. Roberts, $59,538, $18,771 and $10,287; Mr. Smith, $46,326, $23,430 and $28,407; Mr. Cohen, $16,643, $7,382 and $13,816; and Mr. Alchin, $14,738, $0 and $11,273.

(4)	Does not include amounts payable to certain of the named executive officers in connection with the cancellation of QVC stock options as a result of the sale of our interest in QVC on September 17, 2003 (see note 8 below). These amounts were previously reported in our 2004 proxy statement.

(5)	(a) On March 14, 2005, we granted the following awards of restricted stock units with respect to Class A common stock: Mr. Brian L. Roberts, 165,000 restricted stock units; Mr. Burke, 90,000 restricted stock units; Mr. Ralph J. Roberts, 75,500 restricted stock units; Mr. Smith, 76,000 restricted stock units; and Mr. Alchin, 67,000 restricted stock units. The per share value of the Class A common stock on the date of grant was $33.99. 15% of the shares subject to each award vested on March 14, 2006, 15% vest on each of March 14, 2007, 2008 and 2009 and 40% vest on March 14, 2010.

(b) On March 14, 2005, we granted Mr. Cohen an award of restricted stock units with respect to 76,000 shares of Class A common stock. The per share value of the Class A common stock on the date of grant was $33.99. 15% of the shares subject to this award vested on March 14, 2006, 15% vest on each of March 14, 2007, 2008 and 2009 and 40% vest on March 14, 2010.

On November 11, 2005, in connection with his entering into a new employment agreement with us, we granted Mr. Cohen an award of restricted stock units with respect to 87,000 shares of Class A common stock. The per share value of the Class A common stock on the date of grant was $26.93. 15% of the shares subject to this award vest on each of January 2, 2007 and November 11, 2007, 2008 and 2009 and 40% vest on November 11, 2010.

(c) On March 9, 2004, we granted the following awards of restricted stock units with respect to Class A common stock: Mr. Brian L. Roberts, 110,000 restricted stock units; Mr. Smith, 50,000 restricted stock units; Mr. Cohen, 100,000 restricted stock units; and Mr. Alchin, 45,000 restricted stock units. The per share value of the Class A common stock on the date of grant was $29.88. 15% of the shares subject to each award vested on each of March 9, 2005 and 2006, 15% vest on each of March 9, 2007 and 2008 and 40% vest on March 9, 2009.

(d) On January 12, 2004, we granted Mr. Burke an award of 300,000 restricted shares of Class A common stock. 100,000 of these shares vested on January 2, 2005 and 50,000 on January 2, 2006 and 50,000 vest on each of January 2, 2007, 2008 and 2009. The per share value of the Class A common stock on the date of grant was $35.16.

(e) On January 30, 2004, we granted Mr. Ralph J. Roberts an award of 423,347 restricted shares of Class A common stock. This award was granted in exchange for Mr. Roberts’ waiving our obligation to pay certain past and all future split-dollar life insurance premiums under the terms of his employment agreement and split-dollar life insurance policies and had a fair market value on the date of grant equal to the net present value of these obligations. One-third of these shares vested on each of January 2, 2005 and 2006 and one-third vests on January 2, 2007. The per share value of the Class A common stock on the date of grant was $34.10.

The aggregate number of shares and value with respect to the named executive officers on December 31, 2005 for restricted stock holdings were: Mr. Brian L. Roberts, 258,500 shares of Class A common stock ($6,700,320); Mr. Burke, 290,000 shares of Class A common stock ($7,516,800); Mr. Ralph J. Roberts, 357,731 shares of Class A common stock ($9,272,388); Mr. Smith, 118,500 shares of Class A common stock ($3,071,520); Mr. Cohen, 248,000 shares of Class A common stock ($6,428,160) and 5,000 shares of Class A Special common stock ($128,450); and Mr. Alchin, 105,250 shares of Class A common stock ($2,728,080). Holders of restricted shares and restricted stock units do not have any voting rights with respect to these shares. The dollar values are based on the closing price of our Class A common stock ($25.92) and Class A Special common stock ($25.69) on December 30, 2005.

(6)	This column includes (with respect to amounts applicable to 2005): (a) payments to certain named executive officers to reimburse them for amounts attributable to the term life insurance portion of certain split-dollar life insurance policies (Mr. Brian L. Roberts, $1,818; Mr. Ralph J. Roberts, $3,319,936; Mr. Smith, $2,325; and Mr. Alchin, $2,136); (b) payments to cover premiums attributable to term life insurance policies (Mr. Brian L. Roberts, $189,099); (c) contributions to our Retirement-Investment Plan in the amount of $12,600 for each of the named executive officers; (d) the contribution to our deferred compensation plan in the amount of $2,000,000 (Mr. Brian L. Roberts); (e) payments to certain named executive officers to cover the premiums attributable to our executive long-term disability plan (Mr. Brian L. Roberts, $4,104; Mr. Smith, $1,658; and Mr. Alchin, $5,938); and (f) the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the current rate on deferred compensation is 12%) (Mr. Brian L. Roberts, $113,909; Mr. Burke, $1,414,892; Mr. Ralph J. Roberts, $3,575,934; Mr. Smith, $584,885; Mr. Cohen, $96,817; and Mr. Alchin, $599,444).

(7)	Represents the number of shares of Class A common stock issuable upon the exercise of options.

(8)	Represents the number of shares of QVC common stock that were issuable upon the exercise of options granted to certain named executive officers by the compensation committee of the QVC board of directors pursuant to the QVC stock option and stock appreciation rights plan. As a result of the sale of our interest in QVC, all options to purchase QVC common stock held by our employees were cancelled in exchange for a cash payment (or deferred cash payment plus interest) from us equal to the difference between the value of the consideration we received in the sale for each share of QVC we owned and the exercise price of the option.

Stock Option Grants
      This table contains information concerning grants of employee stock options we made to the named executive officers during 2005. No stock appreciation rights were granted during 2005 to the named executive officers.
Stock Option Grants in 2005

	Individual Grants(1)

		% of
		Total
	Number of	Options
	Securities	Granted
	Underlying	to
	Options	Employees	Exercise Price	Expiration	Grant Date Present
Name	Granted (#)(2)	in 2005	($/Sh)	Dates	Value ($)(3)

Brian L. Roberts	425,000	4.1%	33.99	03/14/15	5,678,000
Stephen B. Burke	232,500	2.3%	33.99	03/14/15	3,106,200
Ralph J. Roberts	195,000	1.9%	33.99	03/14/15	2,605,200
Lawrence S. Smith	200,000	1.9%	33.99	03/14/15	2,672,000
David L. Cohen	200,000	1.9%	33.99	03/14/15	2,672,000
	225,000	2.2%	26.93	11/11/15	2,414,250
John R. Alchin	173,000	1.7%	33.99	03/14/15	2,311,280

(1)	Options are for the purchase of shares of Class A common stock and were granted on March 14, 2005 and November 11, 2005 under our stock option plans. All options granted in 2005 have exercise prices equal to the fair market value of the underlying shares on the date of grant. Options granted in 2005 become exercisable at the rate of 30% of the shares covered thereby on the second anniversary of the date of grant, another 15% on each of the third, fourth and fifth anniversaries of the date of grant, another 5% on each of the sixth through ninth anniversaries of the date of grant and 5% six months prior to the tenth anniversary of the date of grant.

(2)	Does not include certain options to purchase Class A Special common stock granted to Messrs. Smith and Alchin prior to 2005 which were amended at the time we entered into new employment agreements with them to, among other things, increase the exercise price of the options and to provide for full term exercisability upon termination of employment (other than a voluntary or for cause termination).

(3)	These amounts represent the estimated present value of options at the date of grant calculated using the Black-Scholes option-pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of approximately 27.0%; an expected term to exercise of seven years; an interest rate of approximately 4.4% in the case of the March 2005 grants and 4.6% in the case of the November 2005 grant; and no dividend yield. The actual value of these options, if any, realized by an executive officer will depend on the extent to which the market value of the Class A common stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above. These amounts should not be used to predict share performance.

Stock Option Exercises and Holdings
      This table contains information related to options to purchase shares of Class A Special common stock exercised during 2005 by the named executive officers and the number and value of options to purchase Class A Special common stock and Class A common stock held at December 31, 2005 by such individuals.
Aggregated Option Exercises in 2005
and Option Values at December 31, 2005

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-the-Money
	Shares		Options at			Options at
	Acquired		December 31, 2005 (#)			December 31, 2005 ($)
	on Exercise	Value
Name	(#)	Realized ($)	Exercisable		Unexercisable	Exercisable	Unexercisable

Brian L. Roberts
Class A Special common stock	—	$—	12,341,173		452,704	$26,376,765	$3,938,625
Class A common stock	—	$—	287,500		1,887,500	$—	$—
Stephen B. Burke
Class A Special common stock	—	$—	3,536,400		534,750	$6,111,651	$2,977,833
Class A common stock	—	$—	152,500		980,000	$—	$—
Ralph J. Roberts
Class A Special common stock	—	$—	3,406,573		2,704	$11,570,708	$—
Class A common stock	—	$—	197,500		1,147,500	$—	$—
Lawrence S. Smith(1)
Class A Special common stock	150,000	$3,381,531	550,254	(2)	1,602,250	$4,720,141	$787,725
Class A common stock	—	$—	—		1,025,000	$—	$—
David L. Cohen
Class A Special common stock	—	$—	278,250		331,750	$514,763	$613,738
Class A common stock	—	$—	122,500		1,077,500	$—	$—
John R. Alchin(1)
Class A Special common stock	63,960	$1,501,781	653,250		1,206,750	$6,104,625	$656,438
Class A common stock	—	$—	—		898,000	$—	$—

(1)	The exercisability schedule of certain options held by Messrs. Smith and Alchin was amended when we entered into new employment agreements with them.

(2)	Includes 97,401 shares underlying options that were transferred by Mr. Smith to members of his family.
      This table summarizes our equity plan information as of December 31, 2005. This table does not include any shares that may be issued pursuant to the proposed additional shares under each of our 2002 Employee Stock Purchase Plan and 2002 Restricted Stock Plan that are the subject of Proposals 3 and 4 of this proxy statement.
Equity Compensation Plan Information

(c)
Number of Securities
Remaining Available
	(a)	(b)	for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to Be Issued upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	Excluding Securities
	Outstanding Options,	Options, Warrants	Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a)

Equity compensation plans approved by security holders(1)
Class A common stock	86,684,527	$37.09	45,096,147
Class A Special common stock	51,502,781	$31.35	—
Equity compensation plans not approved by security holders	—		—

Total(2)	138,187,308		45,096,147

(1)	Includes the following plans: the Comcast Corporation 1987 Stock Option Plan, the Comcast Corporation 2002 Stock Option Plan, the Comcast Corporation 2002 Restricted Stock Plan, the Comcast Corporation 2002 Employee Stock Purchase Plan and the Comcast Corporation 2003 Stock Option Plan.

(2)	Includes stock options assumed in connection with our acquisition of the AT&T Broadband business in November 2002, which were granted under the AT&T Broadband Corp. Adjustment Plan. As of December 31, 2005, these assumed stock options were outstanding with respect to 38,117,402 shares of Class A common stock and had a weighted average exercise price of $45.52 per share.
Pension Plan
      Under our Supplemental Executive Retirement Plan, adopted July 31, 1989, supplemental retirement, death and disability benefits may be paid to or in respect of certain of our and our affiliated companies’ senior executives, as selected by our Board. Mr. Ralph J. Roberts (who is credited with 30 years of service, the maximum credited service allowed under the Supplemental Executive Retirement Plan) is the only current named executive officer selected by our Board to participate in the Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan contemplates the payment of various percentages of a participant’s final average compensation (as actuarially reduced, in certain circumstances, and as defined below) if the participant: (i) elects to retire early (after the later of the participant’s 55th birthday or 20 years of service with us); (ii) retires at age 65 or after; (iii) suffers a permanent disability that renders the participant incapable of employment in the same or a similar occupation; or (iv) dies. A participant may elect a reduction in lifetime benefits in exchange for the continuation of payments to a surviving spouse or his designated beneficiary.
      This table shows the annual single life annuity retirement benefit that Mr. Ralph J. Roberts would receive based on remuneration covered by, and years of service credited under, the Supplemental Executive Retirement Plan if he had retired on January 1, 2006 at age 65 (or older). The benefits shown below are subject to reduction for Social Security benefits.
Pension Plan Table

Final Average	Years of Service
Compensation(1)	30 or More(2)

$2,700,000	$1,620,000
2,900,000	1,740,000
3,100,000	1,860,000
3,300,000	1,980,000
3,500,000	2,100,000

(1)	Final average compensation equals one-fifth of the total compensation for the five years preceding termination of employment. Compensation includes salary, bonus (including any deferred bonus) and any other supplementary remuneration, but excludes payments made to participants for split-dollar life insurance premium bonuses and payments made to offset tax liabilities incurred related to these bonuses. In the case of Mr. Ralph J. Roberts, final average compensation may, under some circumstances, be increased as described below in “Agreements with Executive Officers and Directors—Compensation Agreement with Mr. Ralph J. Roberts—Election to Become a Consultant”.

(2)	This column represents the maximum annual benefit payable under the Supplemental Executive Retirement Plan.

Agreements with Executive Officers and Directors

Employment Agreement with Mr. Brian L. Roberts
      In 2005, we entered into a new employment agreement with Mr. Brian L. Roberts, our Chairman and CEO. The following is a description of the material terms of this agreement.
      Term. The term of the employment agreement is from June 1, 2005 through June 30, 2009.
      Base Salary. Mr. Roberts will receive an annual base salary of $2,500,000. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement. If so adjusted, Mr. Roberts’ salary may not be reduced, except pursuant to an overall plan to reduce the compensation of all our senior executive officers.
      Bonus; Stock Awards. Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Roberts’ agreement provides that, for 2005, his target bonus opportunity under our Executive Cash Bonus Plan was 135% of base salary. Mr. Roberts is also eligible to participate in our Supplemental Cash Bonus Plan and had a target bonus opportunity under that plan, for 2005, of 165% of his base salary. For subsequent years during the term of the agreement, Mr. Roberts’ bonus opportunity under each of these plans, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the agreement provides that the sum of the applicable percentages will not be less than 300%.
      The agreement also provides that Mr. Roberts is eligible to participate in our stock option and restricted stock plans on the same basis as our other senior officers. Awards under these plans are determined by the Compensation Committee, taking into account Mr. Roberts’ positions, duties and performance.
      Deferred Compensation. Mr. Roberts may cause the payment of all or a portion of the compensation payable to him to be deferred in accordance with and subject to our deferred compensation plans. In addition, the agreement entitles Mr. Roberts to an annual company contribution to our deferred compensation plans, in accordance with the following schedule:

Year	Amount

2005	$2,000,000
2006	$2,100,000
2007	$2,205,000
2008	$2,315,250
2009	$2,431,012
      Perquisites. The agreement provides for Mr. Roberts to continue to receive those perquisites and fringe benefits in effect at the time of the agreement under our current plans and policies, including our aviation policy (as described in footnote 3 to the Summary Compensation Table on page 32 of this proxy statement).
      Termination. The employment agreement will terminate upon the death of Mr. Roberts, at our option upon his disability or for cause, upon a vote of not less than three-fourths of the entire membership of our Board. If his employment is terminated by reason of his death or disability, we must continue to pay his annual base salary on a monthly basis, and his target bonuses on an annual basis, for five years to him or, upon his death, to his estate or to his spouse for so long as she is living and thereafter to her estate. In addition, upon Mr. Roberts’ death, we have agreed to provide health plan benefits to Mr. Roberts’ spouse during her lifetime and, upon his disability, we will continue to provide the company deferred compensation credits on the schedule set forth above for so long as he is living. If we terminate his employment without cause or he terminates it with good reason, Mr. Roberts is entitled to payment of base salary (based on the highest annual base salary he received during the term) and health and welfare benefits for a period through the later of the end of the term and twenty-four months after termination. He is also entitled to the payment of his annual cash bonuses (based on his highest participation levels during the term) for a period through the later of the end of the term and twelve months after termination. If Mr. Roberts dies after a termination without cause or with good reason and before June 30, 2009, his surviving spouse (or her estate) will instead be entitled to receive the death benefits described above and we will continue to provide the company deferred compensation credits on the schedule set forth above.
      Noncompetition and Confidentiality. Mr. Roberts has agreed not to compete with us during his employment and, in the event his employment terminates other than by the company without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the agreement and Mr. Roberts terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provision apply in exchange for providing him one year’s base salary and bonus and a deferred compensation credit. He is also required to maintain the confidentiality of our information and not to use such information except for our benefit. Mr. Roberts has also agreed not to solicit our employees or customers for one year after termination of his employment.
      Term and Split-Dollar Life Insurance Agreements with Mr. Roberts. We have entered into various agreements, including the employment agreement, with Mr. Roberts that obligate us to provide him with term, universal and split-dollar life insurance policies, aggregating $223 million in face value. The split-dollar policy is currently fully paid, however, we pay additional compensation to Mr. Roberts that has the effect of offsetting taxable income he would otherwise recognize annually in connection with this policy. Mr. Roberts pays income tax on this additional compensation. With respect to the term and/or universal life insurance policies, we pay the premiums on these policies as well as an income tax gross-up payment on account thereof. These insurance-related agreements do not terminate upon the termination of Mr. Roberts’ employment with us.
      Change of Control Provisions. Under the agreement, if our Board determines that it is appropriate to accelerate the vesting of options and/or restricted stock units in connection with a change of control transaction, we will provide notice to Mr. Roberts of this decision at least ten business days before the anticipated closing date of the change of control transaction. If so determined, all options and restricted stock units held by Mr. Roberts will become fully vested. Until the day before the date of a change of control, he will be able to exercise all such options. If the change of control is not consummated, the options will be treated as not having been exercised. In addition, if Mr. Roberts’ employment is terminated on or after the occurrence of a change of control, this termination will be treated as a termination without cause under the agreement entitling him to the benefits described above.

Employment Agreement with Mr. Burke
      In 2005, we entered into a new employment agreement with Mr. Stephen B. Burke, our Executive Vice President, Chief Operating Officer and President of Comcast Cable. The following is a description of the material terms of this agreement.
      Term. The term of the agreement is from November 1, 2005 through December 31, 2010.
      Base Salary. The agreement provides for an annual base salary of $2,000,000 through December 31, 2006. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement. If so adjusted, Mr. Burke’s salary may not be reduced, except pursuant to an overall plan to reduce the compensation of all our senior executive officers.
      Bonus; Stock Awards. Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Burke’s agreement provides that, for 2005, his bonus opportunity under our Executive Cash Bonus Plan was 135% of base salary. Mr. Burke is also eligible to participate in our Supplemental Cash Bonus Plan and had a target bonus opportunity under that plan, for 2005, of 165% of his base salary. For subsequent years during the term of the agreement, Mr. Burke will be entitled to continue to participate in these plans and the agreement provides that the sum of the applicable target bonus percentages will not be less than 300% if all performance targets under the plans are achieved.
      The agreement also provides that Mr. Burke is eligible to participate in our stock option and restricted stock plans on the same basis as our other senior officers. Awards under these plans are determined by the Compensation Committee, taking into account Mr. Burke’s positions, duties and performance.
      Deferred Compensation. Mr. Burke may cause the payment of all or a portion of the compensation payable to him to be deferred in accordance with and subject to our deferred compensation plans. In addition, the agreement entitles Mr. Burke to an annual company contribution to our deferred compensation plans, in accordance with the following schedule:

Year	Amount

2006	$1,680,000
2007	$1,764,000
2008	$1,852,200
2009	$1,944,800
2010	$2,042,050
      Termination. If we terminate Mr. Burke’s employment without cause, he is entitled to receive his then current base salary and all insurance, medical or other similar benefits for a period of twenty-four months from the date of termination. He is also entitled to receive one year’s target annual bonus and continued vesting of his stock options and restricted shares for one year following termination. If Mr. Burke terminates his employment for good reason, he will receive the same benefits as he would have if we had terminated his employment without cause. If his employment terminates due to his death or disability, he will receive three months of base salary, full vesting of his restricted stock units and stock options and his options will remain exercisable for the balance of their remaining terms. If he resigns, he is entitled only to his base salary for days actually worked.
      Noncompetition and Confidentiality. Mr. Burke has agreed not to compete with us during his employment and, in the event his employment terminates other than by the company without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the agreement and Mr. Burke terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him one year’s base salary and bonus. The agreement also requires him to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.
      Change of Control Provisions. Under the agreement, if our Board determines that it is appropriate to accelerate the vesting of options in connection with a change of control transaction, we will provide notice to Mr. Burke of this decision at least ten business days before the anticipated closing date of the change of control transaction. If so determined, all options held by Mr. Burke will become immediately exercisable in full. Until the day before the date of a change of control, he will be able to exercise all such options. If the change of control is not consummated, the options will be treated as not having been exercised.

Compensation Agreement with Mr. Ralph J. Roberts
      We have entered into a compensation agreement with Mr. Ralph J. Roberts, the founder of Comcast and Chairman of the Executive and Finance Committee of our Board. The following is a description of the material terms of this agreement, as amended.
      Term; Position. The term of the compensation agreement is from August 31, 1998 to December 31, 2007. The compensation agreement provides that Mr. Roberts will serve as Chairman of the Executive and Finance Committee of our Board until such time as he may elect to change his status to that of a non-executive consultant, and that until he makes such election he will continue to devote substantially all of his working time to us.

      If Mr. Roberts elects to become a non-executive consultant, he will devote such time as is necessary to perform the functions we reasonably request. In addition, for a period of five years following any termination of the service period of the compensation agreement, Mr. Roberts will perform such reasonable ceremonial functions as we may request and will promote our interests and goodwill as we may reasonably request.
      Base Salary. The compensation agreement provides that Mr. Roberts will receive an annual base salary of $1,600,000, as adjusted (but not reduced, except pursuant to an overall plan to reduce the compensation of all our senior executive officers) in order to reflect the greater of increases in the consumer price index subsequent to 1997 and the average percentage increase in the base compensation of our five employees (other than Mr. Roberts) with the highest base compensation during the preceding year.
      Bonus. So long as he continues to serve as one of our executive officers, Mr. Roberts will be eligible to receive annual bonuses of up to 50% of his base salary in accordance with our Executive Cash Bonus Plan, based on performance targets established by the Compensation Committee. Mr. Roberts is also eligible to participate in our Supplemental Cash Bonus Plan.
      Split-Dollar Life Insurance. The compensation agreement requires that we continue to provide and maintain the split-dollar life insurance provided to Mr. Roberts under a previous agreement and to provide additional survivorship split-dollar life insurance to Mr. Roberts and his spouse. Such split-dollar life insurance includes certain split-dollar life insurance provided to replace the potential benefits represented by a prior terminated discretionary bonus plan with respect to the appreciation through March 15, 1994 in the options for Class A Special common stock previously awarded to Mr. Roberts, taking into account our financial position and the tax deductibility of any such payments. Under the compensation agreement and the terms of the split-dollar life insurance arrangements, we are obligated to pay the whole-life portion of the annual premiums for certain single-life and joint-and-survivor life insurance policies for Mr. Roberts, and upon payment of the policies at the death of Mr. Roberts or of the survivor of Mr. Roberts and his spouse, as applicable, we recover all of the cumulative premiums previously paid by us for the whole-life portion of such policies. In 2004, Mr. Roberts waived our obligation to pay certain past and all future premium payments under the compensation agreement and the split-dollar life insurance policies in exchange for a restricted share award.
      Supplemental Death Benefit. Upon the death of Mr. Roberts, the compensation agreement requires us to pay a supplemental death benefit to a beneficiary designated by Mr. Roberts. The compensation agreement substituted this death benefit for two bonus arrangements of comparable value included in a prior agreement that were based on appreciation of Class A common stock from the date of grant of options to purchase Class B common stock to the date of exercise. We must pay the death benefit within six months from the date of Mr. Roberts’ death. Under the terms of the compensation agreement, Mr. Roberts requested that we invest portions of the death benefit in certain investments identified by Mr. Roberts. We have complied with Mr. Roberts’ request, and the amount of the death benefit has been adjusted to reflect the increase or decrease in value of any such investments. As of December 31, 2005, the amount of the death benefit was approximately $39.3 million.
      Termination. The compensation agreement will terminate upon Mr. Roberts’ death, at our option upon his disability or for cause, upon a vote of not less than two-thirds of the entire membership of our Board. If his employment is terminated by reason of his death or disability, we must continue to pay his annual base salary on a monthly basis for five years to him or, upon his death, to his designated beneficiary. Upon Mr. Roberts’ death, we have agreed to provide health plan benefits to Mr. Roberts’ spouse during her lifetime. In addition, the death benefit described above will continue to be payable in accordance with its terms and all of his outstanding stock options will vest fully and remain exercisable for their remaining terms. If we terminate his employment in violation of the compensation agreement (which would include a discharge without cause), he will remain entitled to substantially all of the benefits under the compensation agreement (e.g., salary, annual bonus and health plan benefits) for the original remaining term of the agreement.

      Noncompetition and Confidentiality. Mr. Roberts has agreed not to compete with us during his employment and for five years after termination of his employment. The compensation agreement also requires him to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during his employment and after termination of his employment. Breach by Mr. Roberts of any of these obligations constitutes cause for termination of the compensation agreement.
      Change of Control Provisions. Prior to any change of control, we must establish and fund a grantor trust, the amounts in which will be subject to claims of our creditors in the case of our bankruptcy, for the purpose of paying all deferred compensation, nonqualified retirement benefits and split-dollar life insurance premiums and bonuses for Mr. Roberts then applicable. Upon the occurrence of a change of control, such trust must become irrevocable, and we must continue to make payments into such trust to maintain sufficient amounts to fund all benefits subject to the trust. While our acquisition of the AT&T Broadband business in November 2002 was a change of control under the compensation agreement, Mr. Roberts elected to waive his right to have us fund the trust at that time; however, Mr. Roberts may exercise this right at any time by providing notice to us. In addition, if Mr. Roberts’ employment is terminated on or after the occurrence of a change of control, this termination cannot be treated as a termination for cause under the agreement.
      Election to Become a Consultant. Mr. Roberts may at any time, upon 30 days’ notice to us, elect to change his position from an executive to a consultant. In such event, he will continue to receive all of the compensation provided under the compensation agreement, other than the bonus to which he would otherwise be entitled under our Executive Cash Bonus Plan. If he elects to become a consultant, Mr. Roberts’ entitlement to retirement benefits under our Supplemental Executive Retirement Plan will be adjusted annually to reflect 150% of his base salary as a consultant, but his benefits under such plan will not in any event exceed the bonus he could have received under the compensation agreement had he continued to work as an executive.

Employment Agreements with Messrs. Smith and Alchin
      In 2005, we entered into new employment agreements with each of Mr. Lawrence S. Smith, our Executive Vice President and Co-Chief Financial Officer, and Mr. John R. Alchin, our Executive Vice President, Co-Chief Financial Officer and Treasurer. The following is a description of the material terms of these agreements.
      Term. The term of the agreements is from October 1, 2005 through December 31, 2008.
      Base Salary. The agreements with Messrs. Smith and Alchin provide for an annual base salary of $1,225,000 and $1,025,000, respectively, through December 31, 2006. In each case, this amount will be reviewed for increase for each subsequent calendar year in the term of the agreement. If so adjusted, base salary may not be reduced, except pursuant to an overall plan to reduce the compensation of all our senior executive officers.
      Bonus; Stock Awards. Each of the executives is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Each of the executive’s agreements provides that, for 2005, his respective bonus opportunity under our Executive Cash Bonus Plan was 75% of base salary. Each of the executives is also eligible to participate in our Supplemental Cash Bonus Plan and each had a target bonus opportunity under that plan, for 2005, of 50% of his base salary. For subsequent years during the term of the agreements, each executive will be entitled to continue to participate in each of these plans and each agreement provides that the sum of the applicable target bonus percentages will not be less than 125% if all performance targets under the plans are achieved. We have also agreed to pay to Mr. Smith additional cash bonuses of $119,400 on each of January 2, 2009 and October 26, 2012 and to Mr. Alchin $109,450 on each of these same days.
      The agreement also provides that each executive continues to be eligible to participate in our stock option and restricted stock plans on the same basis as our other senior officers. Awards under these plans are determined by the Compensation Committee, taking into account each executive’s position, duties and performance. Certain options held by the executives were adjusted in connection with their entering into these employment agreements. Pursuant to the agreements, either the exercise price and the exercisability periods were increased or a specified date on which the options will be exercisable was set.
      Termination. If we terminate the executive’s employment without cause, he is entitled to receive his then current base salary for a period of twenty-four months from the date of termination. He is also entitled to receive one year’s target annual bonus and continued vesting of his restricted shares for one year following termination. Certain options held by the executive will vest in full upon termination and remain exercisable through or at the end of their original terms. Each executive will also be able to participate in our health plans until age 65 or, if he is not eligible to participate, we will reimburse him on an after-tax basis for the incremental cost of obtaining other coverage. We will also provide an office and secretarial services through age 65 and credit his deferred compensation account balances with the employee rate through the end of the fifth calendar year following the year of his termination. If either executive terminates his employment for good reason, he will receive the same benefits as he would have if we had terminated his employment without cause. If the executive’s employment terminates due to his death or disability, he will receive three months of base salary, full vesting of his restricted stock units and stock options and his options will remain exercisable for the balance of their remaining terms. If the executive resigns, he is entitled only to his base salary for days actually worked.
      Election to Change Status. Each of Messrs. Smith and Alchin may, following 2006 in the case of Mr. Smith and following 2007 in the case of Mr. Alchin, elect to change his status to a part-time non-executive employee. If the executive makes this election, he will receive 30% of his base salary, bonus and broad-based equity grants for the remainder of the original term of the agreement. He will also be able to participate in our health plans until age 65, or, if he is not eligible to participate, we will reimburse him on an after-tax basis for the incremental cost of obtaining other coverage. We will also provide an office and secretarial services through age 65 and credit his deferred compensation account balances with the employee rate through the end of the fifth calendar year following the year of his termination. If either executive makes this election, we will have the ability to terminate his employment in lieu of allowing him to work part-time and he shall be entitled to receive the health, office and deferred compensation benefits described above. Upon such termination, certain options held by the executive will vest in full and remain exercisable through or at the end of their original exercisable terms. If this termination is before June 30, 2007, in the case of Mr. Smith, and June 30, 2008, in the case of Mr. Alchin, he will be entitled to receive the vesting of all restricted stock through this date.
      Noncompetition and Confidentiality. Under each of the agreements, the executive has agreed not to compete with us during his employment and, in the event his employment terminates other than by the company without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the agreement and either Mr. Smith or Mr. Alchin terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him one year’s base salary and bonus. If we elect to terminate either executive’s employment after he provides us notice that he has elected to change status, then the noncompetition provisions will apply in exchange for providing the executive one year’s base salary and bonus (less any amount actually paid to him in account of base salary or bonus for the year in which termination occurs). The agreements also require each executive to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.
      Change of Control Provisions. Under each of the agreements, if our Board determines that it is appropriate to accelerate the vesting of options in connection with a change of control transaction, we will provide notice to the executives of this decision at least ten business days before the anticipated closing date of the change of control transaction. If so determined, all options held by the executives will become immediately exercisable in full. Until the day before the date of a change of control, the executives will be able to exercise all such options. If the change of control is not consummated, the options will be treated as not having been exercised.

Employment Agreement with Mr. Cohen
      In 2005, we entered into a new employment agreement with Mr. David L. Cohen, one of our Executive Vice Presidents. The following is a description of the material terms of this agreement.
      Term. The term of the agreement is from October 1, 2005 through December 31, 2010.
      Base Salary. The agreement provides for an annual base salary of $1,200,000 through December 31, 2006. This amount will be reviewed for increase for each subsequent calendar year in the term of the agreement. If so adjusted, Mr. Cohen’s salary may not be reduced, except pursuant to an overall plan to reduce the compensation of all our senior executive officers.
      Bonus; Stock Awards. Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Cohen’s agreement provides that, for 2005, his bonus opportunity under our Executive Cash Bonus Plan was 75% of base salary. Mr. Cohen is also eligible to participate in our Supplemental Cash Bonus Plan and had a target bonus opportunity under that plan, for 2005, of 50% of his base salary. For subsequent years during the term of the agreement, Mr. Cohen will be entitled to continue to participate in these plans and the agreement provides that the sum of the applicable target bonus percentages will not be less than 125% if all performance targets under the plans are achieved.
      The terms of the agreement required us to grant Mr. Cohen options to purchase 225,000 shares of Class A common stock. With respect to 112,500 shares, 40% will vest on the second anniversary of the date of grant and 20% will vest on each of the third to fifth anniversaries of the date of grant. With respect to the other 112,500 shares, 20% will vest on the second anniversary of the date of grant, 10% will vest on each of the third to ninth anniversaries of the date of grant, and 10% will vest on the nine year and six-month anniversary of the date of grant. We were also obligated to grant him an award of 87,000 restricted stock units. 15% of the award will vest on each of the first through fourth anniversaries of the date of the grant and 40% will vest on the fifth anniversary of the date of grant.
      Deferred Compensation. Mr. Cohen may cause the payment of all or a portion of the compensation payable to him to be deferred in accordance with and subject to our deferred compensation plans. In addition, the agreement entitles Mr. Cohen to an annual company contribution to our deferred compensation plans, in accordance with the following schedule:

Year	Amount

2006	$750,000
2007	$787,500
2008	$826,875
2009	$868,219
2010	$911,630
      Termination. If we terminate Mr. Cohen’s employment without cause, he is entitled to receive his then current base salary and all insurance, medical or other similar benefits for a period of twenty-four months from the date of termination. He is also entitled to receive one year’s target annual bonus and continued vesting of his restricted shares and stock options for one year following termination. If Mr. Cohen terminates his employment for good reason, he will receive the same benefits as he would have if we had terminated his employment without cause. If his employment terminates due to his death or disability, he will receive three months of base salary, full vesting of his restricted stock units and stock options and his options will remain exercisable for the balance of their remaining terms.
      Noncompetition and Confidentiality. Mr. Cohen has agreed not to compete with us during his employment and, in the event his employment terminates other than by the company without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the agreement and Mr. Cohen terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the non-competition provisions apply in exchange for providing him one year’s base salary and bonus. The agreement also requires Mr. Cohen to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during or after his employment with us.
      Change of Control Provisions. Under the agreement, if our Board determines that it is appropriate to accelerate the vesting of options in connection with a change of control transaction, we will provide notice to Mr. Cohen of this decision at least ten business days before the anticipated closing date of the change of control transaction. If so determined, all options held by Mr. Cohen will become immediately exercisable in full. Until the day before the date of a change of control, he will be able to exercise all such options. If the change of control is not consummated, the options will be treated as not having been exercised.

Employment Agreement with Mr. Brodsky
      We have entered into an employment agreement with Mr. Julian A. Brodsky, our non-executive Vice Chairman. The following is a description of the material terms of this agreement, as amended.
      Term. The term of the employment agreement is from May 1, 2002 through April 30, 2009.
      Positions and Duties. From May 1, 2002 to April 30, 2004, Mr. Brodsky was one of our executive employees. From May 1, 2004 to April 30, 2009, Mr. Brodsky will be one of our non-executive employees. During the time that he is a non-executive employee, he will devote such time as is necessary for the performance of his duties, as we reasonably request.
      Base Salary. The employment agreement provides that from May 1, 2004 through April 30, 2009, Mr. Brodsky will receive an annual base salary of $600,000.
      Bonus. Mr. Brodsky is no longer entitled to participate in our annual cash bonus plans.
      SERP; Post-Retirement Programs; Split-Dollar Life Insurance Arrangements. Mr. Brodsky is entitled to participate in our Supplemental Executive Retirement Plan; for purposes of this plan, his employment was deemed to terminate on April 30, 2004. At the end of the term, Mr. Brodsky will be eligible to participate in our post-retirement benefits plan for a number of years based upon his years of service with us. Upon termination of these post-retirement benefits, we will provide Mr. Brodsky and his spouse, for the remainder of their lives, with a medical plan to supplement Medicare and will reimburse Mr. Brodsky and his spouse for amounts not paid or reimbursed by their health care plans so as to provide them with health care benefits equivalent to those available to our employees. We currently maintain two split-dollar life insurance arrangements for Mr. Brodsky under which we have no further obligation to pay any company portion of the applicable premiums.
      Termination of Employment. If Mr. Brodsky’s employment is terminated due to his death, all outstanding stock options will vest and become exercisable for the remainder of their original terms, we will continue to pay to his surviving spouse his then current annual base salary for five years or, if earlier, until the date of her death, and we will provide health care benefits until the date of her death. If his employment is terminated due to disability, we will continue to pay his then current annual base salary for five years or, if earlier, until April 30, 2009, certain benefits (free cable and high-speed data, parking at our corporate office and sports arenas and cell phone and service) will continue through this period, all outstanding stock options will vest and become exercisable for the remainder of their original terms and Mr. Brodsky will be entitled to participate in our post-retirement benefits plan based upon years of service with us. If Mr. Brodsky dies while receiving these benefits, we will provide benefits to his spouse as described above under termination due to death.
      If we terminate Mr. Brodsky’s employment without cause, Mr. Brodsky will be entitled to receive, for the remainder of the term, monthly payments of base salary (based on the highest annual base salary Mr. Brodsky received prior to his termination), amounts that would otherwise have been payable under our Executive Cash Bonus Plan and health care benefits or, at his option, we will make available private health insurance, and the other benefits described above. In addition, all outstanding stock options will vest and become exercisable for the remainder of their original terms, and Mr. Brodsky will be reimbursed for the cost of obtaining office space and secretarial support for the remainder of the term comparable to what he had been provided as an employee. At the end of the term, he will be entitled to participate in our post-retirement benefits plan. If Mr. Brodsky dies while receiving these benefits, we will provide benefits to his spouse as described above under termination due to death.
      If Mr. Brodsky retires, all outstanding stock options will vest and become exercisable for the remainder of their original terms, Mr. Brodsky will be entitled to participate in our post-retirement benefits plan based upon years of service with us, and he will continue to receive the other benefits described above through the remainder of the term. Upon termination of Mr. Brodsky’s employment at the end of the term, all outstanding stock options will vest and become exercisable for the remainder of their original terms.
      Under a separate agreement, Mr. Brodsky was also entitled to a $30,000 payment each year for 15 years commencing on May 1, 2004, the date he became one of our non-executive employees. Pursuant to the terms of his employment agreement, he received a lump sum payout of $326,800 in 2004, which was the present value of these annual payment obligations. This benefit reduced the benefits to which Mr. Brodsky was otherwise entitled to under our Supplemental Executive Retirement Plan with respect to 2004.
      Noncompetition and Confidentiality. Under the employment agreement, Mr. Brodsky has agreed not to compete with us during his employment and for two years after termination of his employment for any reason other than a termination without cause. The employment agreement also requires him to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during his employment and after termination of his employment.
      Change of Control Provisions. Prior to any change of control, we must establish and fund a grantor trust, the amounts in which will be subject to claims of our creditors in the case of our bankruptcy, for the purpose of paying all deferred compensation, nonqualified retirement benefits and split-dollar life insurance premiums and bonuses for Mr. Brodsky then applicable. Upon the occurrence of a change of control, such trust must become irrevocable, and we must continue to make payments into such trust to maintain sufficient amounts to fund all benefits subject to the trust. While our acquisition of the AT&T Broadband business in November 2002 was a change of control under the agreement, Mr. Brodsky elected to waive his right to have us fund the trust at that time; however, Mr. Brodsky may exercise this right at any time by providing notice to us.

Stock Performance Graph
      The following graph compares the yearly percentage change in the cumulative total shareholder return on our Class A common stock and Class A Special common stock during the five years ended December 31, 2005 with the cumulative total return on the Standard & Poor’s 500 Stock Index and with a selected peer group consisting of us and other companies engaged in the cable, telecommunications and media industries. This peer group consists of Cablevision Systems Corporation (Class A), Time Warner Inc., The DirecTV Group Inc. and Echostar Communications Corp. The comparison assumes $100 was invested on December 31, 2000 in our Class A common stock and Class A Special common stock and in each of the foregoing indices and assumes the reinvestment of dividends.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	2001	2002	2003	2004	2005

	(in dollars)
Comcast Class A	87	57	79	81	63
Comcast Class A Special	86	54	75	79	62
S&P 500 Stock Index	88	69	88	98	103
Peer Group Index	90	41	57	60	51

Report of the Compensation Committee
      The Compensation Committee is responsible for approving the nature and amount of compensation to be paid to, and the employment agreements with, Comcast’s executive officers, establishing and evaluating performance-based criteria and goals related to compensation, administering Comcast’s cash bonus and equity-based plans, making grants of awards under these plans, determining the balance of short- and long-term compensation to be awarded under these plans with respect to any particular year and determining and overseeing Comcast’s compensation and benefits policies generally. Our members are “independent directors” (as defined under Nasdaq rules), “non-employee directors” (as defined in Rule 16b-3 promulgated under Section 16 of the Securities and Exchange Act of 1934) and “outside directors” (as defined in Section 162(m) of the Internal Revenue Code of 1986). We use the services of an independent compensation consultant to assist us in carrying out our responsibilities and duties.
      Compensation Policy. We seek to offer those types of compensation that will serve to attract, motivate and retain highly qualified executive officers and key employees in an effort to enhance Comcast’s success and shareholder value. In addition, our compensation policies are designed to align the interests of management with Comcast’s shareholders. In order to do so, we consider a range of short- and long-term and cash and non-cash compensation elements. We believe this serves the goals of compensating Comcast’s executive officers competitively on a current basis, tying a significant portion of the executives’ compensation to company performance and allowing the executive officers and key employees to gain an ownership stake in Comcast commensurate with their relative levels of seniority and responsibility. Each year, we perform a review of the executive compensation programs, compensation philosophy and committee mission and performance. In addition, each year we review the nature and amounts of all elements of the executive officers’ compensation, both separately and in the aggregate, to ensure that the total amount of compensation is competitive with respect to Comcast’s peer companies and there is an appropriate balance between compensation that is tied to the short- and long-term performance of the company.
      2005 Review of Compensation. In 2005, Comcast entered into new employment agreements with each of the named executive officers, other than Mr. Ralph J. Roberts. In this connection, with the assistance of an independent compensation consultant, we evaluated the annual and long-term compensation of each of Messrs. Brian L. Roberts, Burke, Smith, Cohen and Alchin. In determining compensation levels, we applied the same principles to all of these individuals. We sought to provide “total direct compensation” (total cash compensation, equity incentive awards and retirement benefits) that is within the competitive range of our peer groups described below. We evaluated both the aggregate amount of, and the individual components within, total direct compensation when making our determinations. With the assistance of the compensation consultant, we also reviewed the terms of employment agreements of similarly situated executives at other peer group companies. As part of our assessment, we also took into account the following factors: the executives’ length of service with Comcast, their contributions to Comcast during this period, their individual performance measured against quantitative and qualitative objectives, including the executive officer’s individual responsibility and role with respect to overall corporate policy making, management and administration, the importance of retaining these executives and the performance of Comcast measured by the achievement of quantitative goals. We also reviewed each element of the executive officers’ compensation for internal consistency. In approving compensation levels, we were mindful of the fact that, unlike certain of Comcast’s competitive peer group companies, Comcast generally does not offer pension plan or supplemental executive retirement plan benefits. We have sought to use both the company’s deferred compensation program and equity award grants as a way of providing selected employees, including the executive officers, with longer-term compensation.
      Use of Competitive Market Data. We believe that Comcast’s competitors for executive talent are comprised of a broader range of companies than those with which Comcast is compared for stock performance purposes. Thus, the groups of companies with which we compare senior management compensation levels consist of a broader group than the companies included in the peer group index in the stock performance graph above. The compensation peer groups include companies in the entertainment/media industry (including The Walt Disney Company, Time Warner Inc. and Viacom Inc.), the

telecommunications industry (including AT&T Inc., BellSouth Corporation and Verizon Communications Inc.), as well as companies having comparable revenues and total capitalizations. The determination of the peer groups to be used for compensation purposes was made in consultation with our compensation consultant. For 2005, our general goal was to provide the executive officers with total aggregate compensation that was around the 75th percentile of total compensation for executives with comparable positions within the peer groups identified above. In determining the compensation levels for the executives, we weighted more heavily the compensation earned by similarly situated executives in the entertainment/media peer group, as both we and our consultant increasingly view this group as the most relevant comparator group.
      Executive Compensation Program. Comcast’s executive compensation program includes the following key components, which are more fully described below: base salary, performance-based annual cash bonuses and long-term equity compensation in the form of stock options and restricted stock units. In addition, executive officers are eligible to participate in Comcast’s deferred compensation plans, receive certain personal benefits in accordance with the company’s management perquisite policy and participate in Comcast’s employee benefit plans generally available to all employees. In 2005, with the assistance of our compensation consultant, we sought to achieve a mix of the key elements of compensation noted above to properly compensate and motivate the executives on both a short- and longer-term basis.
      Base Salary. In establishing base salary levels for 2005, we considered individual job responsibilities, duties and performance, and market data on base salary levels at peer group companies. We determined that an increase in base salary for each named executive officer was appropriate given his individual performance, Comcast’s level of achievement of the performance goals under its annual bonus plans and the increased duties and responsibilities placed on each of the officers as a result of Comcast’s continued growth.
      Bonuses. Annual cash bonuses for executive officers were granted under Comcast’s 2002 Executive Cash Bonus Plan (the “Executive Plan”) and 2002 Supplemental Cash Bonus Plan (the “Supplemental Plan”), each of which was recommended by, and designed in consultation with, our compensation consultant and previously approved by shareholders. The target bonus for each of the named executive officers under these plans is based on our assessment of the optimal mix of base salary and annual short-term bonus cash compensation and is made with the assistance of our compensation consultant analyzing market data on short-term bonuses at peer group companies. In 2005, the target bonus for Mr. Brian L. Roberts under the Executive Plan, expressed as a percentage of base salary, was 135%, and the target bonus for the other named executive officers ranged from 75 to 135% of base salary. The target bonus for Mr. Brian L. Roberts under the Supplemental Plan was 165% of base salary, and the target bonus for the other named executive officers ranged from 50 to 165% of base salary.
      Under the Executive Plan, each executive designated by us was eligible to earn an annual bonus of up to 150% of the sum of his or her base salary and any unearned bonus from any prior plan year, but not more than a total of $3 million, based on quantitative annual cash flow performance targets we established in advance. In 2005, we established two separate increase in cash flow targets under this plan. If Comcast achieved the first target, an executive would receive two-thirds of his target bonus amount and if Comcast achieved the second (higher) target, an executive would receive 100% of the target amount. Comcast achieved greater than 100% of these cash flow targets in 2005, which resulted in bonuses equal to the target amounts being paid to the named executive officers under this plan.
      Under the Supplemental Plan, each executive designated by us was eligible to earn an annual bonus of a percentage of his or her base salary, but no more than $5 million, based on annual quantitative and qualitative (such as work force diversity and customer satisfaction) performance targets we established in advance. Under this plan, we set varying qualitative and quantitative targets to measure performance and did so based on the positions and responsibilities of eligible employees. In 2005, we determined that the most significant metric to measure company performance as it relates to the named executive officers was increase in cash flow and set cash flow targets under this plan with higher thresholds than those under the Executive Plan. Each executive was eligible to receive a bonus equal to 80 to 120% of target, depending on the cash flow achieved. Comcast achieved greater than 100% of this cash flow target in 2005. Under the terms of the plan, this would have resulted in bonuses of 115.2% of the target amounts being paid to the named executive officers. However, after receiving a recommendation from management to reduce bonus amounts under this plan and having reviewed all elements of compensation earned or awarded in 2005, and the level of bonuses provided to other members of management, we decided to exercise our discretion under the plan to reduce bonus amounts to 105.2% of the target amount for each of the named executive officers.
      Equity-Based Incentive Compensation. Comcast’s equity-based incentive compensation had historically been in the form of stock options. In 2004, after discussion with our compensation consultant, we decided to redesign Comcast’s long-term equity compensation program to include grants of restricted stock units since we determined that the use of restricted stock units would further promote our goal of employee retention, as well as deliver better value to our employees, including our executive officers. Given Comcast’s long history of possessing an entrepreneurial culture and its focus on continued growth, we determined that a mixture of equity awards that was weighted with 75% of the value derived from the grant of stock options and 25% of the value derived from the grant of restricted stock units would be the optimal mix for Comcast and its executive officers and other employees. In consultation with this same consultant, we further revised our equity program in 2005 to provide a mixture of 50% restricted stock units and 50% stock options (by value). This mix continues to support Comcast’s culture of entrepreneurship and its focus on shareholder value creation, while providing a stronger retention vehicle for key executives through the increased use of restricted stock units. We believe that reliance upon long-term equity compensation is advantageous to Comcast because this type of compensation fosters a long-term commitment by the recipients and motivates the recipients to seek to improve the long-term market performance of Comcast’s stock. In general, total equity award grants were based on a proportional relationship to the expected cash compensation of each executive officer, taking into account prior equity grants and grants made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable executives at peer companies.
      We seek to achieve the long-term objectives of equity compensation in part by extending the vesting period for options over a longer time period than is the case with many other companies. For example, with respect to the options granted to Mr. Brian L. Roberts and the other executive officers during 2005, one-half of each individual’s options vests over five years and one-half vests over a period of nine years and six months. Restricted stock units and restricted shares granted during 2005 to the named executive officers generally vest 15% on each of the first four anniversaries of the date of grant and 40% on the fifth anniversary. We believe that these longer time-frame vesting schedules will focus the executives over the longer term on the creation of shareholder value.
      Deferred Compensation Plans. Comcast maintains deferred compensation plans that allow certain of its employees, including executive officers, to defer the receipt of cash compensation and restricted stock units. These plans are not funded plans. Other than deferred compensation and 401(k) plans, Comcast does not currently offer any pension or retirement plan benefits to the named executive officers, other than a supplemental retirement plan benefit to Mr. Ralph J. Roberts.
      Executive Perquisites and Other Benefits. Comcast’s policy on the provision of executive perquisites with respect to Messrs. Brian L. Roberts, Ralph J. Roberts and Burke is to allow each of them to receive perquisites up to a maximum taxable value of $50,000. If the executive receives benefits that would otherwise be considered perquisites in excess of this amount (generally calculated based on the associated tax value), he is required to pay Comcast the amount of such excess. With respect to the other named executive officers, they are generally required to pay Comcast for the full taxable value of any benefits that would be considered perquisites, other than the provision of parking at Comcast’s headquarters. In addition, Comcast pays, or reimburses, premiums on life and executive long-term disability insurance policies for all named executive officers who participate in these plans and provides a tax gross-up with respect to certain of these payments.

      Compensation of Mr. Brian L. Roberts. Mr. Brian L. Roberts’ compensation for approximately the first half of 2005 was determined under the terms of his prior compensation agreement with us. As described above, we entered into a new employment agreement with Mr. Roberts in 2005 and engaged the services of a compensation consultant in connection with this. In advising us on the terms and conditions of Mr. Roberts’ new agreement, we and our consultant considered the terms of Mr. Roberts’ then current agreement, Mr. Roberts’ integral role to the company and its shareholders, the performance of the company both during Mr. Roberts’ tenure and over the past year and the compensation levels of chief executive officers at peer group companies. This consultant evaluated and found the terms of Mr. Roberts’ agreement to be appropriate and within the competitive range of Comcast’s target peer markets and supported the adoption of his contract.
      Mr. Roberts’ compensation in 2005 consisted of the salary and benefits as determined under his employment agreement and short-term incentive compensation consisting of awards under the Executive Plan and Supplemental Plan described above as well as an additional discretionary bonus under the Supplemental Plan in an amount equal to the difference between the amount that would have been payable to Mr. Roberts under the Executive Plan (based on his target bonus and the achievement of the targets under this plan) and the amount that was actually paid to him, as a result of the individual limit under this plan. In addition, Mr. Roberts received long-term incentive compensation consisting of a grant of options under Comcast’s stock option plans to purchase a total of 425,000 shares of Class A common stock and a grant of 165,000 restricted stock units with respect to Class A common stock. In determining whether to increase Mr. Roberts’ base salary and in setting the other elements of his compensation, we took also into account the financial performance of Comcast, Mr. Roberts’ individual performance over the past year, including his strong and consistent management of Comcast, and our goal to provide total compensation to Mr. Roberts which is relative to executives with comparable positions at peer group companies. With respect to Mr. Roberts’ short-term incentive awards, we set target bonuses based on the achievement of a specific quantitative performance measure (increase in cash flow) under both the Executive Plan and the Supplemental Plan. In determining Mr. Roberts’ total long-term incentives, we reviewed Mr. Roberts’ prior years’ grants and his total anticipated other compensation for 2005 as well as a recommendation from management to consider reducing equity grants for senior executives with respect to 2005, and determined that for 2005 we would reduce the grant date value of Mr. Roberts’ awards by approximately 10% (as compared to 2004).
      Executive Ownership Policies. We have executive ownership policies for members of our senior management, including our executive officers. Under the current guidelines we have established, our Chief Executive Officer is required to own Comcast stock in an amount equal to at least five times his base salary. The other named executive officers are required to own Comcast stock in amounts ranging from three to four times base salary. These policies are designed to increase the executives’ ownership stakes in Comcast and to align their interests with the interests of Comcast shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer, shares underlying deferred stock units under Comcast’s Deferred Stock Option Plan and shares credited to the executive under our employee stock purchase plan (which must be held for 180 days from the date credited). In addition, 60% of each of the following types of ownership also counts: the market value of the executive’s stock fund under our deferred compensation plan, shares owned under our 401(k) plan, deferred shares under our restricted stock plan and the difference between the market price and exercise price of vested stock options.
      Effect of Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides generally that compensation in excess of $1 million paid to each of the chief executive officer and the other four most highly compensated executive officers of a public company (determined as of the last day of the company’s tax year) will not be deductible for federal income tax purposes, unless the compensation meets the Internal Revenue Code’s definition of “performance-based”. We conduct an ongoing review of Comcast’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with Comcast’s existing commitments and ongoing competitive needs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of our and Comcast’s overall compensation philosophy. From time to time, we have awarded and may award compensation which is not fully deductible if we determine that such award is consistent with this philosophy and is in the best interests of Comcast and its shareholders.
Members of the Compensation Committee
Dr. Judith Rodin (Chair)
S. Decker Anstrom
Joseph J. Collins
Michael I. Sovern
SHAREHOLDER PROPOSALS FOR NEXT YEAR
      Any shareholder proposals intended to be presented at our annual meeting of shareholders in 2007 called for a date between April 18, 2007 and June 18, 2007 and considered for inclusion in our proxy materials must be received by November 28, 2006. Any shareholder proposals should be directed to Arthur R. Block, Secretary, at our address listed on page 3 of this proxy statement. However, shareholders who wish to nominate directors for election must comply with the procedures described under “About our Board and its Committees” beginning on page 10 of this proxy statement.
      Any shareholder proposals intended to be presented at our annual meeting of shareholders in 2007 and not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. In the case of an annual meeting called for a date between April 18, 2007 and June 18, 2007, we must receive notice of the proposal on or after February 20, 2007 and on or before March 19, 2007. In the case of an annual meeting called for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 19, 2007, the shareholder proposals will be deemed “untimely.” Shareholder proposals failing to comply with the procedures of Rule 14a-8 of the proxy solicitation rules will be excluded. All shareholder proposals should be directed to Arthur R. Block, Secretary, at our address listed on page 3 of this proxy statement.
SOLICITATION OF PROXIES
      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $22,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.
Electronic Access and Delivery
      Shareholders can access the Notice of Annual Meeting, this proxy statement and our 2005 Annual Report via our website at www.cmcsa.com or www.cmcsk.com. For future shareholder meetings, registered shareholders may receive future annual reports and proxy statements electronically. To sign up for electronic delivery, go to www.computershare.com/us/sc/cmcs. You may also sign up when you vote by Internet at www.investorvote.com/cmc and follow the prompts. Once you sign up, you will no longer receive a printed copy of the annual report or the proxy statement, unless you request one. Each year you will receive an e-mail explaining how to access the annual report and the proxy statement online as well as how to vote your shares online. You may suspend electronic delivery of the annual report and the proxy statement at any time by contacting Computershare.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS
      Under the Securities and Exchange Commission rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:
           (1)     You have the same address as other securityholders registered on our books;
           (2)     You have the same last name as the other securityholders; and
           (3)     Your address is a residential address or post office box.
      If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.
For Registered Shareholders
      Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.
What do I need to do to receive just one set of annual disclosure materials?
      You do not have to do anything. Unless Computershare is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.
What if I want to continue to receive multiple sets of materials?
      If you would like to continue to receive a separate set of materials for yourself, call or write Computershare at 1-888-883-8903 or P.O. Box 43091, Providence, Rhode Island 02940-3091. A separate set of materials will be sent to you promptly.
What if I consent to have one set of materials mailed now, but change my mind later?
      Call or write Computershare to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?
      When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.
ANNUAL REPORT ON FORM 10-K
      WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO “INVESTOR RELATIONS” AT OUR ADDRESS SET FORTH ON PAGE 3 OF THIS PROXY STATEMENT.

DIRECTIONS TO THE WACHOVIA COMPLEX

From New Jersey via the Walt Whitman Bridge
Take Broad Street exit. At the bottom of the ramp, make a left on to Broad Street and follow the signs to the Sports Complex. The Wachovia Complex will be on your left.	From Interstate 76/Schuylkill Expressway
From I-76 Eastbound, follow the signs for South Jersey, Walt Whitman Bridge and Sports Complex. Take the Broad Street Exit. At the bottom of the exit ramp, make a right on to Broad Street. The Wachovia Complex will be on your left.

From Interstate 476/Blue Route Take I-476 South to the end. Follow signs for I-95 North, Philadelphia. Take I-95 North to Broad Street exit. The Wachovia Complex will be on your right.	From Interstate 95 From I-95 Northbound or Southbound, take the Broad Street exit. The Wachovia Complex will be on your right.

Public Transportation
SEPTA (Southeastern Pennsylvania Transportation Authority). Take the Broad Street (Orange) line South to the Pattison Ave. stop (last stop). When you exit the subway, the Wachovia Complex will be immediately to the south and east.	Parking Information
There is ample free parking available in the Wachovia Complex. Shareholders should use the main entrance to the Wachovia Complex which is located on Broad Street at 3601 South Broad Street. The gate attendant will direct you to the parking area and building.

Appendix A
COMCAST CORPORATION
2002 EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated, Effective December 14, 2005)
1.     Purpose.
      COMCAST CORPORATION, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation 2002 Employee Stock Purchase Plan (the “Plan”), effective December 14, 2005. The Plan is intended to encourage and facilitate the purchase of shares of common stock of Comcast Corporation by Eligible Employees of the Company and any Participating Companies, thereby providing such Eligible Employees with a personal stake in the Company and a long-range inducement to remain in the employ of the Company and Participating Companies. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code.
2.     Definitions.
      (a) “Account” means a bookkeeping account established by the Committee on behalf of a Participant to hold Payroll Deductions.
      (b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
      (c) “Board” means the Board of Directors of the Company.
      (d) “Brokerage Account” means the brokerage account established under the Plan by the Company for each Participant, to which Shares purchased under the Plan shall be credited.
      (e) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.
      (f) “Code” means the Internal Revenue Code of 1986, as amended.
      (g) “Committee” means the Compensation Committee of the Board.
      (h) “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
      (i) “Compensation” means an Eligible Employee’s wages as reported on Form W-2 (i.e., wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) from a Participating Company, reduced by reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits, but including salary reduction contributions and elective contributions that are not includible in gross income under sections 125 or 402(a)(8) of the Code.

      (j) “Election Form” means the written or electronic form acceptable to the Committee which an Eligible Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.
      (k) “Eligible Employee” means an Employee who is not an Ineligible Employee. Notwithstanding the foregoing to the contrary, solely for purposes of the Offering Period commencing on October 1, 2002, the term “Eligible Employee” means an Employee who was eligible to participate in this Plan immediately before October 1, 2002.
      (l) “Eligible Employer” means the Company and any subsidiary of the Company, within the meaning of section 424(f) of the Code.
      (m) “Employee” means a person who is an employee of a Participating Company.
      (n) “Fair Market Value” means the closing price per Share on the principal national securities exchange on which the Shares are listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if not listed or traded on any such exchange or system, the fair market value as reasonably determined by the Board or the Committee, which determination shall be conclusive.
      (o) “Five Percent Owner” means an Employee who, with respect to a Participating Company, is described in section 423(b)(3) of the Code.
      (p) “Ineligible Employee” means an Employee who, as of an Offering Commencement Date:

(1) is a Five Percent Owner;

(2) has been continuously employed by a Participating Company on a full-time basis for less than 90 days;

(3) has been continuously employed by a Participating Company on a part-time basis for less than one year; or

(4) is restricted from participating under Paragraph 3(b).
For purposes of this Paragraph 2(p), an Employee is employed on a part-time basis if the Employee customarily works less than 20 hours per week. For purposes of this Paragraph 2(p), an Employee is employed on a full-time basis if the Employee customarily works 20 or more hours per week.
      (q) “Offering” means an offering of Shares by the Company to Eligible Employees pursuant to the Plan.
      (r) “Offering Commencement Date” means the first day of each January 1, April 1, July 1 and October 1 beginning on or after Offerings are authorized by the Board or the Committee, until the Plan Termination Date, provided that the first Offering Commencement Date shall be on the Effective Date.
      (s) “Offering Period” means the period extending from an Offering Commencement Date through the following Offering Termination Date.
      (t) “Offering Termination Date” means the last day of each March, June, September and December following an Offering Commencement Date, or such other Offering Termination Date established in connection with a Terminating Event.
      (u) “Participant” means an Eligible Employee who has timely delivered an Election Form to the Committee in accordance with procedures established by the Committee.
      (v) “Participating Company” means, as provided in Schedule A to the Plan, the Eligible Employers, if any, that are approved by the Board or the Committee from time to time.
      (w) “Payroll Deductions” means amounts withheld from a Participant’s Compensation pursuant to the Plan, as described in Paragraph 5.

      (x) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
      (y) “Plan” means the Comcast Corporation 2002 Employee Stock Purchase Plan, as set forth in this document, and as may be amended from time to time.
      (z) “Plan Termination Date” means the earlier of:

(1) the Offering Termination Date for the Offering in which the maximum number of Shares specified in Paragraph 9 have been issued pursuant to the Plan; or

(2) the date as of which the Board or the Committee chooses to terminate the Plan as provided in Paragraph 14.
      (aa) “Purchase Price” means 85 percent of the lesser of: (1) the Fair Market Value per Share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter or (2) the Fair Market Value per Share on the Offering Termination Date, or if such date is not a trading day, then on the trading day immediately preceding the Offering Termination Date.
      (bb) “Shares” means:

(1) except as otherwise provided in Paragraph 2(bb)(2), shares of Comcast Corporation Class A Common Stock, par value $0.01.

(2) for the Offering Period commencing on October 1, 2002, shares of Comcast Corporation Class A Special Common Stock, par value $0.01.
      (cc) “Successor-in-Interest” means the Participant’s executor or administrator, or such other person or entity to whom the Participant’s rights under the Plan shall have passed by will or the laws of descent and distribution.
      (dd) “Terminating Event” means any of the following events:

(1) the liquidation of the Company; or

(2) a Change of Control.
      (ee) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.
      (ff) “Termination Form” means the written or electronic form acceptable to the Committee which an Employee shall use to discontinue participation during an Offering Period pursuant to Paragraph 7(b).
3.     Eligibility and Participation.
      (a) Eligibility. Except to the extent participation is restricted under Paragraph 3(b), each Eligible Employee shall be eligible to participate in the Plan.
      (b) Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be eligible to purchase Shares in an Offering to the extent that:

(1) immediately after the purchase of Shares, such Employee would be a Five Percent Owner; or

(2) a purchase of Shares would permit such Employee’s rights to purchase stock under all employee stock purchase plans of the Participating Companies which meet the requirements of section 423(b) of the Code to accrue at a rate which exceeds $25,000 in fair market value (as determined pursuant to section 423(b)(8) of the Code) for each calendar year in which such right to purchase Shares is outstanding.
      (c) Commencement of Participation. An Eligible Employee shall become a Participant by completing an Election Form and filing it with the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the first Offering to which such Election Form applies. Payroll Deductions for a Participant shall commence on first payroll period ending after the applicable Offering Commencement Date when his or her authorization for Payroll Deductions becomes effective, and shall end on the Plan Termination Date, unless sooner terminated by the Participant pursuant to Paragraph 7(b).
4.     Shares Per Offering.
      The Plan shall be implemented by a series of Offerings that shall commence after Offerings have been authorized by the Board or the Committee, and terminate on the Plan Termination Date. Offerings shall be made with respect to Compensation accumulated during each Offering Period for the period commencing with the first day of the first Offering Period (when such Offering Period is authorized by the Board or the Committee) and ending with the Plan Termination Date. Shares available for any Offering shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to Paragraph 8(a), for all of the Offerings, less the actual number of Shares purchased by Participants pursuant to prior Offerings. If the total number of Shares subject to purchase under the Plan on any Offering Termination Date exceeds the maximum number of Shares available, the Board or the Committee shall make a pro rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Offering Termination Date.
5.     Payroll Deductions.
      (a) Amount of Payroll Deductions. On the Election Form, an Eligible Employee may elect to have Payroll Deductions of not more than 10 percent of Compensation earned for each payroll period ending within the Offering Period, subject to the limitation that the maximum amount of Payroll Deductions for any Eligible Employee for any calendar year shall not exceed $10,000. The rules established by the Committee regarding Payroll Deductions, as reflected on the Election Form, shall be consistent with section 423(b)(5) of the Code.
      (b) Participants’ Accounts. All Payroll Deductions with respect to a Participant pursuant to Paragraph 5(a) shall be credited to the Participant’s Account under the Plan.
      (c) Changes in Payroll Deductions. A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering. No other change can be made during an Offering, including, but not limited to, changes in the amount of Payroll Deductions for such Offering. A Participant may change the amount of Payroll Deductions for subsequent Offerings by giving written notice (or notice in another form pursuant to procedures established by the Committee) of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering for which such change is effective.
6.     Purchase of Shares.
      (a) In General. On each Offering Termination Date, each Participant shall be deemed to have purchased a number of whole Shares equal to the quotient obtained by dividing the balance credited to the Participant’s Account as of the Offering Termination Date, by the Purchase Price, rounded to the next lowest whole Share. Shares deemed purchased by a Participant under the Plan shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.
      (b) Terminating Events. The Company shall give Participants at least 30 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The 20th day following the issuance of such notice by the Company (or such earlier date as the Board or the Committee may reasonably determine) shall constitute the Offering Termination Date for any outstanding Offering.

      (c) Fractional Shares and Minimum Number of Shares. Fractional Shares shall not be issued under the Plan. Amounts credited to an Account remaining after the application of such Account to the purchase of Shares under the Plan shall be credited to the Participant’s Account for the next succeeding Offering, or, at the Participant’s election, returned to the Participant as soon as practicable following the Offering Termination Date, without interest.
      (d) Transferability of Rights to Purchase Shares. No right to purchase Shares pursuant to the Plan shall be transferable other than by will or by the laws of descent and distribution, and no such right to purchase Shares pursuant to the Plan shall be exercisable during the Participant’s lifetime other than by the Participant.
7.     Termination of Participation.
      (a) Account. Except as provided in Paragraph 7(c), no amounts shall be distributed from Participants’ Accounts during an Offering Period.
      (b) Suspension of Participation. A Participant may discontinue Payroll Deductions during an Offering Period by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering. All amounts credited to such Participant’s Account shall be applied to the purchase of Shares pursuant to Paragraph 6. A Participant who discontinues Payroll Deductions during an Offering Period shall not be eligible to participate in the Offering next following the date on which the Participant delivers the Termination Form to the Committee.
      (c) Termination of Employment. Upon termination of a Participant’s employment for any reason, all amounts credited to such Participant’s Account shall be returned to the Participant, or, following the Participant’s death, to the Participant’s Successor-in-Interest.
8.     Interest.
      No interest shall be paid or allowed with respect to Payroll Deductions paid into the Plan or credited to any Participant’s Account.
9.     Shares.
      (a) Maximum Number of Shares; Adjustments. Subject to adjustment as provided in this Paragraph 9, not more than 10,250,000 Shares in the aggregate may be issued pursuant to the Plan pursuant to Offerings under the Plan, including Offerings commenced since the Plan first became effective as the Comcast Corporation 2001 Employee Stock Purchase Plan. Shares delivered pursuant to the Plan may, at the Company’s option, be either treasury Shares or Shares originally issued for such purpose. In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Company, the Board or the Committee shall make appropriate equitable anti-dilution adjustments to the number and class of shares of stock available for issuance under the Plan, to the number and class of shares of stock subject to outstanding Offerings and to the Purchase Price. Any reference to the Purchase Price in the Plan and in any related documents shall be a reference to the Purchase Price as so adjusted. Any reference to the term “Shares” in the Plan and in any related documents shall be a reference to the appropriate number and class of shares of stock available for issuance under the Plan, as adjusted pursuant to this Paragraph 9. The Board’s or the Committee’s adjustment shall be effective and binding for all purposes of this Plan. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.
      (b) Participant’s Interest in Shares. A Participant shall have no interest in Shares offered under the Plan until Shares are credited to the Participant’s Brokerage Account.
      (c) Crediting of Shares to Brokerage Account. Shares purchased under the Plan shall be credited to the Participant’s Brokerage Account as soon as practicable following the Offering Termination Date.

      (d) Restrictions on Purchase. The Board or the Committee may, in its discretion, require as conditions to the purchase of any Shares under the Plan such conditions as it may deem necessary to assure that such purchase of Shares is in compliance with applicable securities laws.
10.     Expenses.
      The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her Payroll Deductions.
11.     Taxes.
      The Participating Companies shall have the right to withhold from each Participant’s Compensation an amount equal to all federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them in connection with the purchase of Shares under the Plan and in connection with the sale of Shares acquired under the Plan. In connection with such withholding, the Participating Companies may make any such arrangements as they may deem necessary or appropriate to protect their interests.
12.     Plan and Contributions Not to Affect Employment.
      The Plan shall not confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.
13.     Administration.
      The Plan shall be administered by the Committee. The Board and the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel. The Committee may delegate its administrative duties, subject to its review and supervision, to the appropriate officers and employees of the Company. The determinations of the Board and the Committee on the matters referred to in this Paragraph 13 shall be conclusive and binding.
14.     Amendment and Termination.
      The Board or the Committee may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants, provided further, that no amendment to the Plan shall affect the right of any Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, and provided further that the Company may seek shareholder approval of an amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation.
15.     Effective Date.
      The original effective date of the Plan was December 20, 2000. This amendment and restatement of the Plan is effective on December 14, 2005.
16.     Government and Other Regulations.
      (a) In General. The purchase of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

      (b) Securities Law. The Committee shall have the power to make each Offering under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission thereunder.
17.     Non-Alienation.
      No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his right to purchase Shares under the Plan prior to time that Shares are credited to the Participant’s Brokerage Account. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.
18.     Notices.
      Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:

If to the Company:

Comcast Corporation
1500 Market Street
Philadelphia, PA, 19102
Fax: 215-981-7794
Attention: General Counsel

Or any other address provided pursuant to notice provided by the Committee.

If to the Participant:

At the address on file with the Participating Company from time to time, or to such other address as either party may hereafter designate in writing (or via such other means of communication permitted by the Committee) by notice similarly given by one party to the other.
19.     Successors.
      The Plan shall be binding upon and inure to the benefit of any successors or assigns of the Company.
20.     Severability.
      If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.
21.     Acceptance.
      The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

22.     Applicable Law.
      This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by applicable Federal law.
      Executed as of the 14th day of December, 2005.

COMCAST CORPORATION

By:	/s/ David L. Cohen

Attest:	/s/ Arthur R. Block

SCHEDULE A
Participating Companies
Effective as of January 1, 2005
Comcast Business Communications Holdings, Inc. and its subsidiaries
Comcast Cable Communications Holdings, Inc. and its subsidiaries
Comcast Cable Communications, LLC, and its subsidiaries
Comcast Corporation
Comcast Holdings Corporation
Comcast Online Communications, Inc.
Comcast Shared Services Corporation
Comcast SportsNet West, Inc.
G4 Media, LLC
Home Team Sports Limited Partnership
International Channel
Outdoor Life Network, LLC
Philadelphia Sports Media, L.P.
TGC, Inc. d/b/a The Golf Channel
Comcast Sports Management Services
Comcast HTS Holdings, Inc.
Comcast SportsNet Philadelphia, L.P.
Effective as of October 1, 2005 (or as soon as administratively practicable thereafter)
Comcast Spectacor, L.P.

Appendix B
COMCAST CORPORATION
2002 RESTRICTED STOCK PLAN
(As Amended And Restated, Effective December 14, 2005)
1.     Background and Purpose
      (a) Amendment and Restatement of Plan. COMCAST CORPORATION, a Pennsylvania corporation, hereby amends and restates the Comcast Corporation 2002 Restricted Stock Plan (the “Plan”), effective December 14, 2005. The purpose of the Plan is to promote the ability of Comcast Corporation to recruit and retain employees and enhance the growth and profitability of Comcast Corporation by providing the incentive of long-term awards for continued employment and the attainment of performance objectives.
      (b) Purpose of the Amendment; Credits Affected. The Plan has been amended and restated, effective December 14, 2005, to revise the rules relating to the delegation of authority by the Committee. The Plan was previously amended and restated, effective January 1, 2005 in order (i) to preserve the favorable tax treatment available to amounts deferred pursuant to the Plan before January 1, 2005 and the earnings credited in respect of such amounts (each a “Grandfathered Amount”) in light of the American Jobs Creation Act of 2004, IRS Notice 2005-1, and the regulations issued by the Department of the Treasury thereunder (collectively, the “AJCA”), and (ii) with respect to all other amounts eligible to be deferred under the Plan, to comply with the requirements of the AJCA. Except as provided in Paragraph 8(f)(iii) of the Plan, Grandfathered Amounts will continue to be subject to the terms and conditions of the Plan as in effect prior to the Amendment Date. All amounts eligible to be deferred under the Plan other than Grandfathered Amounts will be subject to the terms of this amendment and restatement of the Plan and the AJCA.
      (c) Reservation of Right to Amend to Comply with AJCA. The Board and the Committee reserve the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of the AJCA.
      (d) Deferral Provisions of Plan Unfunded and Limited to Select Group of Management or Highly Compensated Employees. Deferral Eligible Grantees and Non-Employee Directors may elect to defer the receipt of Restricted Stock and Restricted Stock Units as provided in Article VIII. The deferral provisions of Article VIII and the other provisions of the Plan relating to the deferral of Restricted Stock and Restricted Stock Units are unfunded and maintained primarily for the purpose of providing a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan.
2.     Definitions
      (a) “Acceleration Election” means a written election on a form provided by the Committee, pursuant to which a Deceased Grantee’s Successor-in-Interest or a Disabled Grantee elects to accelerate the distribution date of Shares issuable with respect to Restricted Stock and/or Restricted Stock Units.
      (b) “Account” means unfunded bookkeeping accounts established pursuant to Paragraph 8(e) and maintained by the Committee in the names of the respective Grantees (i) to which Deferred Stock Units are deemed credited and (ii) to which an amount equal to the Fair Market Value of Deferred Stock Units with respect to which a Diversification Election has been made and interest thereon are deemed credited, reduced by distributions in accordance with the Plan.
      (c) “Active Grantee” means each Grantee who is actively employed by a Participating Company.

      (d) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
      (e) “AJCA” means the American Jobs Creation Act of 2004, IRS Notice 2005-1 and announcements, notices, revenue rulings and regulations issued under the American Jobs Creation Act of 2004.
      (f) “Annual Rate of Pay” means, as of any date, an employee’s annualized base pay rate. An employee’s Annual Rate of Pay shall not include sales commissions or other similar payments or awards.
      (g) “Applicable Interest Rate” means:

(i) Except as otherwise provided in Paragraph 2(g)(ii), the Applicable Interest Rate means the interest rate that, when compounded annually pursuant to rules established by the Committee from time to time, is mathematically equivalent to 8% per annum, compounded annually, or such other interest rate established by the Committee from time to time. The effective date of any reduction in the Applicable Interest Rate shall not precede the later of: (A) the 30th day following the date of the Committee’s action to establish a reduced rate; or (B) the lapse of 24 full calendar months from the date of the most recent adjustment of the Applicable Interest Rate by the Committee.

(ii) Effective for the period extending from a Grantee’s employment termination date to the date the Grantee’s Account is distributed in full, the Committee, in its sole and absolute discretion, may designate the term “Applicable Interest Rate” for such Grantee’s Account to mean the lesser of: (A) the rate in effect under Paragraph 2(g)(i) or (B) the interest rate that, when compounded annually pursuant to rules established by the Committee from time to time, is mathematically equivalent to the Prime Rate plus one percent, compounded annually as of the last day of the calendar year. Notwithstanding the foregoing, the Committee may delegate its authority to determine the Applicable Interest Rate under this Paragraph 2(g)(ii) to an officer of the Company or committee of two or more officers of the Company.
      (h) “AT&T Broadband Transaction” means the acquisition of AT&T Broadband Corp. (now known as Comcast Cable Communications Holdings, Inc.) by the Company.
      (i) “Award” means an award of Restricted Stock or Restricted Stock Units granted under the Plan.
      (j) “Board” means the Board of Directors of the Company.
      (k) “Change of Control” means:

(i) For all purposes of the Plan other than Article VIII, any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.

(ii) For purposes of Article VIII, any transaction or series of transactions that constitutes:

(1) a change in the ownership of the Company, within the meaning of Q&A 12 of IRS Notice 2005-1;

(2) a change in effective control of the Company, within the meaning of Q&A 13 of IRS Notice 2005-1; or

(3) a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Q&A 14 of IRS Notice 2005-1.

      (l) “Code” means the Internal Revenue Code of 1986, as amended.
      (m) “Comcast Plan” means any restricted stock, restricted stock unit, stock bonus, stock option or other compensation plan, program or arrangement established or maintained by the Company or an Affiliate, including but not limited to this Plan, the Comcast Corporation 2003 Stock Option Plan, the Comcast Corporation 2002 Stock Option Plan, the Comcast Corporation 1996 Stock Option Plan, Comcast Corporation 1987 Stock Option Plan and the Comcast Corporation 2002 Deferred Stock Option Plan.
      (n) “Committee” means the Compensation Committee of the Board.
      (o) “Common Stock” means Class A Common Stock, par value $0.01, of the Company.
      (p) “Company” means Comcast Corporation, a Pennsylvania corporation, as successor to Comcast Holdings Corporation (formerly known as Comcast Corporation), including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
      (q) “Company Stock Fund” means a hypothetical investment fund pursuant to which Deferred Stock Units are credited with respect to a portion of an Award subject to an Election, and thereafter until (i) the date of distribution or (ii) the effective date of a Diversification Election, to the extent a Diversification Election applies to such Deferred Stock Units, as applicable. The portion of a Grantee’s Account deemed invested in the Company Stock Fund shall be treated as if such portion of the Account were invested in hypothetical shares of Common Stock or Special Common Stock otherwise deliverable as Shares upon the Vesting Date associated with Restricted Stock or Restricted Stock Units, and all dividends and other distributions paid with respect to Common Stock or Special Common Stock were held uninvested in cash and credited with interest at the Applicable Interest Rate as of the next succeeding December 31 (to the extent the Account continues to be deemed credited in the form of Deferred Stock Units through such December 31).
      (r) “Date of Grant” means the date on which an Award is granted.
      (s) “Deceased Grantee” means:

(i) A Grantee whose employment by a Participating Company is terminated by death; or

(ii) A Grantee who dies following termination of employment by a Participating Company.
      (t) “Deferral Eligible Employee” means:

(i) An Eligible Employee whose Annual Rate of Pay is $200,000 or more as of both: (i) the date on which an Initial Election is filed with the Committee; and (ii) the first day of the calendar year in which such Initial Election filed.

(ii) An Eligible Employee whose Annual Rate of Pay is $125,000 as of each of: (A) June 30, 2002; (B) the date on which an Initial Election is filed with the Committee; and (C) the first day of each calendar year beginning after December 31, 2002.

(iii) Each New Key Employee.

(iv) Each other employee of a Participating Company who is designated by the Committee, in its sole and absolute discretion, as a Deferral Eligible Employee.
      (u) “Deferred Stock Units” means the number of hypothetical Shares subject to an Election.
      (v) “Disability” means:

(i) An individual’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii) Circumstances under which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an individual is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the individual’s employer.

      (w) “Disabled Grantee” means:

(i) A Grantee whose employment by a Participating Company is terminated by reason of Disability;

(ii) The duly-appointed legal guardian of an individual described in Paragraph 2(w)(i) acting on behalf of such individual.
      (x) “Diversification Election” means a Grantee’s election to have a portion of the Grantee’s Account credited in the form of Deferred Stock Units and attributable to any grant of Restricted Stock or Restricted Stock Units deemed liquidated and credited thereafter under the Income Fund, as provided in Paragraph 8(g).
      (y) “Election” means, as applicable, an Initial Election, a Subsequent Election, or an Acceleration Election.
      (z) “Eligible Employee” means an employee of a Participating Company, as determined by the Committee.
      (aa) “Fair Market Value” means:

(i) If Shares are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

(ii) If Shares are not so listed, but trades of Shares are reported on the Nasdaq National Market, Fair Market Value shall be determined based on the last quoted sale price of a Share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date.

(iii) If Shares are not so listed nor trades of Shares so reported, Fair Market Value shall be determined by the Committee in good faith.
      (bb) “Grandfathered Amount” means Deferred Stock Units described in Paragraph 1(b).
      (cc) “Grantee” means an Eligible Employee or Non-Employee Director who is granted an Award.
      (dd) “Hardship” means a Grantee’s severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Grantee, or, a sudden and unexpected illness or accident of a dependent (as defined by section 152(a) of the Code) of the Grantee, or loss of the Grantee’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Grantee. A need to send the Grantee’s child to college or a desire to purchase a home is not an unforeseeable emergency. No Hardship shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Grantee’s other assets (including assets of the Grantee’s spouse and minor children that are reasonably available to the Grantee) to the extent that this liquidation would not itself cause severe financial hardship. For the purposes of the preceding sentence, the Grantee’s resources shall be deemed to include those assets of his spouse and minor children that are reasonably available to the Grantee; however, property held for the Grantee’s child under an irrevocable trust or under a Uniform Gifts to Minors Act custodianship or Uniform Transfers to Minors Act custodianship shall not be treated as a resource of the Grantee. The Committee shall determine whether the circumstances of the Grantee constitute an unforeseeable emergency and thus a Hardship within the meaning of this Paragraph 2(dd). Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Grantee shall be required to submit any evidence of the Grantee’s circumstances that the Committee requires. The determination as to whether the Grantee’s circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Paragraph 2(dd) for all Grantees in similar circumstances.
      (ee) “Income Fund” means a hypothetical investment fund pursuant to which an amount equal to the Fair Market Value of Deferred Stock Units subject to a Diversification Election is credited as of the effective date of such Diversification Election and as to which interest is credited thereafter until the date of distribution at the Applicable Interest Rate.
      (ff) “Initial Election” means a written election on a form provided by the Committee, pursuant to which a Grantee: (i) elects, within the time or times specified in Paragraph 8(a), to defer the distribution date of Shares issuable with respect to Restricted Stock or Restricted Stock Units; and (ii) designates the distribution date of such Shares.
      (gg) “New Key Employee” means each employee of a Participating Company who: (i) becomes an employee of a Participating Company and has an Annual Rate of Pay of $200,000 or more as of his employment commencement date; or (ii) has an Annual Rate of Pay that is increased to $200,000 or more and who, immediately preceding such increase, was not a Deferral Eligible Employee.
      (hh) “Non-Employee Director” means an individual who is a member of the Board, and who is not an employee of the Company, including an individual who is a member of the Board and who previously was an employee of the Company.
      (ii) “Normal Retirement” means a Grantee’s termination of employment that is treated by the Participating Company as a retirement under its employment policies and practices as in effect from time to time.
      (jj) “Other Available Shares” means, as of any date, the sum of:

(i) The total number of Shares owned by a Grantee that were not acquired by such Grantee pursuant to a Comcast Plan or otherwise in connection with the performance of services to the Company or an Affiliate; plus

(ii) The excess, if any of:

(1) The total number of Shares owned by a Grantee other than the Shares described in Paragraph 2(jj)(i); over

(2) The sum of:

(A) The number of such Shares owned by such Grantee for less than six months; plus

(B) The number of such Shares owned by such Grantee that has, within the preceding six months, been the subject of a withholding certification pursuant to Paragraph 9(c)(ii) or any similar withholding certification under any other Comcast Plan; plus

(C) The number of such Shares owned by such Grantee that has, within the preceding six months, been received in exchange for Shares surrendered as payment, in full or in part, or as to which ownership was attested to as payment, in full or in part, of the exercise price for an option to purchase any securities of the Company or an Affiliate of the Company, under any Comcast Plan, but only to the extent of the number of Shares surrendered or attested to; plus

(D) The number of such Shares owned by such Grantee as to which evidence of ownership has, within the preceding six months, been provided to the Company in connection with the crediting of “Deferred Stock Units” to such Grantee’s Account under the Comcast Corporation 2002 Deferred Stock Option Plan (as in effect from time to time).

For purposes of this Paragraph 2(jj), a Share that is subject to an Election pursuant to Paragraph 8 or a deferral election pursuant to another Comcast Plan shall not be treated as owned by a Grantee until all conditions to the delivery of such Share have lapsed. The number of Other Available Shares shall be determined separately for Common Stock and Special Common Stock. For purposes of determining the number of Other Available Shares, the term “Shares” shall also include the securities held by a Grantee immediately before the consummation of the AT&T Broadband Transaction that became Shares as a result of the AT&T Broadband Transaction.
      (kk) “Participating Company” means the Company and each of the Subsidiary Companies.
      (ll) “Performance-Based Compensation” means “performance-based compensation” within the meaning of Q&A 22 of IRS Notice 2005-1, or such other guidance as may be issued by the Department of the Treasury under section 409A of the Code.
      (mm) “Performance Period” means a period of at least 12 months during which a Grantee may earn Performance-Based Compensation.
      (nn) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
      (oo) “Plan” means the Comcast Corporation 2002 Restricted Stock Plan, as set forth herein, and as amended from time to time.
      (pp) “Prime Rate” means, for any calendar year, the interest rate that, when compounded daily pursuant to rules established by the Committee from time to time, is mathematically equivalent to the prime rate of interest (compounded annually) as published in the Eastern Edition of The Wall Street Journal on the last business day preceding the first day of such calendar year, and as adjusted as of the last business day preceding the first day of each calendar year beginning thereafter.
      (qq) “Restricted Stock” means Shares subject to restrictions as set forth in an Award.
      (rr) “Restricted Stock Unit” means a unit that entitles the Grantee, upon the Vesting Date set forth in an Award, to receive one Share.
      (ss) “Retired Grantee” means a Grantee who has terminated employment pursuant to a Normal Retirement.
      (tt) “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.
      (uu) “Share” or “Shares” means:

(i) except as provided in Paragraph 2(uu)(ii), a share or shares of Common Stock.

(ii) with respect to Awards granted before the consummation of the AT&T Broadband Transaction as to which a Vesting Date has not occurred, and for purposes of Paragraphs 2(jj) and 9(c), the term “Share” or “Shares” also means a share or shares of Special Common Stock.
      (vv) “Special Common Stock” means Class A Special Common Stock, par value $0.01, of the Company.
      (ww) “Special Diversification Election” means, with respect to each separate grant of Restricted Stock or Restricted Stock Units, a Diversification Election by a Grantee other than a Non-Employee Director to have more than 40 percent of the Deferred Stock Units credited to such Grantee’s Account in the Company Stock Fund liquidated and credited thereafter under the Income Fund, as provided in Paragraph 8(g)(i), if (and to the extent that) it is approved by the Committee in accordance with Paragraph 8(g)(ii).
      (xx) “Subsequent Election” means a written election on a form provided by the Committee, filed with the Committee in accordance with Paragraph 8(d), pursuant to which a Grantee: (i) elects, within the time or times specified in Paragraph 8(d), to further defer the distribution date of Shares issuable with respect to Restricted Stock or Restricted Stock Units; and (ii) designates the distribution date of such Shares.
      (yy) “Subsidiary Companies” means all business entities that, at the time in question, are subsidiaries of the Company, within the meaning of section 424(f) of the Code.
      (zz) “Successor-in-Interest” means the estate or beneficiary to whom the right to payment under the Plan shall have passed by will or the laws of descent and distribution.
      (aaa) “Terminating Event” means any of the following events:

(i) the liquidation of the Company; or

(ii) a Change of Control.
      (bbb) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.
      (ccc) “Vesting Date” means, as applicable: (i) the date on which the restrictions imposed on a Share of Restricted Stock lapse or (ii) the date on which the Grantee vests in a Restricted Stock Unit.
      (ddd) “1933 Act” means the Securities Act of 1933, as amended.
      (eee) “1934 Act” means the Securities Exchange Act of 1934, as amended.
3.     Rights To Be Granted
      Rights that may be granted under the Plan are:
      (a) Rights to Restricted Stock which gives the Grantee ownership rights in the Shares subject to the Award, subject to a substantial risk of forfeiture, as set forth in Paragraph 7, and to deferred payment, as set forth in Paragraph 8; and
      (b) Rights to Restricted Stock Units which give the Grantee the right to receive Shares upon a Vesting Date, as set forth in Paragraph 7, and to deferred payment, as set forth in Paragraph 8. The maximum number of Shares subject to Awards that may be granted to any single individual in any calendar year, adjusted as provided in Paragraph 10, shall be one million Shares.
4.     Shares Subject to the Plan
      (a) Not more than 15 million Shares in the aggregate may be issued under the Plan pursuant to the grant of Awards, subject to adjustment in accordance with Paragraph 10, provided that subject to the approval of the Company’s shareholders at the Company’s Annual Meeting of Shareholders to be held in 2006, the number of Shares in the aggregate that may be issued under the Plan, pursuant to the grant of Awards, subject to adjustment in accordance with Paragraph 10, shall be increased from 15 million to 35 million. The Shares issued under the Plan may, at the Company’s option, be either Shares held in treasury or Shares originally issued for such purpose.
      (b) If Restricted Stock or Restricted Stock Units are forfeited pursuant to the term of an Award, other Awards with respect to such Shares may be granted.
5.     Administration of the Plan
      (a) Administration. The Plan shall be administered by the Committee, provided that with respect to Awards to Non-Employee Directors, the rules of this Section 5 shall apply so that all references in this Section 5 to the Committee shall be treated as references to either the Board or the Committee acting alone.

      (b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to:

(i) select those Employees and Non-Employee Directors to whom Awards shall be granted under the Plan, to determine the number of Shares and/or Restricted Stock Units, as applicable, to be granted pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award, including the restrictions applicable to such Shares and the conditions upon which a Vesting Date shall occur; and

(ii) interpret the Plan’s provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan.
The determination of the Committee in all matters as stated above shall be conclusive.
      (c) Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.
      (d) Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Paragraph 5(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute.
      (e) Indemnification. Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled without further act on his part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Articles of Incorporation and By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of the action, suit or proceeding.
      (f) Delegation of Authority.

(i) Named Executive Officers and Section 16(b) Officers. All authority with respect to the grant, amendment, interpretation and administration of grants and awards of restricted stock and restricted stock units with respect to any Eligible Employee who is either (x) a Named Executive Officer (i.e., an officer who is required to be listed in the Company’s Proxy Statement Compensation Table) or (y) is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act, is reserved to the Committee.

(ii) Senior Officers and Highly Compensated Employees. The Committee may delegate to a committee consisting of the Chairman of the Committee and one or more officers of the Company designated by the Committee, discretion under the Plan to grant, amend, interpret and administer grants of Restricted Stock and Restricted Stock Units with respect to any Eligible Employee who (x) holds a position with Comcast Corporation of Senior Vice President or a position of higher rank than Senior Vice President or (y) has a base salary of $500,000 or more.

(iii) Other Employees. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan to grant, amend, interpret and administer grants of Restricted Stock and Restricted Stock Units with respect to any Eligible Employee other than an Eligible Employee described in Section 5(f)(i) or Section 5(f)(ii).

      (g) Termination of Delegation of Authority. Any delegation of authority described in Paragraph 5(f) shall continue in effect until the earliest of:

(i) such time as the Committee shall, in its discretion, revoke such delegation of authority;

(ii) in the case of delegation under Section 5(f)(ii), the delegate shall cease to serve as Chairman of the Committee or serve as an employee of the Company for any reason, as the case may be and in the case of delegation under Section 5(f)(iii), the delegate shall cease to serve as an employee of the Company for any reason; or

(iii) the delegate shall notify the Committee that he declines to continue exercise such authority.
6.     Eligibility
      Awards may be granted only to Eligible Employees and, subject to the approval of the shareholders of the Company at the Annual Meeting of Shareholders of the Company to be held in 2005, Non-Employee Directors.
7.     Restricted Stock and Restricted Stock Unit Awards
      The Committee may grant Awards in accordance with the Plan, provided that the Board or the Committee may grant Awards to Non-Employee Directors authorized by the Comcast Corporation 2002 Non-Employee Director Compensation Plan, or otherwise. With respect to Awards to Non-Employee Directors, the rules of this Section 7 shall apply so that either the Board or the Committee acting alone shall have all of the authority otherwise reserved in this Section 7 to the Committee.
      The terms and conditions of Awards shall be set forth in writing as determined from time to time by the Committee, consistent, however, with the following:
      (a) Time of Grant. All Awards shall be granted within ten (10) years from the date of adoption of the Plan by the Board.
      (b) Terms of Awards. The provisions of Awards need not be the same with respect to each Grantee. No cash or other consideration shall be required to be paid by the Grantee in exchange for an Award.
      (c) Awards and Agreements. Each Grantee shall be provided with an agreement specifying the terms of an Award. In addition, a certificate shall be issued to each Grantee in respect of Restricted Shares subject to an Award. Such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Restricted Stock be held by the Company until all restrictions on such Restricted Stock have lapsed.
      (d) Restrictions. Subject to the provisions of the Plan and the Award, the Committee may establish a period commencing with the Date of Grant during which the Grantee shall not be permitted to sell, transfer, pledge or assign Restricted Stock awarded under the Plan.
      (e) Vesting/Lapse of Restrictions. Subject to the provisions of the Plan and the Award, a Vesting Date for Restricted Stock or Restricted Stock Units subject to an Award shall occur at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Award; provided, however, that except as otherwise provided by the Committee, a Vesting Date shall occur only if the Grantee is an employee of a Participating Company as of such Vesting Date, and has been an employee of a Participating Company continuously from the Date of Grant. The Award may provide for Restricted Stock or Restricted Stock Units to vest in installments, as determined by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to such Grantee’s Restricted Stock or Restricted Stock Units. All references to Shares in Awards granted before the consummation of the AT&T Broadband Transaction as to which a Vesting Date has not occurred shall be deemed to be references to Special Common Stock.

      (f) Rights of the Grantee. Grantees may have such rights with respect to Shares subject to an Award as may be determined by the Committee and set forth in the Award, including the right to vote such Shares, and the right to receive dividends paid with respect to such Shares. A Grantee whose Award consists of Restricted Stock Units shall not have the right to vote or to receive dividend equivalents with respect to such Restricted Stock Units.
      (g) Termination of Grantee’s Employment. A transfer of an Eligible Employee between two employers, each of which is a Participating Company, shall not be deemed a termination of employment. In the event that a Grantee terminates employment with all Participating Companies, all Restricted Shares and/or Restricted Stock Units as to which a Vesting Date has not occurred shall be forfeited by the Grantee and deemed canceled by the Company.
      (h) Delivery of Shares. Except as otherwise provided by Paragraph 8, when a Vesting Date occurs with respect to all or a portion of an Award of Restricted Stock or Restricted Stock Units, the Company shall notify the Grantee that a Vesting Date has occurred, and shall deliver to the Grantee (or the Grantee’s Successor-in-Interest) a certificate for the number of Shares as to which a Vesting Date has occurred (or in the case of Restricted Stock Units, the number of Shares represented by such Restricted Stock Units) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 9(a)). The right to payment of any fractional Shares that may have accrued shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share at the Vesting Date, as determined by the Committee.
8.     Deferral Elections
      A Grantee may elect to defer the receipt of Shares that would otherwise be issuable with respect to Restricted Stock or Restricted Stock Units as to which a Vesting Date has occurred, as provided by the Committee in the Award, consistent, however, with the following:
      (a) Initial Election.

(i) Election. Each Grantee who is a Non-Employee Director or a Deferral Eligible Employee shall have the right to defer the receipt of some or all of the Shares issuable with respect to Restricted Stock or Restricted Stock Units as to which a Vesting Date has not yet occurred, by filing an Initial Election to defer the receipt of such Shares on a form provided by the Committee for this purpose.

(ii) Deadline for Initial Election. No Initial Election to defer the receipt of Shares issuable with respect to Restricted Stock or Restricted Stock Units that are not Performance-Based Compensation shall be effective unless it is filed with the Committee on or before the 30th day following the Date of Grant provided that pursuant to Q-A 21 of IRS Notice 2005-1, to the extent provided by the Committee or its delegate, a Grantee may, on or before March 15, 2005, make an Initial Election with respect to Restricted Stock or Restricted Stock Units that were granted before January 1, 2005 and were not vested on December 31, 2004, and with respect to Restricted Stock or Restricted Stock Units that may be granted after December 31, 2004, provided further that the Restricted Stock or Restricted Stock Units to which the Initial Election relates have not been vested at the time the Initial Election is filed. No Initial Election to defer the receipt of Shares issuable with respect to Restricted Stock or Restricted Stock Units that are Performance-Based Compensation shall be effective unless it is filed with the Administrator at least six months before the end of the Performance Period during which such Performance-Based Compensation may be earned.

(iii) Special Transition Rule. Pursuant to Q-A 20 of IRS Notice 2005-1, to the extent provided by the Committee or its delegate, a Grantee may, on or before December 31, 2005, terminate the deferral of Restricted Stock or Restricted Stock Units pursuant to an Initial Election or cancel an Initial Election with regard to amounts deferred under the Plan, provided that if a Grantee terminates the deferral of Compensation pursuant to an Initial Election under this Paragraph 8(a)(iii), the Company shall pay the Grantee the Compensation that would have been deferred if the deferral of

Compensation had not been terminated, and provided further that if a Grantee cancels an Initial Election with regard to amounts deferred under the Plan, the Company shall pay the Grantee the amount deferred pursuant to such Initial Election through the cancellation date, plus income, gains and losses credited with respect thereto as provided in this Article VIII.

      (b) Effect of Failure of Vesting Date to Occur. An Election shall be null and void if a Vesting Date with respect to the Restricted Stock or Restricted Stock Units does not occur before the distribution date for Shares issuable with respect to such Restricted Stock or Restricted Stock Units identified in such Election.
      (c) Deferral Period. Except as otherwise provided in Paragraph 8(d), all Shares issuable with respect to Restricted Stock or Restricted Stock Units that are subject to an Election shall be delivered to the Grantee (or the Grantee’s Successor-in-Interest) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 9(a)), on the distribution date for such Shares designated by the Grantee on the most recently filed Election. Subject to acceleration or deferral pursuant to Paragraph 8(d) or Paragraph 11, no distribution may be made earlier than January 2nd of the third calendar year beginning after the Vesting Date, nor later than January 2nd of the eleventh calendar year beginning after the Vesting Date. The distribution date may vary with each separate Election.
      (d) Additional Elections. Notwithstanding anything in this Paragraph 8(d) to the contrary, no Subsequent Election shall be effective until 12 months after the date on which such Subsequent Election is made.

(i) Each Active Grantee who has previously made an Initial Election to receive a distribution of part or all of his or her Account, or who, pursuant to this Paragraph 8(d)(i) has made a Subsequent Election to defer the distribution date for Shares issuable with respect to Restricted Stock or Restricted Stock Units for an additional period from the originally-elected distribution date, may elect to defer the distribution date for a minimum of five and a maximum of ten additional years from the previously-elected distribution date, by filing a Subsequent Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made.

(ii) A Deceased Grantee’s Successor-in-Interest may elect to: (A) file a Subsequent Election to defer the distribution date for the Deceased Grantee’s Shares issuable with respect to Restricted Stock or Restricted Stock Units for five additional years from the date payment would otherwise be made; or (B) file an Acceleration Election to accelerate the distribution date for the Deceased Grantee’s Shares issuable with respect to Restricted Stock or Restricted Stock Units from the date payment would otherwise be made to a date that is as soon as practicable following the Deceased Grantee’s death. A Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on the Deceased Grantee’s last Election. An Acceleration Election pursuant to this Paragraph 8(d)(ii) must be filed with the Committee as soon as practicable following the Deceased Grantee’s death, as determined by the Committee.

(iii) A Disabled Grantee may elect to accelerate the distribution date of the Disabled Grantee’s Shares issuable with respect to Restricted Stock or Restricted Stock Units from the date payment would otherwise be made to a date that is as soon as practicable following the date the Disabled Grantee became disabled. An Acceleration Election pursuant to this Paragraph 8(d)(iii) must be filed with the Committee as soon as practicable following the Deceased Grantee’s death, as determined by the Committee.

(iv) A Retired Grantee may elect to defer the distribution date of the Retired Grantee’s Shares issuable with respect to Restricted Stock or Restricted Stock Units for five additional years from the date payment would otherwise be made. A Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on the Retired Grantee’s last Election.

(v) Discretion to Provide for Distribution in Full Upon or Following a Change of Control. To the extent permitted by IRS Notice 2005-1, in connection with a Change of Control, and for the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the deferral provisions of the Plan and, notwithstanding any other provision of the Plan or the terms of any Initial Election or Subsequent Election, distribute the Account of each Grantee in full and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections.

(vi) Hardship. Notwithstanding the terms of an Initial Election or Subsequent Election, if, at the Grantee’s request, the Committee determines that the Grantee has incurred a Hardship, the Committee may, in its discretion, authorize the immediate distribution of all or any portion of the Grantee’s Account.

(vii) Other Acceleration Events. To the extent permitted by Q-A 15 of IRS Notice 2005-1, notwithstanding the terms of an Initial Election or Subsequent Election, distribution of all or part of a Grantee’s Account may be made:

(1) To the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

(2) To the extent necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code).

(3) To pay the Federal Insurance Contribution Act (“FICA”) tax imposed under sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”) plus the income tax at source on wages imposed under section 3401 of the Code with respect to the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes, provided that the total amount distributable under this Paragraph 8(d)(vii)(3) shall not exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount.
      (e) Book Accounts. An Account shall be established for each Grantee who makes an Election. Deferred Stock Units shall be credited to the Account as of the date an Election becomes effective. Each Deferred Stock Unit will represent, as applicable, either a hypothetical share of Common Stock or a hypothetical share of Special Common Stock credited to the Account in lieu of delivery of the Shares to which the Election applies. To the extent an Account is deemed invested in the Income Fund, the Committee shall credit earnings with respect to such Account at the Applicable Interest Rate, as further provided in Paragraph 8(g).
      (f) Plan-to-Plan Transfers. The Administrator may delegate its authority to arrange for plan-to-plan transfers as described in this Paragraph 8(f) to an officer of the Company or committee of two or more officers of the Company.

(i) The Administrator may, with a Grantee’s consent, make such arrangements as it may deem appropriate to transfer the Company’s obligation to pay benefits with respect to such Grantee which have not become payable under this Plan, to another employer, whether through a deferred compensation plan, program or arrangement sponsored by such other employer or otherwise, or to another deferred compensation plan, program or arrangement sponsored by the Company or an Affiliate. Following the completion of such transfer, with respect to the benefit transferred, the Grantee shall have no further right to payment under this Plan.

(ii) The Administrator may, with a Grantee’s consent, make such arrangements as it may deem appropriate to assume another employer’s obligation to pay benefits with respect to such Grantee which have not become payable under the deferred compensation plan, program or arrangement under which such future right to payment arose, to the Plan, or to assume a future payment obligation of the Company or an Affiliate under another plan, program or arrangement sponsored by the Company or an Affiliate. Upon the completion of the Plan’s assumption of such payment obligation, the Administrator shall establish an Account for such Grantee, and the Account shall be subject to the rules of this Plan, as in effect from time to time.

(iii) Pursuant to Q-A 19(c) of IRS Notice 2005-1, to the extent provided by the Committee or its delegate, a Grantee may, on or before December 31, 2005, with respect to all or any portion of his or her Grandfathered Amount under the Plan as in effect on December 31, 2004, and with respect to any initial deferrals made after December 31, 2004, make new payment elections as to the form and timing of payment of such amounts as may be permitted under this Plan, provided that following the completion of such new payment election, such amounts shall not be treated as a Grandfathered Amount, but instead shall be treated as a non-Grandfathered Amount, subject to the rules of this Plan.

      (g) Crediting of Income, Gains and Losses on Accounts. Except as otherwise provided in Paragraph 8(h), the value of a Grantee’s Account as of any date shall be determined as if it were invested in the Company Stock Fund.
      (h) Diversification Elections.

(i) In General. A Diversification Election shall be available: (A) at any time that a Registration Statement filed under the 1933 Act (a “Registration Statement”) is effective with respect to the Plan; and (B) with respect to a Special Diversification Election, if and to the extent that the opportunity to make such a Special Diversification Election has been approved by the Committee. No approval is required for a Diversification Election other than a Special Diversification Election.

(ii) Committee Approval of Special Diversification Elections. The opportunity to make a Special Diversification Election and the extent to which a Special Diversification Election applies to Deferred Stock Units credited to the Company Stock Fund may be approved or rejected by the Committee in its sole discretion. A Special Diversification Election shall only be effective if (and to the extent) approved by the Committee.

(iii) Timing and Manner of Making Diversification Elections. Each Grantee and, in the case of a Deceased Grantee, the Successor-in-Interest, may make a Diversification Election to convert up to 40 percent (or in the case of a Special Diversification Election, up to the approved percentage) of Deferred Stock Units attributable to each grant of Restricted Stock or Restricted Stock Units credited to the Company Stock Fund to the Income Fund. No deemed transfers shall be permitted from the Income Fund to the Company Stock Fund. Diversification Elections under this Paragraph 8(h)(iii) shall be prospectively effective on the later of: (A) the date designated by the Grantee on a Diversification Election filed with the Committee; or (B) the business day next following the lapse of six months from the date Deferred Stock Units subject to the Diversification Election are credited to the Grantee’s Account. In no event may a Diversification Election be effective earlier than the business day next following the lapse of six (6) months from the date Deferred Stock Units are credited to the Account following the lapse of restrictions with respect to an Award.

(iv) Timing of Credits. Account balances subject to a Diversification Election under this Paragraph 8(h) shall be deemed transferred from the Company Stock Fund to the Income Fund immediately following the effective date of such Diversification Election. The value of amounts deemed invested in the Income Fund immediately following the effective date of a Diversification Election shall be based on hypothetical sales of Common Stock or Special Common Stock, as applicable, underlying the liquidated Deferred Stock Units at Fair Market Value as of the effective date of a Diversification Election.
      (i) Effect of Distributions within Five Years of Effective Date of Diversification Election. If, pursuant to Paragraphs 8(a) through 8(d), Shares distributable with respect to Deferred Stock Units credited to the Company Stock Fund that are attributable to an Award as to which a Diversification Election was made are distributed on or before the fifth anniversary of the effective date of such

Diversification Election (and, in the case of a Grantee who is a Successor-in-Interest, whether or not such Diversification Election was made by a Grantee’s predecessor-in-interest), then, except as may otherwise be provided by the Committee in its sole and absolute discretion, the following percentage of the Grantee’s Account credited to the Income Fund and attributable to such Diversification Election shall be distributed simultaneously with such Shares, without regard to any election to the contrary:

Distributable Percentage of Corresponding
Time that Shares are Distributable	Income Fund Amount

On or before the third anniversary of a Diversification Election	60%

After the third anniversary of a Diversification Election and on or before the fourth anniversary of a Diversification Election	40%

After the fourth anniversary of a Diversification Election and on or before the fifth anniversary of a Diversification Election	20%

After the fifth anniversary of a Diversification Election	0%

      (j) Grantees’ Status as General Creditors. A Grantee’s right to delivery of Shares subject to an Election under this Paragraph 8, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall at all times represent the general obligation of the Company. The Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation. Nothing contained in the Plan or an Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the Plan or an Award shall be construed to eliminate any priority or preferred position of a Grantee in a bankruptcy matter with respect to claims for wages.
      (k) Non-Assignability, Etc. The right of a Grantee to receive Shares subject to an Election under this Paragraph 8, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall not be subject in any manner to attachment or other legal process for the debts of such Grantee; and no right to receive Shares or cash payments hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
9.     Securities Laws; Taxes
      (a) Securities Laws. The Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then- existing requirements of the 1933 Act and the 1934 Act, including Rule 16b-3. Such conditions may include the delivery by the Grantee of an investment representation to the Company in connection with a Vesting Date occurring with respect to Shares subject to an Award, or the execution of an agreement by the Grantee to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.
      (b) Taxes. Subject to the rules of Paragraph 9(c), the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award or the occurrence of a Vesting Date with respect to any Award. The Company shall not be required to deliver Shares pursuant to any Award until it has been indemnified to its satisfaction for any such tax, charge or assessment.
      (c) Payment of Tax Liabilities; Election to Withhold Shares or Pay Cash to Satisfy Tax Liability.

(i) In connection with the grant of any Award or the occurrence of a Vesting Date under any Award, the Company shall have the right to (A) require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Shares subject to such Award, or (B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.

(ii) Except as otherwise provided in this Paragraph 9(c)(ii), any tax liabilities incurred in connection with grant of any Award or the occurrence of a Vesting Date under any Award under the Plan shall be satisfied by the Company’s withholding a portion of the Shares subject to such Award having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Grantee. Notwithstanding the foregoing, the Committee may permit a Grantee to elect one or both of the following: (A) to have taxes withheld in excess of the minimum amount required to be withheld by the Company under applicable law; provided that the Grantee certifies in writing to the Company at the time of such election that the Grantee owns Other Available Shares having a Fair Market Value that is at least equal to the Fair Market Value to be withheld by the Company in payment of withholding taxes in excess of such minimum amount; and (B) to pay to the Company in cash all or a portion of the taxes to be withheld in connection with such grant or Vesting Date. In all cases, the Shares so withheld by the Company shall have a Fair Market Value that does not exceed the amount of taxes to be withheld minus the cash payment, if any, made by the Grantee. Any election pursuant to this Paragraph 9(c)(ii) must be in writing made prior to the date specified by the Committee, and in any event prior to the date the amount of tax to be withheld or paid is determined. An election pursuant to this Paragraph 9(c)(ii) may be made only by a Grantee or, in the event of the Grantee’s death, by the Grantee’s legal representative. No Shares withheld pursuant to this Paragraph 9(c)(ii) shall be available for subsequent grants under the Plan. The Committee may add such other requirements and limitations regarding elections pursuant to this Paragraph 9(c)(ii) as it deems appropriate.

10.     Changes in Capitalization
      The aggregate number of Shares and class of Shares as to which Awards may be granted and the number of Shares covered by each outstanding Award shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Shares and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Shares and/or other outstanding equity securities on the conversion of other securities of the Company which are convertible into Shares and/or other outstanding equity securities) affecting the Shares which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Paragraph 10 and any such determination by the Committee shall be final, binding and conclusive.
11.     Terminating Events
      The Committee shall give Grantees at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any conditions to the occurrence of a Vesting Date with respect to an Award of Restricted Stock or Restricted Stock Units (other than Restricted Stock or Restricted Stock Units that have previously been forfeited) shall be eliminated, in full or in part. Further, the Committee may, in its discretion, provide in such notice that notwithstanding any other provision of the Plan or the terms of any Election made pursuant to Paragraph 8, upon the consummation of a Terminating Event, Shares issuable with respect to Restricted Stock or Restricted Stock Units subject to an Election made pursuant to Paragraph 8 shall be transferred to the Grantee, and all amounts credited to the Income Fund shall be paid to the Grantee.

12.     Claims Procedure
      If an individual (hereinafter referred to as the “Applicant,” which reference shall include the legal representative, if any, of the individual) does not receive timely payment of benefits to which the Applicant believes he is entitled under Paragraph 8 of the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.
      An Applicant may file a claim for benefits with the Committee on a form supplied by the Committee. If the Committee wholly or partially denies a claim, the Committee shall provide the Applicant with a written notice stating:
      (a) The specific reason or reasons for the denial;
      (b) Specific reference to pertinent Plan provisions on which the denial is based;
      (c) A description of any additional material or information necessary for Applicant to perfect the claim and an explanation of why such material or information is necessary; and
      (d) Appropriate information as to the steps to be taken in order to submit a claim for review.
      Written notice of a denial of a claim shall be provided within 90 days of the receipt of the claim, provided that if special circumstances require an extension of time for processing the claim, the Committee may notify the Applicant in writing that an additional period of up to 90 days will be required to process the claim.
      If the Applicant’s claim is denied, the Applicant shall have 60 days from the date of receipt of written notice of the denial of the claim to request a review of the denial of the claim by the Committee. Request for review of the denial of a claim must be submitted in writing. The Applicant shall have the right to review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall provide a written decision within 60 days of its receipt of the Applicant’s request for review, provided that if special circumstances require an extension of time for processing the review of the Applicant’s claim, the Committee may notify the Applicant in writing that an additional period of up to 60 days shall be required to process the Applicant’s request for review.
      It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.
      Claims for benefits under the Plan must be filed with the Committee at the following address:

Comcast Corporation 1500 Market Street Philadelphia, PA 19102 Attention: General Counsel
13.     Amendment and Termination
      The Plan may be terminated by the Board at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be affected by any such termination or amendment without the written consent of the Grantee.

14.     Effective Date
      The effective date of this amendment and restatement of the Plan is December 14, 2005.
15.     Governing Law
      The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Pennsylvania law.
      Executed as of the 14th day of December, 2005.

COMCAST CORPORATION

By:	/s/ David L. Cohen

Attest:	/s/ Arthur R. Block

Appendix C
COMCAST CORPORATION
2006 CASH BONUS PLAN
(Effective January 1, 2006)

1.	Background and Purpose
      Comcast Corporation, a Pennsylvania corporation, hereby adopts the Comcast Corporation 2006 Cash Bonus Plan (the “Plan”), effective as of January 1, 2006, as the successor to the Comcast Corporation 2002 Executive Cash Bonus Plan (the “Executive Plan”), the Comcast Corporation 2002 Supplemental Cash Bonus Plan (the “Supplemental Plan”) and the Comcast Corporation 2004 Management Achievement Plan (the “MAP”). The purpose of the Plan is to provide management employees of Comcast Corporation (the “Company”) and the Company’s Affiliates (as defined below) with an incentive to accomplish such business objectives as from time to time may be determined by the Committee.

2.	Definitions
      (a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
      (b) “Award” means a cash bonus award granted under the Plan. An Award shall be expressed as the percentage of a Grantee’s base salary payable for a Plan Year that shall become payable if the Targets established by the Committee are satisfied. The portion of an Award that shall be payable to a Grantee shall be determined by the Committee in accordance with the rules established for the Award for each Plan Year.
      (c) “Board” means the Board of Directors of the Company.
      (d) “Change of Control” means any transaction or series of transactions as a result of which any Person who was a Third Party immediately before such transaction or series of transactions owns then-outstanding securities of the Company such that such Person has the ability to direct the management of the Company, as determined by the Board in its discretion. The Board may also determine that a Change of Control shall occur upon the completion of one or more proposed transactions. The Board’s determination shall be final and binding.
      (e) “Committee” means the Compensation Committee of the Board or such other committee of the Board assigned by the Board to administer the Plan.
      (f) “Company” means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
      (g) “Date of Grant” means the date on which an Award is granted.
      (h) “Eligible Employee” means an employee of the Company or an Affiliate, as determined by the Committee.
      (i) “Grantee” means an Eligible Employee who is granted an Award.
      (j) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

      (k) “Plan” means the Comcast Corporation 2006 Cash Bonus Plan as set forth herein, and as amended from time to time.
      (l) “Plan Year” means the calendar year.
      (m) “Qualitative Performance Standards” means performance standards other than Quantitative Performance Standards, including but not limited to customer service, management effectiveness, workforce diversity and other Qualitative Performance Standards relevant to the Company’s business, as may be established by the Committee, and the achievement of which shall be determined in the discretion of the Committee.
      (n) “Quantitative Performance Standards” means performance standards such as income, expense, operating cash flow, capital spending, numbers of customers of or subscribers for various services and products offered by the Company or a division, customer service measurements and other objective financial or service-based standards relevant to the Company’s business as may be established by the Committee.
      (o) “Target” means, for any Plan Year, the Qualitative Performance Standards and the Quantitative Performance Standards established by the Committee, in its discretion. Qualitative Performance Standards, Quantitative Performance Standards and the weighting of such Standards may differ from Plan Year to Plan Year, and within a Plan Year, may differ among Grantees or classes of Grantees.
      (p) “Terminating Event” means any of the following events:

(i) the liquidation of the Company; or

(ii) a Change of Control.
      (q) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

3.	Administration of the Plan
      (a) Administration. The Plan shall be administered by the Committee. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto;

(iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate; and

(iv) determine whether the conditions to the payment of a cash bonus pursuant to an Award have been satisfied.
The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.
      (b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those Eligible Employees to whom Awards shall be granted under the Plan, to determine the amount of cash to be paid pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award.

      (c) Delegation of Authority.

(i) Named Executive Officers and Section 16(b) Officers. All authority with respect to the grant, amendment, interpretation and administration of Awards with respect to any Eligible Employee who is either (x) a Named Executive Officer (i.e., an officer who is required to be listed in the Company’s Proxy Statement Compensation Table) or (y) is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act, is reserved to the Committee.

(ii) Senior Officers and Highly Compensated Employees. The Committee may delegate to a committee consisting of the Chairman of the Committee and one or more officers of the Company designated by the Committee, discretion under the Plan to grant, amend, interpret and administer Awards with respect to any Eligible Employee who (x) holds a position with Comcast Corporation of Senior Vice President or a position of higher rank than Senior Vice President or (y) has a base salary of $500,000 or more.

(iii) Other Employees. The Committee may delegate to an officer of the Company, or a committee of two or more officers of the Company, discretion under the Plan to grant, amend, interpret and administer Awards with respect to any Eligible Employee other than an Eligible Employee described in Paragraph 3(c)(i) or Paragraph 3(c)(ii).

(iv) Termination of Delegation of Authority. Delegation of authority as provided under this Paragraph 3(c) shall continue in effect until the earliest of:

(x) such time as the Committee shall, in its discretion, revoke such delegation of authority;

(y) in the case of delegation under Paragraph 5(c)(ii), the delegate shall cease to serve as Chairman of the Committee or serve as an employee of the Company for any reason, as the case may be and in the case of delegation under Paragraph 5(c)(iii), the delegate shall cease to serve as an employee of the Company for any reason; or

(z) the delegate shall notify the Committee that he declines to continue exercise such authority.
      (d) Grantee Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

4.	Eligibility
      Awards may be granted only to Eligible Employees of the Company and its Affiliates, as determined by the Committee. No Awards shall be granted to an individual who is not an Eligible Employee of the Company or an Affiliate of the Company.

5.	Awards
      The Committee may grant Awards in accordance with the Plan. The terms and conditions of Awards shall be as determined from time to time by the Committee, consistent, however, with the following:

(a) Time of Grant. Awards may be granted at any time from the date of adoption of the Plan by the Board until the Plan is terminated by the Board or the Committee.

(b) Non-uniformity of Awards. The provisions of Awards need not be the same with respect to each Grantee.

(c) Establishment of Targets and Conditions to Payment of Awards.

(i) Awards shall be expressed as a percentage of a Grantee’s base salary.

(ii) The Committee shall establish such conditions on the payment of a bonus pursuant to an Award as it may, in its sole discretion, deem appropriate.

(iii) The Award may provide for the payment of Awards in installments, or upon the satisfaction of Qualitative Performance Standards or Quantitative Performance Standards, on an individual, divisional or Company-wide basis, as determined by the Committee.

(iv) The Committee shall establish the Targets for each Plan Year no later than 90 days after the first day of the Plan Year, or, if sooner, within the first 25% of the Plan Year, provided, however, that the Committee must determine that, as of the date the Quantitative Performance Standards are established, it is substantially uncertain whether the Quantitative Performance Standards will be achieved. Each Grantee shall be entitled to receive payment of the Award for a Plan Year only after certification by the Committee that the Targets established by the Committee for such Plan Year have been satisfied. The Company shall pay the Awards under the Plan to each Grantee as soon as practicable with respect to each Plan Year, but not later than 2 1/2 months following the close of such Plan Year.

(v) For purposes of calculating whether any Quantitative Performance Standard has been met, in the event there is a significant acquisition or disposition of any assets, business division, company or other business operations of the Company or such division or business unit that is reasonably expected to have an effect on the Quantitative Performance Standard as otherwise determined under the terms of the Plan, the relevant performance objectives shall be adjusted to take into account the impact of such acquisition or disposition by increasing or decreasing such goals in the same proportion as the relevant performance measure of the Company or such division or business unit would have been affected for the prior performance measurement period on a pro forma basis had such an acquisition or disposition occurred on the same date during the prior performance measurement period; provided further that such adjustment shall be based upon the historical equivalent of the relevant performance measure of the business or assets so acquired or disposed of for the prior performance measurement period, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior performance measurement period and the current performance measurement period.

(vi) Notwithstanding the determination of the amount of a Grantee’s bonus payable with respect to any Plan Year under the Plan, the Committee shall have the discretion to reduce or eliminate the bonus otherwise payable to a Grantee if it determines that such a reduction or elimination of the bonus is in the best interests of the Company. In addition, in the discretion of the Committee, based on the satisfaction of performance standards as it may determine, whether or not previously designated as a Target, such additional amounts as may be determined by the Committee may be included in an Award for a Plan Year.

(e) Termination of Grantee’s Employment.

(1) A transfer of an Eligible Employee between two employers, each of which is the Company or an Affiliate of the Company (a “Transfer”), shall not be deemed a termination of employment. The Committee may grant Awards pursuant to which the Committee reserves the right to modify the calculation of an Award in connection with a Transfer. In general, except as otherwise provided by the Committee at the time an Award is granted or in connection with a Transfer, upon the Transfer of a Grantee between divisions while an Award is outstanding and unexpired, the outstanding Award shall be treated as having terminated and expired, and a new Award shall be treated as having been made, effective as of the effective date of the Transfer, for the portion of the Award which had not expired or been paid, but subject to the performance and payment conditions applicable generally to Awards for Grantees who are employees of the transferee division, all as shall be determined by the Committee in an equitable manner.

(2) In the event that a Grantee terminates employment with the Company and its Affiliates, all Awards remaining subject to conditions to payment shall be forfeited by the Grantee and deemed canceled by the Company.

(f) Maximum Grant. In no event shall the amount paid to any Grantee pursuant to an Award for any Plan Year exceed $12 million.

(g) Shareholder Approval. The effectiveness of the grants of Awards under the Plan relating to payments on the satisfaction of the Quantitative Performance Standards established by the Committee from time to time shall be conditioned on the approval of the Plan by the Company’s shareholders.

6.	Terminating Events
      The Committee shall give Grantees at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event. The Committee may, in its discretion, provide in such notice that upon the consummation of such Terminating Event, any remaining conditions to payment of a Grantee’s Award shall be waived, in whole or in part.

7.	Amendment and Termination
      No Awards shall be granted for any period commencing after December 31, 2015, provided that the effectiveness of the grants of Awards under the Plan after December 31, 2010 relating to payments on the satisfaction of the Quantitative Performance Standards established by the Committee from time to time shall be conditioned on the approval of the Plan by the Company’s shareholders. To the extent that awards are or have been made pursuant to the terms of the Executive Plan, the Supplemental Plan or the MAP, the Committee may, in its discretion, treat such awards as Awards under this Plan. The Plan may be terminated by the Board or the Committee at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be affected by any such termination or amendment without the written consent of the Grantee.

8.	Miscellaneous Provisions
      (a) Unsecured Creditor Status. A Grantee entitled to payment of an Award hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Grantee or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.
      (b) Non-Assignment of Awards. The Grantee shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Plan or an Award, provided that the right to payment under an Award may pass by will or the laws of descent and distribution.
      (c) Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Grantee may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Grantee under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.
      (d) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.
      (e) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Grantee the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Grantee), or otherwise deal with any employee (including a Grantee) to the same extent as though the Plan had not been adopted.
      (f) Incapacity. If the Committee determines that a Grantee is unable to care for his affairs because of illness or accident, any benefit due such Grantee under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Grantee (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.
      (g) Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Award or lapse of restrictions under any Award as it may deem necessary or appropriate, in its sole discretion.

9.	Governing Law
      The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with Pennsylvania law.

10.	Effective Date
      The effective date of the Plan is January 1, 2006.
Executed as of the 21st day of March, 2006

COMCAST CORPORATION

By:	/s/ David L. Cohen

Attest:	/s/ Arthur R. Block

CO-PS-2006

Admission Ticket
Notice of 2006 Annual Meeting
Thursday, May 18, 2006, 9:00 a.m.
Wachovia Complex
3601 South Broad Street
Philadelphia, PA 19148
Please present this ticket for admittance of
shareholder(s) named to the left, together
with one guest.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐	Mark this box with an X if you plan to attend the annual meeting of shareholders.

☐	Mark this box with an X to discontinue annual report mailing for your account (a proxy card and proxy statement will continue to be mailed).

A Election of Directors – The Board of Directors recommends a vote “FOR” all director nominees.

1. Nominees:	(01) S. Decker Anstrom	(02) Kenneth J. Bacon	(03) Sheldon M. Bonovitz	(04) Edward D. Breen
	(05) Julian A. Brodsky	(06) Joseph J. Collins	(07) J. Michael Cook	(08) Jeffrey A. Honickman
	(09) Brian L. Roberts	(10) Ralph J. Roberts	(11) Dr. Judith Rodin	(12) Michael I. Sovern

☐	TO VOTE FOR ALL NOMINEES	☐	TO WITHHOLD VOTE FROM ALL NOMINEES

☐	FOR ALL EXCEPT	To withhold a vote for a specific nominee, mark this box with an X and the numbered box to the right from the numbered list of nominees above.

01 – ☐	02 – ☐	03 – ☐	04 – ☐
05 – ☐	06 – ☐	07 – ☐	08 – ☐
09 – ☐	10 – ☐	11 – ☐	12 – ☐

B Proposals – The Board of Directors recommends a vote “FOR” proposals 2–5.

	For	Against	Abstain

2. Independent Auditors.	☐	☐	☐

3. 2002 Employee Stock Purchase Plan.	☐	☐	☐

4. 2002 Restricted Stock Plan.	☐	☐	☐

5. 2006 Cash Bonus Plan.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” shareholder proposals 6-10.

	For	Against	Abstain

6. Prevent the issuance of new stock options.	☐	☐	☐

7. Require that the Chairman of the Board not be an employee.	☐	☐	☐

8. Limit compensation for management.	☐	☐	☐

9. Adopt a recapitalization plan.	☐	☐	☐

10. Establish a majority vote shareholder committee.	☐	☐	☐

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.
Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

■	0 0 8 4 1 7 1	8 U P X	C O Y	+

Annual Meeting Agenda
8:00 a.m. Doors Open to Meeting Room
9:00 a.m. Welcome and Introduction; Matters for Shareholder Vote
DIRECTIONS
From New Jersey via the Walt Whitman Bridge
Take the Broad Street exit. At the bottom of the ramp, make a left on to Broad Street and follow the signs to the Sports Complex. The Wachovia Complex will be on your left.
From Interstate 76/Schuylkill Expressway
From I-76 Eastbound, follow the signs for South Jersey, Walt Whitman Bridge and Sports Complex. Take the Broad Street exit. At the bottom of the exit ramp, make a right on to Broad Street. The Wachovia Complex will be on your left.
From Interstate 476/Blue Route
Take I-476 South to the end. Follow signs for I-95 North, Philadelphia. Take
I-95 North to Broad Street exit. The Wachovia Complex will be on your right.
From Interstate 95
From I-95 Northbound or Southbound, take the Broad Street exit. The Wachovia Complex will be on your right.
Public Transportation
SEPTA (Southeastern Pennsylvania Transportation Authority). Take the Broad Street (Orange) line South to the Pattison Ave. stop (last stop). When you exit the subway, the Wachovia Complex will be immediately to the south and east.
Parking Information
There is ample free parking available in the Wachovia Complex. Shareholders should use the main entrance to the Wachovia Complex which is located on Broad Street at 3601 South Broad Street. The gate attendant will direct you to the parking area and building.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 18, 2006
I hereby appoint David L. Cohen and Arthur R. Block, and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all my shares in Comcast Corporation at the annual meeting of shareholders to be held at the Wachovia Complex, 3601 South Broad Street, Philadelphia, PA 19148 at 9:00 a.m. Eastern Time on May 18, 2006, and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in his discretion. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.
I acknowledge receipt of the notice of annual meeting of shareholders, and the proxy statement and 2005 annual report of Comcast Corporation.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If your card is signed and returned without instructions, except as otherwise required by the plan noted below, your shares will be voted in favor of all the director nominees, in favor of Proposals 2–5 and against Proposals 6-10. Voting by Internet, telephone or mail votes all your shares as a shareholder of record and in the Comcast Corporation Retirement-Investment Plan. If you do not vote by Internet or telephone, mail a proxy card or attend the annual meeting and vote by ballot, your shares will not be voted, except that if you hold shares in the Comcast Corporation Retirement-Investment Plan and do not return your proxy card or do not specify how to vote your shares on your proxy card, the plan trustee will vote your shares in the same proportion on each matter as it votes shares held in this plan for which voting directions were received. If you are voting with this proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to Comcast Corporation c/o Computershare, N.A., P.O. Box 43106, Providence, RI 02940.
IMPORTANT NOTICE: All annual meeting attendees may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before entering the meeting. In addition, video and audio recording devices and other electronic devices will not be permitted at the annual meeting, and attendees will be subject to security inspections.
INTERNET AND TELEPHONE VOTING INSTRUCTIONS
You can vote by Internet or telephone! Available 24 hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
If you vote by the Internet or telephone, please DO NOT mail back this proxy card.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Time, on May 17, 2006.
THANK YOU FOR VOTING.